SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant toSec.240.14a-12

FSP 50 South Tenth Street Corp.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated in accordance with Exchange Act Rule 0-11 and Fee Rate Advisory No. 1 for fiscal year 2014 issued by the Securities and Exchange Commission.

4)	Proposed maximum aggregate value of transaction:

$164,500,000

5)	Total fee paid:

$21,188

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2)	Form, Schedule, or Registration Statement No.:

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4)	Date Filed:

FSP 50 South Tenth Street Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

July 31, 2014

Dear Stockholder:

On behalf of the Board of FSP 50 South Tenth Street Corp. (the “Company”), we are writing to request your written consent to the following proposals.

•	Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in downtown Minneapolis, Minnesota (collectively, the “Property”) to an unaffiliated third-party buyer (“Buyer”), for a gross sales price in the aggregate of at least $164,500,000 as further described in the information statement that accompanies this letter or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.
•	Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution (the “Dissolution”, and together with the “Sale”, the “Proposals”).

The Sale will constitute the sale of substantially all of the assets of the Company within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). The Dissolution will constitute the dissolution of the Company within the meaning of Section 275 of the DGCL. Consequently, pursuant to the DGCL and the Company’s certificate of incorporation, the Sale requires the Company to obtain the consent of the stockholders owning a majority of the outstanding preferred stock and a majority of the outstanding common stock of the Company, each voting as a separate class, and the Dissolution requires the Company to obtain the consent of the stockholders owning a majority of the outstanding common stock of the Company.

If the Sale is consummated, the Company will discharge certain of its liabilities upon closing, including but not limited to approximately $106,200,000 outstanding under a term loan credit facility with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) and any breakage fees associated with its interest rate swap agreement, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to a purchase and sale agreement and other outstanding amounts. As a result, if the stockholders approve the Proposals, we estimate

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that the aggregate amount of the total cash distributions to stockholders will be at least $92,500 per share of preferred stock (assuming the asset sale is consummated on the terms expected to be set forth in a purchase and sale agreement, including a gross sales price in the aggregate of at least $164,500,000). We do not expect any cash distributions to be made on the single share of common stock owned by Franklin Street Properties Corp. (“FSP Corp.”) These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. The Company intends to pay a regular dividend in August 2014 of $1,290 per share of preferred stock. Dividends of $42,796 per share of preferred stock have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering for $100,000 and receives the August dividend will have received a total return of $136,586, assuming a payment of $92,500 per share of preferred stock as a result of adoption of the Proposals.

FSP Corp. is the sole stockholder of our one share of common stock, and pursuant to a voting agreement, has agreed to vote that single share on the approval of the Sale in the manner voted by the holders (including FSP Corp. and its affiliates) of a majority of the outstanding shares of preferred stock with respect to the Sale. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock to approve the Dissolution. For avoidance of doubt, FSP Corp. will not vote its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale.

Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp. Because FSP Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, as the sole common stockholder, FSP Corp. would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, and then would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata. We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp.

The Board has unanimously approved the proposals and unanimously recommends that you consent to the proposals set forth in the attached information statement.

The Board has fixed May 15, 2014 as the record date for purposes of this consent solicitation. Therefore, only holders who owned shares of our preferred stock or common stock as of the close of business on May 15, 2014 are eligible to provide their written consent.

Enclosed for your consideration is an information statement, dated July 31, 2014 and a form of consent (the “Consent Form”). Please review this letter and the information in the

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attached information statement and return the enclosed Consent Form per the instructions provided in the information statement.

Your participation is very important. Please sign, date and return your Consent Form as soon as possible.

BY ORDER OF THE BOARD OF DIRECTORS.

Sincerely,

/s/ George J. Carter
George J. Carter
Chairman and President

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FSP 50 South Tenth Street Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

NOTICE OF SOLICITATION OF ACTION OF STOCKHOLDERS
BY WRITTEN CONSENT IN LIEU OF MEETING OF STOCKHOLDERS

July 31, 2014

This information statement and the accompanying documents are being furnished to the stockholders of record as of the close of business on May 15, 2014 (the “Record Date”) of FSP 50 South Tenth Street Corp., a Delaware corporation (the “Company”), in connection with the solicitation of written consents to the following proposals.

•	Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in downtown Minneapolis, Minnesota (collectively, the “Property”) to an unaffiliated third-party buyer ( “Buyer”), for a gross sales price in the aggregate of at least $164,500,000 as further described in the information statement that accompanies this letter or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.
•	Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution (the “Dissolution”, and together with the “Sale”, the “Proposals”).

AFTER CONSULTATION WITH ITS LEGAL ADVISORS AND CONSIDERATION OF VARIOUS FACTORS DISCUSSED IN THE ACCOMPANYING INFORMATION STATEMENT, THE FSP 50 SOUTH TENTH STREET CORP. BOARD OF DIRECTORS HAS APPROVED THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT YOU CONSENT TO THE PROPOSALS. The Proposals are described in more detail in the accompanying information statement, which you should read in its entirety before voting.

Your vote is very important, regardless of the number of shares of Company stock you own. Only stockholders of record at the close of business on the Record Date are entitled to consent, to withhold their consent, abstain or to revoke their consent to the Proposals. Any consent to the Sale may be revoked or changed in writing at any time prior to the close of

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business on the date that consents signed by holders of a majority of the outstanding shares of preferred stock and the holders of a majority of the outstanding shares of common stock, each voting as a separate class, approving the Sale, are received by us. Any consent to the Dissolution may be revoked or changed in writing at any time prior to the time that consents signed by holders of a majority of the outstanding shares of common stock approving the Dissolution are received by us.

The Sale will constitute the sale of substantially all of the assets of the Company within the meaning of Section 271 of the General Corporation Law of the State of Delaware (the “DGCL”). The Dissolution of the Company will constitute the dissolution of the Company within the meaning of Section 275 of the DGCL. Consequently, pursuant to the DGCL and the Company’s certificate of incorporation, the Sale requires the Company to obtain the consent of the stockholders owning a majority of the outstanding preferred stock and a majority of the outstanding common stock of the Company, each voting as a separate class, and the Dissolution requires the Company to obtain the consent of the stockholders owning a majority of the outstanding common stock of the Company.

Franklin Street Properties Corp. (“FSP Corp.”) is the sole stockholder of our one share of common stock, and pursuant to a voting agreement, has agreed to vote that single share in the manner voted by the holders (including FSP Corp. and its affiliates) of a majority of the outstanding shares of preferred stock with respect to the Sale. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock to approve the Dissolution. For avoidance of doubt, FSP Corp. will not vote its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale. If the requisite stockholder consent is not received with regard to the Proposals, the Company will not proceed with the Sale or the Dissolution. The Company hereby requests your consent to the Proposals.

In order to eliminate the costs and management time involved in holding a special meeting of stockholders and in order to effect the Sale and Dissolution on the earliest possible date, the Board determined to seek the written consent of our stockholders. As discussed in this information statement, the Board has unanimously recommended that the stockholders consent to the Proposals.

The Sale will be approved if and when we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. The Dissolution will be approved if and when we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. The withholding of consent, abstention or the failure to deliver a Consent Form will all have the effect of a vote withholding consent to the Proposals.

We are distributing this information statement and the accompanying Consent Form to the Company stockholders on or about August 7, 2014.

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BY ORDER OF THE BOARD OF DIRECTORS.

/s/ George J. Carter
George J. Carter
Chairman and President

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SUMMARY TERM SHEET

The following summary briefly describes the material terms of the proposed sale of the Property, which constitutes the sale of substantially all of our assets, to an unaffiliated third-party buyer (“Buyer”) whom we expect to be able to perform under a purchase and sale agreement dated June 25, 2014 (the “Purchase and Sale Agreement”) attached hereto as Annex C, and the proposed dissolution of the Company and adoption of a plan of dissolution following the closing of the sale. This summary does not contain all the information that may be important for you to consider when evaluating the proposed transaction. We encourage you to read this information statement and the annex attached to the information statement before consenting to the Proposals. We have included cross references to direct you to a more complete description of the topics described in this summary.

•	Description of the Property (see page 21).

The Property, which is located at 50 South Tenth Street, Minneapolis, Minnesota, contains approximately 498,768 rentable square feet of space. It is occupied by multiple office and retail tenants, and as of March 31, 2014, was approximately 99.6% leased, primarily to Target Corporation. We purchased the Property from an unaffiliated third-party on November 8, 2006 for $127,000,000, financed through a loan from FSP Corp. collateralized by a first mortgage.

•	Gross Sales Price Payable to Us (see page 12).

We are seeking stockholder consent to sell the Property for a gross sales price in the aggregate of at least $164,500,000. “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

•	Required Vote (see pages 26 and 38).

We are seeking stockholder approval of the sale of the Property to Buyer or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000, and stockholder approval of our dissolution following the closing of such sale. We are required to obtain the affirmative vote of a majority of our outstanding preferred stock and our outstanding common stock, each voting as a separate class, to approve the proposed sale of the Property. We are required to obtain the affirmative vote of a majority of our outstanding common stock to approve the dissolution and adopt the plan of dissolution.

•	Directors’ Recommendations (see page 9).

After considering a number of factors, our Board believes that the sale of the Property to Buyer and our subsequent dissolution following the closing of such sale are in the Company and our stockholders’ best interest. The Board has approved the sale of the Property and our dissolution following such sale and recommends that the stockholders of the Company approve the same.

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•	Principal Provisions of a Purchase and Sale Agreement (see page 24).

On June 25, 2014, we entered into the Purchase and Sale Agreement with Buyer. Pursuant to the Purchase and Sale Agreement, the gross sales price of the Property is $164,500,000 and the purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for Buyer, which expired on July 18, 2014.  Assuming that the closing conditions are satisfied, the closing of the purchase of the Property will take place on or about September 2, 2014. If we do not obtain the required stockholder vote approving the Sale by September 2, 2014, we have the right to extend the date of the closing for up to 30 days in order to obtain such approval. In addition, pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer for all documented incurred expenses up to a maximum of $300,000 in aggregate.

•	Principal Provisions of the Plan of Dissolution (see page 28).

The plan of dissolution provides that, following its approval by the holders of a majority of our outstanding common stock and the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, our activities will be limited to winding up our business and affairs including the distribution of our assets to the stockholders of the Company in one or more liquidating distributions. The plan of dissolution also provides that the Company may, following the dissolution of the Company, transfer the Company’s remaining assets to a liquidating trust.

•	Risk Factors (see page 4).

In evaluating the Proposals, you should carefully read this information statement and consider the factors discussed in the section entitled “Risk Factors.”

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QUESTIONS AND ANSWERS REGARDING THE PROPOSALS

Q.     WHAT AM I BEING ASKED TO CONSENT TO?

A.     You are being asked to give your written consent to the following proposals.

Proposal #1: For consideration by holders of preferred stock and the holder of common stock of the Company: To approve the sale by the Company of the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in downtown Minneapolis, Minnesota (collectively, the “Property”) to an unaffiliated third-party buyer (“Buyer”), for a gross sales price in the aggregate of at least $164,500,000 as further described in this information statement or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

Proposal #2: For consideration by the holder of common stock of the Company: To approve the dissolution of the Company following the closing of the Sale and adoption of the plan of dissolution (the “Dissolution”, and together with the “Sale”, the “Proposals”).

Q.     WHAT WILL HAPPEN IF THE PROPOSED SALE OF THE PROPERTY AND THE PROPOSED DISSOLUTION ARE APPROVED?

A.     If the Sale, constituting the sale of substantially all of the assets of the Company, and the Dissolution are approved by the stockholders, we will seek to consummate the Sale in accordance with the terms of the Purchase and Sale Agreement with Buyer, including the transfer of the existing leases with unrelated third-party tenants, for a gross sales price of $164,500,000. Following the closing of the Sale, the Company intends to dissolve and distribute the net proceeds from the Sale, along with any other assets of the Company, as applicable, to the stockholders in accordance with the certificate of incorporation and by-laws of the Company, and applicable law.

Even if the requisite stockholder approvals for the Proposals are obtained, there is no guarantee that we will successfully consummate the Sale on terms acceptable to our Board. Therefore there is no guarantee that the Sale will be consummated or that the Company will be dissolved if the Proposals are approved.

Q.     WHAT WILL HAPPEN IF THE SALE OF THE PROPERTY IS NOT APPROVED?

A.     Pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer for all documented incurred expenses up to a maximum of $300,000 in aggregate, and we will not

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consummate the Sale. Additionally, the Dissolution will not occur, whether or not we have obtained the required stockholder vote approving the Dissolution.

If the Sale is not approved by the stockholders, the Company intends to continue to own and operate the Property. In addition, the Company will seek to replace its approximately $106,200,000 term loan (the “Term Loan”) credit facility with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) on or before its maturity on July 27, 2017, but there can be no assurance that the Company will be able to do so, or if it can, what the principal amount and terms of any such replacement financing will be.

The Company entered into the Term Loan with Bank of America, N.A. and RBS Citizens, National Association on July 27, 2012. So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. Although the interest rate on the Term Loan is variable, the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with Bank of America, N.A. On July 27, 2012, the Company entered into an ISDA Master Agreement with Bank of America, N.A. that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum.

Q.     WILL THE COMPANY DECLARE AND PAY DIVIDENDS IF THE SALE OF THE PROPERTY IS NOT APPROVED?

A:     If the sale of the Property is not approved, the Company expects to continue to declare and pay quarterly dividends. The exact amount of and timing of any such dividends will be determined by the Company’s Board in its sole discretion. However, there is no guarantee that the Company will declare and pay any dividends for any particular quarter.

Q.     WHAT WILL I RECEIVE IN THE EVENT OF A SALE OF THE PROPERTY AND DISSOLUTION OF THE COMPANY?

A.     Upon closing of the Sale and the Dissolution, you will be entitled to receive a portion of the assets of the Company, including the cash consideration paid for the Property, taking into account the Company’s obligation to discharge certain liabilities upon closing of the Sale, including but not limited to the approximately $106,200,000 outstanding under the Term Loan with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) and any breakage fees associated with its interest rate swap agreement, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts. Your share of the assets of the Company will be determined in accordance with the terms of the Company’s certificate of incorporation and applicable law.

We estimate that the aggregate amount of total cash distributions to stockholders will be at least $92,500 per share of preferred stock (assuming the asset sale is consummated on the

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terms set forth in the Purchase and Sale Agreement, including a gross sales price in the aggregate of $164,500,000). We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp. These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. The Company intends to pay a regular dividend in August 2014 of $1,290 per share of preferred stock. Dividends of $42,796 per share of preferred stock have been paid to date, so a stockholder who purchased a share of preferred stock in the Company’s offering for $100,000 and receives the August dividend will have received a total return of $136,586, assuming a payment of $92,500 per share of preferred stock as a result of adoption of the Proposals.

Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp. Because FSP Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, as the sole common stockholder, FSP Corp. would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, and then would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata. We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp.

Q:     How do I know if the price established by our Board for the sale of the Property and the proceeds payable to me upon the dissolution of the COMPANY are fair to me?

A:     In order to obtain the best price reasonably available for the Property, we have engaged CBRE, Inc. (the “Broker”) to solicit third-party purchaser bids through an auction process. The Board considered various objective and subjective factors in selecting the winning bid from Buyer, including but not limited to the proposed final purchase price, any proposed financing contingencies, prior dealings with bidders and additional factors indicative of a bidder’s ability to perform or other conditions to closing under the Purchase and Sale Agreement. We believe this process has resulted in the best reasonably available transaction for the Property for our stockholders. You should carefully read the information presented in this information statement and the factors considered by our Board and make your own determination.

Q:     What should I do if I think the MINIMUM price for the Property is too low?

A:     In order to obtain the best price reasonably available for the Property, we have engaged the Broker to solicit third-party purchaser bids through an auction process. The final purchase price was determined by market interest in the Property. We believe this process has

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resulted in the best reasonably available transaction for the Property for our stockholders. See “How do I know if the price established by our Board for the sale of the Property and the proceeds payable to me upon the dissolution of the company are fair to me?” However, if you do not agree, or for any other reason do not want to approve the Sale of the Property for at least a gross sales price in the aggregate of $164,500,000, you should not consent to the proposed Sale.

According to the certificate of incorporation of the Company and applicable law, however, the Company may sell the Property if holders of a majority of our outstanding preferred stock and the holders of a majority of our outstanding common stock, each voting as a separate class, vote to approve the Sale, and the Company may dissolve if holders of a majority of the common stock vote to approve the Dissolution. Therefore, if the requisite stockholder consent is obtained, we may sell the Property in accordance with this information statement, dissolve the Company and distribute to you your portion of the assets of the Company, without the consent of all of the preferred stockholders. Under the General Corporation Law of the State of Delaware (the “DGCL”) and our certificate of incorporation, you do not have the right to seek appraisal of the value of the cash proceeds upon a sale of the Property or for your percentage of the assets of the Company upon its dissolution as you would if the proposed transaction were the acquisition of the Company through a merger.

Q:     WHEN WILL I receive THE PROCEEDS PAYABLE TO ME IN CONNECTION WITH THE SALE AND THE DISSOLUTION?

A:     The Company currently intends to distribute an amount of the net proceeds from the Sale in the form of a liquidating distribution within thirty (30) days following consummation of the Sale and effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware. Prior to issuing such liquidating distribution, the Company intends to set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against, and obligations of, the Company in accordance with the DGCL, including but not limited to any claims against and obligations of the Company in connection with the Purchase and Sale Agreement. The Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs. Following completion of the winding up of our business and affairs under the DGCL, but prior to the expiration of the referenced three year period, we will distribute, in one or more distributions, any remaining amounts of such contingency reserve, less any applicable expenses, to the stockholders pro rata in accordance with the respective number of shares held on the Record Date pursuant to the Company’s certificate of incorporation and applicable law. However, prior to the expiration of the Company’s three year wind-up period, the Company may transfer a portion of the Company’s remaining assets to a liquidating trust for the benefit of the Company’s stockholders. Any assets placed in a liquidating trust would be distributed to the stockholders of the Company in accordance with the terms of the plan of dissolution, trust agreement, and the Company’s certificate of incorporation. We cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete

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such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions.

Q:     Will the directors and officers of FSP 50 SOUTH TENTH STREET CORP. CORP. or their affiliates receive any fees, commissions or other compensation in connection with a sale of the Property?

A:     No director or officer of FSP 50 South Tenth Street Corp. owns shares of preferred stock, so none of our directors or officers will be entitled to any proceeds of the Sale of the Property or from the Dissolution of FSP 50 South Tenth Street Corp. in connection therewith.

Q:     Will FRANKLIN STREET PROPERTIES CORP. (“FSP CORP”) or its affiliates receive any fees, commissions or other compensation in connection with a sale of the Property?

A:     None of FSP Corp. or its affiliates will receive any fees or commissions from the Sale. Proceeds of the Sale would be payable to the Company and distributed to its stockholders as part of the dissolution of the Company in connection therewith.

Barry Silverstein, a director of FSP Corp., beneficially owns five shares of preferred stock of the Company through various investment entities. Other than Mr. Silverstein, no director or officer of FSP Corp. owns shares of preferred stock; therefore, none of its directors or officers other than Mr. Silverstein will be entitled to any proceeds of a sale of the Property or from a dissolution of the Company in connection therewith. Mr. Silverstein will be entitled to his pro rata portion of distributions to holders of preferred stock in the Dissolution.

Because FSP Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, as the sole common stockholder, FSP Corp. would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, and then would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata. We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp.

After the consummation of the Sale, FSP Corp. will no longer be entitled to receive any asset management fees from the Company.

Q:     WHAT WILL HAPPEN TO THE COMPANY AFTER A CERTIFICATE OF DISSOLUTION IS FILED?

A:     Upon effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware, the Company will continue to exist for a period of three years, or for such longer period as the Delaware Court of Chancery may in its discretion direct, for the purpose of prosecuting and defending suits and to enable the Company to wind up its business and affairs, discharge its liabilities and distribute any remaining assets to stockholders.

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Therefore, even assuming that the Company completes the distribution of all its assets to its claimants and stockholders promptly following dissolution, the Company will continue to exist during the three-year period for the purpose of any additional winding-up activities and in order to prosecute or defend suits. The Company also intends to establish a liquidating trust in connection with the dissolution into which the Company may transfer, prior to the completion of the three year wind-up period, certain assets of the Company.

Q:     What will happen to the shares of stock of the Company that I own in the event the proposed sale ANd the dissolution are approved?

A:     If the Proposals are approved, the Company will promptly seek to consummate the Sale of the Property. If the proposed Sale is successfully consummated, the Company will be dissolved and the sale proceeds and the Company’s other assets will be distributed to the holders of the preferred stock in one or more liquidating distributions as described in this information statement, consistent with the terms of the Company’s certificate of incorporation and applicable law.

Transfers of preferred stock and common stock will cease to be recognized on the books of the Company as of the date of the effectiveness of the certificate of dissolution. Thereafter, during the subsequent three-year period (or such longer period as the Delaware Court of Chancery may in its discretion direct) during which we wind up our business and affairs, shares of our preferred stock and common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new shares of stock.

Following expiration of such period during which we wind up our business and affairs, and payment by the Company of distributions to its stockholders, if any, your shares will no longer be outstanding and will be cancelled and cease to exist.

Q:     What will happen to the share of our COMMON stock owned by FSP Corp. in the event the proposed sale and dissolution are approved?

A:     Following consummation of the Sale, and prior to the effectiveness of the certificate of dissolution, FSP Corp. may, for tax planning reasons, transfer its share of common stock to an affiliate.

Transfers of common stock owned by FSP Corp. and its affiliates will be discontinued as of the date of the effectiveness of the certificate of dissolution. Thereafter, during the subsequent three-year period (or such longer period as the Delaware Court of Chancery may in its discretion direct) during which we wind up our business and affairs, the share of our common stock owned by FSP Corp. and its affiliates will not be assignable or transferable on our books except by will, intestate succession or operation of law.

xiv

Following expiration of such period during which we wind up our business and affairs and payment by the Company of distributions to its stockholders, if any, the share of common stock owned by FSP Corp. and its affiliates will no longer be outstanding and will be cancelled and cease to exist.

Q:     WILL THE COMPANY DECLARE AND PAY DIVIDENDS FOLLOWING CONSUMMATION OF THE SALE?

A:      Following consummation of the Sale and the effectiveness of the certificate of dissolution, the Company does not intend to declare and pay any dividends. For avoidance of doubt, any liquidating distributions received by the stockholders in connection with the Dissolution do not constitute dividends declared and paid by the Company.

Q.     WHAT DO I NEED TO DO NOW?

A.     After carefully reading and considering the information contained in this information statement, you should complete and sign the enclosed Consent Form and return it in the enclosed return envelope as soon as possible so that your shares may be represented in the consent solicitation.

Q.     WHAT DOES THE COMPANY’S BOARD OF DIRECTORS RECOMMEND?

A.     Our Board unanimously recommends consenting to the Proposals.

Q.     CAN COMPANY STOCKHOLDERS REVOKE THEIR CONSENT AFTER THEY HAVE MAILED THEIR SIGNED CONSENTS?

A.     Any consent to the Sale may be revoked before we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. Any consent to the Dissolution may be revoked before we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. If you wish to revoke your written consent, you must provide a written or facsimile notice of revocation to us addressed as set forth herein. The Sale will be approved if and when we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. The Dissolution will be approved if and when we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock.

Any notice of revocation must be signed exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Q.     WHO CAN HELP ANSWER QUESTIONS?

A.     Please feel free to contact our Investor Services group at (800) 950-6288 and speak directly with Georgia Touma, Assistant Vice President and Director of Investor Services, or with one of the Investor Services Specialists, Lara Ryan or Michelle Sullivan, with any questions you may have.

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TABLE OF CONTENTS

SUMMARY TERM SHEET	vii
QUESTIONS AND ANSWERS REGARDING THE PROPOSALS	ix
SOLICITATION OF WRITTEN CONSENTS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION	3
RISK FACTORS IN CONNECTION WITH SALE OF THE PROPERTY (CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)	4
RISK FACTORS IN CONNECTION WITH THE DISSOLUTION	5
BACKGROUND AND REASONS FOR THE SALE AND DISSOLUTION	8
PROPOSAL ONE - THE SALE OF THE PROPERTY (FOR APPROVAL BY HOLDERS OF PREFERRED STOCK AND COMMON STOCK)	12
PRINCIPAL PROVISIONS OF A PURCHASE AND SALE AGREEMENT	24
CBRE	25
NO APPRAISAL RIGHTS	25
FEDERAL INCOME TAX CONSIDERATIONS	25
REGULATORY APPROVALS	26
REQUIRED VOTE	26
PROPOSAL TWO - DISSOLUTION OF THE COMPANY (FOR APPROVAL BY THE HOLDER OF COMMON STOCK)	27
PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION	28
NO APPRAISAL RIGHTS	35
FEDERAL INCOME TAX CONSIDERATIONS	35
REGULATORY APPROVALS	38
REQUIRED VOTE	38
xvii

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS	39
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK	39
LEGAL PROCEEDINGS	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	40
ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY	40
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
ANNEX A: PLAN OF DISSOLUTION
ANNEX B: ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013
ANNEX C: PURCHASE AND SALE AGREEMENT
xviii

FSP 50 South Tenth Street Corp.

401 Edgewater Place, Suite 200
Wakefield, MA 01880
Telephone: (781) 557-1300

INFORMATION STATEMENT
FOR STOCKHOLDER ACTION BY WRITTEN CONSENT

SOLICITATION OF WRITTEN CONSENTS

This information statement and the accompanying documents are being furnished by FSP 50 South Tenth Street Corp. (the “Company”) in connection with the proposals described herein.

General

The enclosed Consent Form is solicited by our Board of Directors (the “Board”) for the purpose of approving the Proposals. The terms “we,” “our,” and the “Company” as used in this information statement refer to FSP 50 South Tenth Street Corp. All such references refer to FSP 50 South Tenth Street Corp. and its consolidated subsidiaries, collectively, unless the context otherwise requires. The term “you” refers to the stockholders of FSP 50 South Tenth Street Corp. The term “Buyer” refers to Union Investment Real Estate GmbH, an unaffiliated third-party buyer. The term “Franklin Street” or “FSP Corp.” refers to Franklin Street Properties Corp.

The solicitation is being made by mail and we may also use FSP Investments LLC to solicit consents from stockholders either in person or by mail, telephone, facsimile or e-mail without additional compensation. Costs of solicitation will be borne by the Company. No person will receive any compensation contingent upon solicitation of a favorable vote.

Record Date

Pursuant to a vote of the Board, each stockholder of record at the close of business on May 15, 2014, (the “Record Date”) is entitled to consent to the Proposals. As of the close of business on the record date, the Company had one share of common stock outstanding and 700 shares of preferred stock outstanding. In connection with the Sale, each share of common stock outstanding on the Record Date entitles the holder thereof to one vote and each share of preferred stock outstanding on the Record Date entitles the holder thereof to one vote except as otherwise provided by law or by our certificate of incorporation. In connection with the Dissolution, each share of common stock outstanding on the Record Date entitles the holder thereof to one vote except as otherwise provided by law or by our certificate of incorporation.

Vote Required to Approve the Proposals

The affirmative vote of the holders of a majority of our preferred stock and a majority of our common stock, each voting as a separate class, is required to approve the Sale. The affirmative vote of the holders of a majority of the common stock is required to approve the Dissolution. The Company is soliciting the consent of our holders of preferred stock and our common stock to the Sale, and the Company is soliciting the consent of our holder of common stock to the Dissolution.

FSP Corp. is the sole stockholder of our one share of common stock and, pursuant to a voting agreement, has agreed to vote that share in favor of the Sale if the holders (including FSP Corp. and its affiliates) of a majority of the outstanding shares of preferred stock of the Company vote in favor of the Sale. If the requisite stockholder consent approving the Sale is obtained, FSP Corp. currently intends to vote its share of common stock to approve the Dissolution.

Revocation of Consent

Any consent to the Sale may be revoked before we hold unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class. Any consent to the Dissolution may be revoked before we hold unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock. If you wish to revoke your written consent, you must provide a written or facsimile notice of revocation to us addressed as set forth below. To be effective, revocations of approvals of the Sale must be received by us prior to the time we have received unrevoked written consents of stockholders approving the Sale representing a majority of the outstanding shares of our preferred stock and a majority of the outstanding shares of our common stock, each voting as a separate class, and revocations of approvals of the Dissolution must be received by us prior to the time we have received unrevoked written consents of stockholders approving the Dissolution representing a majority of the outstanding shares of our common stock.

Any notice of revocation must be signed exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Consents

Registered stockholders can vote their shares by mailing their completed and signed Consent Form in the enclosed self-addressed stamped envelope or by mail or other delivery service to:

FSP 50 South Tenth Street Corp.
401 Edgewater Place, Suite 200
Wakefield, MA 01880
Facsimile No. (781) 557-1349
Attn: Investor Services

Consents returned to us and properly executed will be voted in accordance with stockholders’ instructions. You specify your choice by appropriately marking the enclosed Consent Form.

The failure to return a Consent Form will have the effect of a vote withholding consent to the Proposals. A stockholder who signs and returns the consent without indicating a vote will constitute the stockholder’s consent to and approval of the Proposals referred to therein.

The approximate mailing date of this information statement and notice of solicitation and Consent Form is August 7, 2014.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This information statement and the accompanying documents to this information statement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  You can identify these forward-looking statements by our use of the words “believes”, “anticipates”, “plans”, “expects”, “may”, “will”, “intends”, “estimates” and similar expressions, whether in the negative or affirmative. Although we believe that these forward-looking statements reasonably reflect our plans, intentions and expectations, we cannot guarantee that we actually will achieve these plans, intentions or expectations.  Our actual results could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation economic conditions in the United States, disruptions in the debt market, economic conditions in the Property’s markets, risks of a lessening of demand for the type of real estate owned by us, changes in government regulations, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, insurance increases and real estate tax valuation reassessments, any terms and conditions that may or may not be included in any Purchase and Sale Agreement, the cash distributions payable to stockholders following consummation of the Sale and Dissolution, and the ability of any Buyer to perform under any Purchase and Sale Agreement.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and, accordingly, you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the forward-looking statements that we make, including the factors included in the documents we incorporate by reference in this information statement. You should read these factors and the other cautionary statements made in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this information statement and any accompanying documents. We caution you that we do not undertake any obligation to update forward-looking statements we make.

RISK FACTORS IN CONNECTION WITH SALE OF THE PROPERTY (CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS)

The Sale may not be completed, which could materially and adversely impact our business, financial condition and results of operations.

To complete the Sale, Company stockholders must approve the Sale because it will be considered a sale of substantially all of the Company’s assets. In addition, the Purchase and Sale Agreement contains closing conditions that must be satisfied for the Sale to be consummated. These conditions may not be satisfied, and there can be no guarantee that Buyer will agree to waive any conditions which are not satisfied. If we are unable to consummate the Sale with the Buyer or with another unaffiliated third-party buyer, the Company would be subject to a number of risks, including the following:

•	we may not be able to identify an alternate sale transaction. If any alternate sale transaction is identified, such alternate sale transaction may not result in an equivalent price to what is proposed in the Sale;
•	the Company will incur significant transaction, compliance and other transaction-related fees and costs which will need to be paid out of current cash on hand and cash from operations;
•	the Company will be required to reimburse Buyer for all documented out-of-pocket expenses up to a maximum of $300,000;
•	the Company may be required to pay Buyer a termination fee and to reimburse Buyer for its reasonable out-of-pocket expenses; and
•	leasing activity and a future sale of the Property could be negatively impacted.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations.

Even if the Company’s stockholders approve the Sale, the Sale may not be completed.

The completion of the Sale is subject to numerous closing conditions set forth in the Purchase and Sale Agreement, some of which are out of the Company’s control, and there can be no guarantee that the Company will be able to satisfy all of the closing conditions set forth in the Purchase and Sale Agreement.

Similarly, although we expect Buyer will be able to perform under the terms of the Purchase and Sale Agreement, there can be no guarantee that such Buyer will actually perform under the terms of the Purchase and Sale Agreement and consummate the Sale. As a result, even if the Sale is approved by the required vote of our stockholders, the Company cannot guarantee that the Sale will be completed.

The Purchase and Sale Agreement may limit our ability to pursue alternatives to the transaction.

The Purchase and Sale Agreement contains provisions that prevent us from selling our Property to a party other than Buyer so long as the Purchase and Sale Agreement remains in effect, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

RISK FACTORS IN CONNECTION WITH THE DISSOLUTION

We cannot determine at this time the amount or timing of any distributions to our stockholders because there are many factors, some of which are outside of our control, that could affect our ability to make such distributions.

We cannot determine at this time with certainty when, or potentially whether, we will be able to make any distributions to our stockholders or the amount of any such distributions. Those determinations depend on a variety of factors, including whether the Sale closes, the timing of the closing of the Sale, the amount required to pay our known liabilities and obligations, the amount of our liabilities and obligations in the future, the amount of unknown or contingent liabilities of which we become aware after closing, general business and economic conditions, and other matters. We will continue to incur claims, liabilities and expenses from operations (such as operating costs, legal and accounting fees and compliance costs) before and after the Sale. Any unforecasted or unexpected claims, liabilities or expenses that arise before and after the closing of the Sale would likely reduce the amount of cash available for ultimate distribution to our stockholders. Further, the Company will be obligated to discharge certain of its liabilities upon the closing of the Sale, including but not limited to the approximately $106,200,000 outstanding under the Term Loan with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) and any breakage fees associated with its interest rate swap agreement, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts.

The Board may abandon or delay implementation of the Sale or Dissolution even if they are approved by our stockholders.

The Board has approved the Sale and has adopted and approved a plan of dissolution for the dissolution and winding-up of the Company following the closing of the Sale. However, even if the Sale and the Dissolution are approved by our stockholders, our Board may, in its sole discretion, abandon the Sale or the Dissolution if our Board concludes that its fiduciary obligations require it to abandon the Sale or the Dissolution. If the Board elects to pursue any alternative to the Sale or Dissolution, the value of our preferred stock may decline, and our stockholders may not receive any of the funds currently estimated to be available for distribution pursuant to the Dissolution.

We will continue to incur the expenses of complying with public company reporting requirements until either the SEC provides relief from such reporting requirements or the deregistration of our shares.

We, or a liquidating trust that we may establish as our successor, will continue to have an obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until the Securities and Exchange Commission, or the SEC, provides relief from such reporting requirements or the Company is permitted to deregister its shares under the Exchange Act. In order to curtail the economically burdensome expenses that the Company would incur to comply with Exchange Act reporting requirements, we intend to seek relief from the SEC to suspend our reporting obligations under the Exchange Act as soon as possible. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Distributions to our stockholders could be delayed.

All or a portion of any distributions to our stockholders could be delayed, depending on many factors, including if:

•	a creditor or other third-party seeks an injunction against the making of distributions to our stockholders on the grounds that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations;
•	we become a party to new lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with the Sale or our decision to liquidate and dissolve; or
•	we are unable to resolve any claims with creditors or other third parties, or if such resolutions take longer than expected.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, a stockholder could be held liable for payment to the Company’s creditors up to the amount actually distributed to such stockholder.

If the Sale is completed and the Dissolution is approved by the Company’s stockholders, following the Sale, the Company intends to file a certificate of dissolution with the Secretary of State of the State of Delaware. Once a certificate of dissolution is filed with the Secretary of State of the State of Delaware dissolving the Company, pursuant to Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs. Following the effective date of the dissolution, we will pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims, known to us. We currently intend to establish a liquidating trust in connection with the dissolution and to transfer certain assets of the Company to such trust during the Company’s wind-up period. We also may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against, and obligations of, the Company. If the amount of the contingency reserve, insurance and other resources calculated to provide for the satisfaction of liabilities and claims is insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the plan of dissolution. In such event, a stockholder could be required to return all amounts received as distributions pursuant to the plan of dissolution and ultimately could receive nothing under the plan of dissolution.

Stockholders may not be able to recognize a loss for federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for federal income tax purposes, our stockholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our preferred stock. Liquidating distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. Any gain realized by a stockholder will be recognized at the time (and to the extent) that the liquidating distributions received by the stockholder exceed the stockholder’s tax basis in the share with respect to which the distribution occurred. Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to the stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the plan of dissolution.

The directors and officers of the Company will continue to receive indemnification benefits following the transaction and the dissolution and liquidation of the Company.

Following the filing of a certificate of dissolution with the Secretary of State of the State of Delaware, we will continue to indemnify each of our current and former directors and officers to the fullest extent permitted under Delaware law and our certificate of incorporation and by-laws as in effect immediately prior to the filing of the certificate of dissolution.

Background and Reasons for the Sale and dissolution

Background

The Company’s objectives are to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have that cash increase over time as a result of rental rate step increases in existing leases, (iii) have our rental revenue potentially increase over time if rental rates increase for new leases, (iv) provide increased equity in the Property as a result of appreciation in market value, and (v) preserve and protect the capital invested by the holders of our preferred stock.

On November 13, 2013, the Company announced, in a letter sent to holders of preferred stock, that it believed that Minneapolis was beginning to attract some broader institutional real estate investor interest and that it might be an interesting time to evaluate the prospects for a possible sale of the Property.

On December 11, 2013, the Board held a special meeting, together with management, and authorized management to undertake an evaluation of independent and nationally recognized commercial real estate brokers in order to assess their ability to conduct a full evaluation for the sale of the Property and, upon completion of such evaluation, to make a recommendation to the Board regarding the potential disposition of the Property and the engagement of an independent and nationally recognized commercial real estate broker.

On January 13, 2014, the Board held a special meeting, together with management, at which management presented to and discussed with the Board the process for reviewing and evaluating the viability of a potential sale of the Property. At this special meeting, the Board authorized management to begin preparing an information statement in connection with a potential sale of substantially all assets of the Company. The Board also authorized management, based on the recommendation of management, to engage CBRE, Inc., an independent commercial real estate broker, to conduct a full marketing effort, including soliciting third party cash bids for the Property.

On January 15, 2014 the Company entered into an exclusive sales listing agreement, or the Listing Agreement, with CBRE in connection with the proposed sale of the Property. The Listing Agreement provided that CBRE act as exclusive broker for the Property and perform various services in connection with a sale of the Property, including but not limited to reviewing the Property to determine its relative market appeal, quality of location, market and area trends and potential for value enhancement prior to entering the market, developing a marketing plan for the sale of the Property, preparing marketing materials in connection with the sale and soliciting prospective purchasers of the Property. CBRE’s sole and exclusive compensation for its services under the Listing Agreement were contingent upon sale of the Property to any purchaser or the Company entering into any contract for the sale of the Property. Such compensation due to CBRE would be calculated based on a percentage of the gross sales price for the Property.

On January 16, 2014, the Company announced, in a letter sent to holders of preferred stock, that it had engaged CBRE to facilitate a potential sale of the Property.

Since January 15, 2014, CBRE has managed an ongoing marketing process for prospective purchasers of the Property.

On March 11, 2014, the Company announced, in a letter sent to holders of preferred stock, that CBRE continued to actively market the Property and anticipated that it would be 45-90 days before the Company would have pricing information. The Company provided the holders of preferred stock with a copy of the “teaser brochure” prepared by CBRE.

CBRE initially distributed information regarding the Property to over 2,800 potential purchasers on February 27, 2014. CBRE subsequently distributed information regarding the Property to over 2,100 additional potential investors on March 13, 2014. Eighty-eight potential purchasers signed confidentiality agreements permitting them to receive additional information. CBRE conducted twelve tours of the Property.

Following an initial call for offers on April 16, 2014, the Company received 11 offers ranging between $137,000,000 and $159,000,000. Following a second call for offers on April 25, 2014, the Company received 7 offers ranging between $147,000,000 and $161,000,000. CBRE and the Company requested a best and final offer on May 6, 2014 and received two offers of $164,000,000 and $164,500,000.

On May 8, 2014, the Board held a special meeting, together with management, at which the Board reviewed and approved an offer from Buyer to purchase the Property for a gross sales price of $164,500,000, authorized management to enter into a definitive purchase and sale agreement with Buyer and fixed May 15, 2014 as the record date for purposes of a consent solicitation to provide approval by the stockholders for such transaction.

On June 25, 2014, the Company entered into the Purchase and Sale Agreement with Buyer.

Directors’ Recommendations

Our Board believes that the Sale, constituting the sale of substantially all the assets of the Company under Section 271 of the DGCL, and the Dissolution under Section 275 of the DGCL, are in the best interest of the Company and our stockholders. Accordingly, the Board has approved the Sale and Dissolution and recommended that the stockholders of the Company approve the Sale and Dissolution.

Factors Considered by the Board in Recommending the Sale and Dissolution

In reaching its decision to sell the Property and to dissolve the Company following closing of such sale, the Board considered a number of factors, including:

•	the determination, based on an analysis of the factors described in this section, that the value that could be obtained through a Sale of the Property now could be greater than the value realized in the future from the continuation of the Company or other strategic alternatives;
•	the determination, based on an analysis of the factors described in this section, that seeking third-party bids for the acquisition of the Property will allow us to provide the best price to our stockholders reasonably available at this time;
•	the determination that the Buyer should be able to perform under a purchase and sale agreement; and
•	dividends of $42,796 per share of preferred stock have been paid to date and the Company intends to pay a regular dividend in August 2014 of $1,290 per share of preferred stock, so a stockholder who purchased a share of preferred stock in the Company’s offering for $100,000 and receives the August dividend will have received a total return of $136,586, assuming a payment of $92,500 per share of preferred stock as a result of adoption of the Proposals. Since completion of the Company’s offering of preferred stock, no dividends have been paid on the single share of common stock owned by FSP Corp.
•	the Company will need to replace its approximately $106,200,000 term loan (the “Term Loan”) credit facility with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) on or before its maturity on July 27, 2017, but there can be no assurance that the Company will be able to do so, or if it can, what the principal amount and terms of any such replacement financing will be. The Company entered into the Term Loan with Bank of America, N.A. and RBS Citizens, National Association on July 27, 2012. So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. Although the interest rate on the Term Loan is variable, the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with Bank of America, N.A. On July 27, 2012, the Company entered into an ISDA Master Agreement with Bank of America, N.A. that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum.

Some of the material negative factors considered were:

•	that, following the Sale of the Property, our preferred stockholders will cease to participate in the future earnings growth, if any, of the Company or benefit from the increase, if any, in the future liquidation value of Company; and
•	that, by continuing to own and operate the Property, we may be able to realize a higher sale price in connection with a sale of the Property in the future.

The above information and factors considered by the Board are not intended to be exhaustive, but includes all of the material factors, both negative and positive, considered by the

Board. The Board did not attempt to quantify or otherwise assign relative weights to the specific factors it considered or determine that any factor was of particular importance. A determination of various weightings would, in the view of the Board, be impractical. Rather, the Board viewed its position and recommendations as being based on all of the information presented to, and considered by, it. In addition, individual members of the Board may have given different weight to different factors.

ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS CONSENT TO THE APPROVAL OF THE SALE OF THE PROPERTY UNDER A PURCHASE AND SALE AGREEMENT, CONSTITUTING THE SALE OF SUBSTANTIALLY ALL ASSETS, AND CONSENT TO APPROVAL OF THE DISSOLUTION OF THE COMPANY FOLLOWING CLOSING OF THE SALE.

PROPOSAL ONE - THE SALE OF THE PROPERTY
(FOR APPROVAL BY HOLDERS OF PREFERRED STOCK AND COMMON STOCK)

General

Our Board proposes to sell the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in Minneapolis, Minnesota (collectively, the “Property”) to Union Investment Real Estate GmBH, an unaffiliated third-party buyer (“Buyer”), for a gross sales price in the aggregate of at least $164,500,000 as further described herein (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities. The approval of the Sale by a majority of the holders of our outstanding preferred stock and the holders of our outstanding common stock, each voting as a separate class, constitutes consent to the Sale of the Property for purposes of the Company’s certificate of incorporation and applicable law.

Section 271 of the General Corporation Law of the State of Delaware requires the approval of a sale of all or substantially all assets of the Company by the holders of a majority of the outstanding stock of the Company entitled to vote thereon.

History

Our company, FSP 50 South Tenth Street Corp., is a Delaware corporation formed to purchase, own and operate a twelve-story multi-tenant office and retail building containing approximately 498,768 square feet of rentable space located in downtown Minneapolis, Minnesota, which we refer to as the Property. The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

The Company was organized initially in September 2006 by FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street (NYSE MKT: FSP). FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the organization of the Company, (b) the acquisition of the Property by the Company and (c) the sale of equity interests in the Company.

The Company purchased the Property from an unaffiliated third party for $127,000,000 on November 8, 2006. The purchase price, which was determined by arm’s-length negotiations, was financed entirely by a loan from Franklin Street collateralized by a first mortgage, which we refer to as the Acquisition Mortgage Loan.

Franklin Street holds the sole share of the Company’s common stock, $.01 par value per share, which we refer to as the Common Stock. Between November 2006 and January 2007, FSP Investments LLC completed the sale on a best efforts basis of 700 shares of preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. We sold the Preferred Stock for an aggregate consideration of $70,000,000 in a private placement offering to 627 “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Between November 13, 2006 and January 9, 2007, the Company held six investor closings, at each of which shares of Preferred Stock were sold and funds were received. Funds from each individual closing were used to repay a portion of the Acquisition Mortgage Loan from Franklin Street and associated fees as well as other expenses payable to Franklin Street’s wholly-owned subsidiary, FSP Investments LLC. On December 21, 2006, the Company obtained a permanent first mortgage loan in the original principal amount of $76,200,000 from Bank of America, N.A., which we refer to as the BofA Loan, which was repaid in its entirety on December 29, 2011. The Acquisition Mortgage Loan was repaid in its entirety on December 26, 2006 from the proceeds of the sale of equity interests in the Company and from the proceeds of the Permanent Mortgage Loan. Total interest and loan fees incurred on the Acquisition Mortgage Loan payable to Franklin Street were approximately $4,961,000 in 2006. The use of proceeds received from the offering of Preferred Stock and the Permanent Mortgage Loan and affiliates receiving payments therefrom are set forth in the table below:

Type	Affiliate paid	Amount
Operating/Capital Reserve (1)		$8,209,000
Organizational, Offering and
Other Expenditures for the Company(2)(6)	FSP Investments LLC	725,000
Selling Commissions (3)	FSP Investments LLC	5,600,000
Equity Portion of the Purchas e Price
of the Property(4)	Franklin Street Properties Corp.	50,800,000
Loan Fee Paid to Franklin Street (5)	Franklin Street Properties Corp.	4,025,000
Acquisition Fee(6)	FSP Investments LLC	350,000
Permanent Mortgage Loan fee & expenses		291,000
Total Uses of Proceeds		70,000,000
Permanent Mortgage Loan		76,200,000
		$146,200,000

(1)	The Operating/Capital Reserve proceeds were retained by the Company for operating and capital uses.
(2)	Organizational, Offering and Other Expenditures were paid for various expenses, including legal, accounting, appraisal, engineering and organizational expenses allocable to the offering, incurred in connection with the organization and syndication of the Company.
(3)	Selling Commissions were paid to FSP Investments LLC, as Selling Agent.
(4)	The Purchase Price of the Property was $127,000,000 and was financed by the Acquisition Mortgage Loan, which was repaid from proceeds of the offering and the Permanent Mortgage Loan.
(5)	The Loan Fee Paid to Franklin Street was a fee (or points) of $4,025,000 paid to Franklin Street to obtain the Acquisition Mortgage Loan to purchase the Property. The

Acquisition Mortgage Loan was in the original principal amount equal to the purchase price of the Property, had a term of two years, and was prepayable at any time without premium or penalty and carried an interest rate equal to the rate payable by Franklin Street on borrowings under its line of credit with its bank.
(6)	The Acquisition Fee was paid for services in connection with identifying and acquiring the Property.

Transactions between the Company and Franklin Street and/or its affiliates were entered into without the benefit of arm’s-length bargaining and involved conflicts of interest. Although Franklin Street has sponsored the syndication of other REITs similar to the Company and has in the past acquired some of those REITs, Franklin Street is under no obligation to acquire or to offer to acquire the Company or the outstanding shares of Preferred Stock, and any acquisition transaction would need to be approved by the Company’s stockholders and the boards of directors of Franklin Street and the Company.

Our Business

Our sole business is to own and operate the Property and we do not intend to invest in or purchase any additional properties. We derive rental revenue from income paid to us by the tenants of the Property. Asset, investor and property management services are provided by third parties.

FSP 50 South Tenth Street LLC, a wholly-owned subsidiary of the Company, leases a portion of the Property from the Company and is the lessor for tenants occupying the portion of the Property controlled by a master lease. This arrangement has no economic effect on the Company's operations and exists only because the Company acquired the Property with a master lease in place.

The Property was completed in 2001 and is currently leased to office and retail tenants with staggered lease expirations but, as described below, has a large office component that is effectively leased to Target Corporation (NYSE: TGT), which we refer to as Target, through March 31, 2030. The Property is located directly across the street from the designated world headquarters of Target and is connected to a corporately-owned two-level Target retail store and sits above an approximately 850-stall, three-level parking garage that is owned and managed by the City of Minneapolis.

The Property also has street level retail space and is part of a larger area that we refer to as the Project that covers a full city block in Minneapolis, Minnesota. The Project is comprised of our Property, the Target retail store and the parking garage. The three owners of the Project, the Company, Target and the City of Minneapolis, share expenses and responsibilities for maintenance of the Project under the terms of a Reciprocal Easement and Operation Agreement (REOA), which is administered by Ryan Companies US, Inc., which we refer to as Ryan. The three owners of the Project also share certain common areas and access to four skyway bridges that connect the Project to other buildings, including Target’s world headquarters across the street, and the greater Minneapolis skyway system. Ryan also serves as our property manager.

For the year ended December 31, 2013, total expenses allocable to the three owners pursuant to the REOA were $650,000, of which $367,000, or 56.5%, was allocated to us as common area expenses. These common area expenses are typically recovered through tenant leases.

The Property primarily has office and retail space, which collectively was approximately 99.6% occupied as of December 31, 2013. There are approximately 449,233 rentable square feet, which we refer to as RSF, of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc., which we refer to as Oracle America, leased approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleased all of its office space to Target. In addition, Target directly leased approximately 130,908 RSF of office space through March 31, 2030.

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement, which we refer to as the Target Lease, whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Target Lease becomes part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Company provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and has or will become part of the leased premises pursuant to the following put arrangement:

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

Target also has the right to extend the term of the Target Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company was required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Company was required to pay brokerage fees relating to the consummation of the Target Lease in the amount of $6,688,000.

On February 29, 2012, the Company and Ryan entered into a Lease Termination Agreement, which we refer to as the Lease Termination Agreement, whereby the parties agreed to terminate Ryan’s lease with the Company effective March 31, 2012. Effective April 1, 2012, Target directly leased 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

FSP Property Management LLC, a wholly-owned subsidiary of Franklin Street, provides the Company with asset management and financial reporting services, which include but are not limited to, selecting and supervising a local property management company and local leasing brokers, approving lease transactions, managing debt compliance, evaluating performance of the asset, and recommending appropriate stockholder distributions to the Board of Directors of the Company. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by the Company without cause at any time, upon at least thirty (30) days written notice.

FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, provides investor services to the holders of the Company’s Preferred Stock. The investor services agreement between the Company and FSP Investments LLC requires the Company to pay a monthly service fee of $500 and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses. The investor services agreement may be terminated by either party with thirty (30) days written notice or immediately upon the occurrence of certain events of default specified in the investor services agreement.

Ryan provides the Company with local, on-site property management and building maintenance services and periodic financial, operating and budget reports relating to the operation of the Property for review by FSP Property Management LLC. Ryan is a third-party service provider that is not related to or affiliated with Franklin Street. The management agreement between the Company and Ryan requires the Company to pay Ryan a monthly fee equal to three percent (3%) of the net operating receipts collected in the preceding month; provided, however, that commencing on April 1, 2014, with respect to any space at the Property directly leased by Target, the monthly fee shall equal two percent (2%) of the net operating receipts collected in the preceding month for such directly leased space. The management agreement between the Company and Ryan may be terminated by the Company without cause at any time, upon at least thirty (30) days written notice.

Investment Objectives

The Company’s objectives are to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have that cash increase over time as a result of rental rate step increases in existing leases, (iii) have our rental revenue potentially increase over time if rental rates increase for new leases, (iv) provide increased equity in the Property as a result of appreciation in market value, and (v) preserve and protect the capital invested by the holders of our Preferred Stock. We cannot be sure of meeting our objectives.

Our policy is not to make loans to other persons, not to invest in the securities of other issuers for the purpose of exercising control, not to underwrite the securities of other issuers, not to offer securities in exchange for property and not to purchase or otherwise reacquire our securities. These policies may be changed by our directors without a vote of the holders of our Preferred Stock.

We have issued 700 shares of Preferred Stock in the offering described above. The Company’s Amended and Restated Certificate of Incorporation, or charter, authorizes the Company to issue up to 1,540 shares of Preferred Stock. In the event that the Company elects, in its sole and absolute discretion, to reduce the principal amount of the Permanent Mortgage Loan, the Company will have the right, without the consent of any holder of shares of our Preferred Stock, to issue up to 840 additional shares of Preferred Stock. We expect that any such issuance would be in an offering exempt from registration under the Securities Act. No additional shares of Preferred Stock are authorized by our charter, and authorization of any increase in the number of authorized shares or the creation of any new series or class of stock would require the affirmative vote of the holders of 66.67% of the outstanding shares of Preferred Stock.

We do not intend to list our shares of Preferred Stock on an exchange and therefore do not expect any trading market to develop in such shares.

Bridge Loan

On December 29, 2011, we executed and delivered a promissory note to Franklin Street that evidenced a loan for up to $106,200,000, which we refer to as the Bridge Loan. On July 27, 2012, we repaid the Bridge Loan in its entirety from the proceeds of the Term Loan (as defined below). The Bridge Loan included a term loan component, which we refer to as the Term Loan Component, in the amount of $76,200,000, all of which was funded on December 29, 2011 and used to repay the BofA Loan in the same amount in full. We paid Franklin Street a Term Loan Component fee in the amount of $762,000 on December 29, 2011. The Bridge Loan also included a revolving line of credit component that could not at any time exceed $30,000,000, which we refer to as the Revolving Line Component. The proceeds of the Revolving Line Component of the Bridge Loan were to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the Property.

The Bridge Loan was evidenced by a loan agreement dated December 29, 2011 by and between the Company and Franklin Street. Pursuant to the loan agreement, we could borrow, repay and reborrow Revolving Line Component funds in the form of revolving advances from time to time so long as no event of default existed and certain other customary conditions were satisfied, provided, however, that the aggregate principal amount of all revolving advances outstanding at any time could in no event exceed $30,000,000. On March 4, 2012, we requested and Franklin Street funded a revolving advance in the amount of $30,000,000. We were required to pay Franklin Street a fee in an amount equal to 1.00% of each revolving advance. As of December 31, 2012, the revolving advance fees paid to Franklin Street were $300,000.

As of December 31, 2012, costs and fees paid associated with the Bridge Loan, including the $762,000 Term Loan Component fee, the $300,000 Revolving Line Component fee and a $520,000 exit fee paid to Franklin Street, were $1,582,000 and have been fully amortized and are included in interest expense in the Company’s Consolidated Statement of Operations for the year ended December 31, 2012.

We were obligated to pay interest only on the outstanding principal amount of the Term Loan Component and any revolving advances under the Revolving Line Component at the fixed rate of 6.51% per annum. The outstanding principal amount of the Bridge Loan, together with any accrued but unpaid interest, was due and payable on December 31, 2013. The Bridge Loan could be prepaid in whole or in part at any time without premium or penalty. Any partial payment had to be in an amount at least equal to $100,000. At the time of any prepayment and upon payment of the unpaid principal balance on the maturity date, the Company was required to pay Franklin Street an exit fee in an amount equal to 0.49% of such prepayment or payment of the unpaid principal balance. Interest expense paid for the year ended December 31, 2012 was $3,647,000.

The promissory note and the loan agreement were secured by a combination mortgage, security agreement and fixture filing dated December 29, 2011 from the Company in favor of Franklin Street, an environmental indemnification agreement dated December 29, 2011 from the Company in favor of Franklin Street, and an assignment of leases and rents dated December 29, 2011 from the Company in favor of Franklin Street. The mortgage constituted a lien against the Property and was recorded in the Office of the Hennepin County Registrar of Titles. The loan documents that evidenced and secured the Bridge Loan contained customary representations and warranties, as well as customary events of default and affirmative and negative covenants. We were in compliance with Bridge Loan covenants on July 27, 2012, the date that the Bridge Loan was repaid in full.

Term Loan

On July 27, 2012, we entered into a new $106,200,000 secured credit facility, which we refer to as the Term Loan, providing for the extension of credit to the Company by Bank of America, N.A., which we refer to as BofA, and RBS Citizens, National Association, which we refer to as RBS Citizens. The Term Loan was structured as a purchase by BofA and RBS Citizens of the Bridge Loan from Franklin Street. Accordingly, in connection with the closing of the Term Loan, the loan documents evidencing and securing the Bridge Loan were amended and restated. More specifically, on July 27, 2012, we executed and delivered an Amended and Restated Promissory Note, which we refer to as the BofA Note, to BofA in the principal amount of $60,000,000 and an Amended and Restated Promissory Note, which we refer to as the RBS Citizens Note, to RBS Citizens in the principal amount of $46,200,000. All of the proceeds of the Term Loan were funded on July 27, 2012 and used to repay the Bridge Loan in its entirety. BofA is the Term Loan’s administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Term Loan’s sole lead arranger and sole book manager.

The Term Loan is evidenced by a Loan Agreement dated July 27, 2012 by and among the Company, BofA and RBS Citizens, which we refer to as the Loan Agreement. So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. The outstanding principal amount of the Term Loan, together with any accrued but unpaid interest, is due and payable on July 27, 2017. Subject to payment by the Company of certain yield maintenance and redeployment costs, the Term Loan may be prepaid in whole or in part at any time. Any partial payment must be in an amount at least equal to $100,000.

Although the interest rate on the Term Loan is variable, under the Loan Agreement the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with BofA. On July 27, 2012, the Company entered into an ISDA Master Agreement with BofA that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum. Total interest expense on the Term Loan for the years ended December 31, 2013 and 2012 was $3,094,000 and $1,336,000, respectively.

The BofA Note, the RBS Citizens Note and the Loan Agreement are secured by an Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, which we refer to as the Mortgage, an Environmental Indemnification and Release Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, a Collateral Assignment of Interest Rate Protection Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, and an Assignment and Subordination of Management Agreement dated July 27, 2012 by and among the Company, BofA as administrative agent for itself and other lenders and Ryan. The Mortgage constitutes a lien against the Property and has been recorded in the Office of the Hennepin County Registrar of Titles. The documents evidencing and securing the Term Loan contain customary representations and warranties, as well as customary events of default and affirmative and negative covenants. The Company was in compliance with the Term Loan covenants as of December 31, 2013.

Competition

The Property is located in the downtown area of Minneapolis, Minnesota. The Property may encounter substantial competition from the other office buildings which are or may become available in the general area in which the Property is located and which may be priced at rental levels lower than those for space in the Property or which may otherwise be more attractive to tenants. In order to maintain or increase rental revenues following the expiration of our leases, the Property must be competitive, in regard to cost and amenities, with other buildings of similar use near our location. Some of our competitors may have significantly more resources than we do and may be able to offer more attractive rental rates or services. On the other hand, some of our competitors may be smaller or have lower fixed overhead costs, less cash or other resources that make them willing or able to accept lower rents in order to maintain a certain occupancy level. If there is not currently significant existing property competition, our competitors may decide to enter the market and build new buildings to compete with our Property. Our competition is not only with other developers, but also with property users who choose to own their building. In addition, larger market forces beyond our control, such as general economic conditions, may increase competition among landlords for quality tenants and individual decisions beyond our control. We cannot predict which competitive factors will be relevant to prospective future tenants at this time.

Management believes that the position of the Property within Minneapolis’ office and retail markets is strong. In order to further improve the Property’s position in Minneapolis’ office and retail markets, throughout 2013, management evaluated the Property’s operations for both greater efficiency and for more active and proactive sustainability practices. The Property is Energy Star(R) certified and, on November 1, 2010, earned LEED(R) Gold certification from the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings: Operations and Maintenance.

Employees

We had no employees as of December 31, 2013.

Corporate Information

FSP 50 South Tenth Street Corp., a Delaware corporation, was formed in 2006. Our principal executive offices are located at 401 Edgewater Place Suite 200, Wakefield, Massachusetts, 01880, and our telephone number is (781) 557-1300.

Links to our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available through the Securities and Exchange Commission (SEC) EDGAR system at www.sec.gov.

The Buyer

The Buyer is an unaffiliated third-party that we expect to be able to perform under a Purchase and Sale Agreement to purchase the Property.

Description of the Property

Set forth below is information regarding the Property as of December 31, 2013:

Percent
	Date of	Approx.	Leased as	Number
Property Location	Purchase	Square Feet	of 12/31/13	of Tenants	Name of Major Tenants (1)

50 South Tenth Street	11/08/06	498,768	99.6%	27	Oracle America, Inc. (2)
Minneapolis, MN 55403					Target Corporation

1.	Excludes subtenants.
2.	Oracle America leased approximately 242,107 square feet of space (approximately 50% of the Property’s rentable space) through March 2014. Oracle America subleased its office space to Target through March 2014.

We acquired the Property on November 8, 2006. In the opinion of our management, the Property is adequately covered by insurance. The Property is currently encumbered by the Term

Loan described above. Other than normal tenant improvements or replacements of equipment in the ordinary course of ongoing operations, there are no present plans for the improvement or development of any portion of the Property. Below is certain information with respect to the Property’s significant tenants and leases.

The Property was completed in 2001 and is currently leased to office and retail tenants with staggered lease expirations but, as described below, has a large office component that is effectively leased to Target Corporation (NYSE: TGT), which we refer to as Target, through March 31, 2030. The Property is located directly across the street from the designated world headquarters of Target and is connected to a corporately-owned two-level Target retail store and sits above an approximately 850-stall, three-level parking garage that is owned and managed by the City of Minneapolis.

The Property also has street level retail space and is part of a larger area that we refer to as the Project that covers a full city block in Minneapolis, Minnesota. The Project is comprised of our Property, the Target retail store and the parking garage. The three owners of the Project, the Company, Target and the City of Minneapolis, share expenses and responsibilities for maintenance of the Project under the terms of a Reciprocal Easement and Operation Agreement (REOA), which is administered by Ryan Companies US, Inc., which we refer to as Ryan. The three owners of the Project also share certain common areas and access to four skyway bridges that connect the Project to other buildings, including Target’s world headquarters across the street, and the greater Minneapolis skyway system. Ryan also serves as our property manager. For the year ended December 31, 2013, total expenses allocable to the three owners pursuant to the REOA were $650,000, of which $367,000 or 56.5% was allocated to us as common area expenses. These common area expenses are typically recovered through tenant leases.

The Property primarily has office and retail space, which collectively was approximately 99.6% occupied as of December 31, 2013. There are approximately 449,233 rentable square feet, which we refer to as RSF, of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc., which we refer to as Oracle America, leased approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleased all of its office space to Target. In addition, Target directly leased approximately 130,908 RSF of office space through March 31, 2030.

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement, which we refer to as the Target Lease, whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Target Lease becomes part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Company provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and has or will become part of the leased premises pursuant to the following put arrangement:

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

Target also has the right to extend the term of the Target Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company was required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Company was required to pay brokerage fees relating to the consummation of the Target Lease in the amount of $6,688,000.

On February 29, 2012, the Company and Ryan entered into a Lease Termination Agreement, which we refer to as the Lease Termination Agreement, whereby the parties agreed to terminate Ryan’s lease with the Company effective March 31, 2012. Effective April 1, 2012, Target directly leased 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

Additional Operating Data

Additional information regarding the amount of the Property’s annual real estate taxes and insurance can be found in the Statements of Operations that are included with the Company’s Annual Report on Form 10-K that is incorporated by reference into this information statement. Additional information regarding the Property’s Federal tax basis, rate, method and life claimed for purposes of depreciation can be found in the Notes to Consolidated Financial Statements that are included in the Company’s Annual Report on Form 10-K that is incorporated by reference into this information statement.

PRINCIPAL PROVISIONS OF THE PURCHASE AND SALE AGREEMENT

On June 25, 2014, we entered into the Purchase and Sale Agreement with Buyer. Pursuant to the Purchase and Sale Agreement, the gross sales price of the Property is $164,500,000 and the purchase of the Property is subject to customary conditions and termination rights for transactions of this type, including a due diligence inspection period for Buyer, which expired on July 18, 2014.  Assuming that the closing conditions are satisfied, the closing of the purchase of the Property will take place on or about September 2, 2014. If we do not obtain the required stockholder vote approving the Sale by September 2, 2014, we have the right to extend the date of the closing for up to 30 days in order to obtain such approval. In addition, pursuant to the Purchase and Sale Agreement, if we fail to obtain the required stockholder vote approving the Sale, any earnest money deposited by Buyer under the Purchase and Sale Agreement will be returned to Buyer and we will be required to reimburse Buyer for all documented incurred expenses up to a maximum of $300,000 in aggregate. In addition, the Purchase and Sale Agreement describes the Property, adjustments and mechanics of and processes for closing and contains various representations and warranties, closing conditions, operating covenants, conditions precedent, assignments of the risk of loss and termination provisions, some of which are described in more detail below.

Additionally, in the event the Sale is not consummated pursuant to the above-described Purchase and Sale Agreement, the authorization of the stockholders pursuant to the Sale includes an authorization for the Company to enter into another purchase and sale agreement with an unaffiliated third party providing for a gross sales price of at least $164,500,000.

Remedies

If Buyer breaches or fails, without legal excuse, to complete the purchase of the Property or to perform its obligations under the Purchase and Sale Agreement and such failure continues for five business days after notice, the Company will have as its exclusive remedy the right to receive all of the funds deposited into escrow at that time, plus all interest earned and accrued thereon, as liquidated damages. If the Company breaches or fails without legal excuse, to complete the sale of the Property or to perform it obligations under the Purchase and Sale Agreement and such failure continues for five business days after notice, Buyer may, as its sole remedy, either (i) enforce specific performance of the Purchase and Sale Agreement against the Company or (ii) terminate the Purchase and Sale Agreement and receive a return of all amounts deposited into escrow.

The Company will have no liability to Buyer for any breach of the Company’s covenants, representations or warranties under the Purchase and Sale Agreement or under any other agreement, document, certificate or instrument delivered by the Company to Buyer or under any law applicable to the Property or the Sale unless the valid claims for all such breaches collectively aggregate more than $30,000, in which event the full amount of such valid claims shall be actionable; provided, however, that the aggregate amount of such valid claims shall be limited to Buyer’s actual damages up to $1,645,000 and in no event shall include consequential, indirect or punitive damages and reimbursement of all documented expenses up to a maximum of $300,000 in the aggregate.

Amendment to Skyway Agreement

A condition to Buyer’s obligation to close the Sale is the execution and delivery of an amendment to the agreement governing the use of a skyway owned by the Company in connection with the settlement of the litigation described in “Legal Proceedings”. The Company expects that such amendment will be executed and delivered by the applicable parties prior to the consummation of the Sale.

CBRE

In connection with its services provided with respect to the proposed Sale, CBRE made such reviews and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, CBRE marketed the Property, in the capacity of the Company’s exclusive broker, to prospective purchasers, solicited and identified prospective purchasers and informed us of all offers and inquiries with respect to the Property.

CBRE is a national commercial real estate broker and advisor and was retained based on its experience as a real estate advisor and real estate broker.

Under the Exclusive Sales Listing Agreement, dated January 15, 2014, between the Company and CBRE (the “Listing Agreement”), the Company agreed to appoint CBRE as the exclusive agent with respect to the sale of the Property and to pay CBRE a commission based on a percentage of the gross sales price of the Property. Payment of such commission to CBRE is dependent upon consummation of the Sale of the Property. Based upon a gross sales price in the aggregate of $164,500,000, we expect to pay to CBRE a total commission of $658,000. Whether or not we consummate the Sale, we are required to pay certain costs incurred by CBRE in connection with the assembly and production of any marketing materials prepared in connection with the Sale, which costs shall not exceed $35,000.

The terms of the fee arrangement with CBRE were negotiated at arm’s length between CBRE and the Company.

NO APPRAISAL RIGHTS

Under Delaware law and our certificate of incorporation, our stockholders are not entitled to appraisal rights or other similar rights in connection with the proposed Sale of the Property.

FEDERAL INCOME TAX CONSIDERATIONS

General.    The following is a summary of the principal United States federal income tax considerations applicable to the Company as a result of the Sale of the Property. This summary does not purport to be a complete analysis of tax considerations. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax considerations applicable to investors that may be subject to special federal income tax rules.

Corporate Tax Considerations.    From a federal income tax perspective the proposed sale of the Property under the Purchase and Sale Agreement will be treated as a sale of corporate assets, in exchange for cash and the assumption of certain liabilities. The Company has net operating and capital loss carryovers which it will be able to use to offset in whole or in part gain realized on the sale of the Property. Due to limitation on the utilization of tax losses under the federal alternative minimum tax system, at least 10% of any gain on the sale in excess of any current year tax losses generally will be subject to alternative minimum tax at a 20% rate.

This is a summary of general federal income tax rules applicable to the Company with respect to the proposed sale of the Property and does not describe all of the tax consequences that may be relevant. Each stockholder should consider the effects of the transactions discussed herein with their own tax advisors.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the proposed Sale other than compliance with the DGCL and the applicable securities laws in connection with this information statement.

REQUIRED VOTE

The affirmative vote of a majority of our outstanding preferred stock and our outstanding common stock, each voting as a separate class, is required to approve the proposed Sale of the Property. The Company is soliciting the consent of our preferred stockholders in favor of the Sale.

FSP Corp. is the sole stockholder of our one share of common stock and has agreed to vote that share in favor of the Sale if the holders (including FSP Corp. and its affiliates) of a majority of the outstanding shares of preferred stock of the Company vote in favor of the Sale.

PROPOSAL TWO - DISSOLUTION OF THE COMPANY
(FOR APPROVAL BY THE HOLDER OF COMMON STOCK)

General

After and subject to the successful completion of the Sale, the Board intends to dissolve the Company and distribute the assets to the stockholders of the Company. The approval of the dissolution and adoption of the plan of dissolution described in this information statement by the holders of a majority of the outstanding shares of our common stock constitutes the required stockholder approval of the Dissolution for purposes of the Company’s certificate of incorporation and Delaware law. The Board has approved the Dissolution, including adoption of the plan of dissolution attached hereto as Annex A.

The applicable provisions of the DGCL require stockholder approval for the dissolution of the Company.

If the Sale is consummated, the Company will be obligated to discharge certain of its liabilities upon closing, including but not limited to approximately $106,200,000 outstanding under a term loan credit facility with Bank of America, N.A. (approximately $60,000,000) and RBS Citizens, National Association (approximately $46,200,000) and any breakage fees associated with its interest rate swap agreement, any sales commissions due in connection with the Sale, any adjustments to the purchase price for the Property pursuant to the Purchase and Sale Agreement and other outstanding amounts. If the stockholders approve the Dissolution proposal, we estimate that the aggregate amount of total cash distributions to stockholders will be at least $92,500 per share of preferred stock (assuming the asset sale is consummated on the terms expected to be set forth in the Purchase and Sale Agreement). We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp. These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. If the Sale is not approved, we will not dissolve, and we intend to reconsider what options, if any, are available.

Dissolution under Delaware Law

Section 275 of the DGCL provides that a corporation may dissolve upon the approval of the dissolution by the board of directors, followed by the approval of the dissolution by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Following such approval, the dissolution is effected by filing a certificate of dissolution with the Secretary of State of the State of Delaware. The corporation is dissolved upon the filing of the certificate of dissolution with the Secretary of State of the State of Delaware (or on the later date specified in the certificate of dissolution).

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to settle and close its business, sell its properties, wind up its affairs, discharge its liabilities and distribute any remaining assets to stockholders. Therefore, even assuming that the Company completes the distribution of its assets to its claimants and stockholders promptly following dissolution, the Company will continue to exist during the three-year period for the purpose of any additional winding-up activities and in order to prosecute or defend suits, whether they arose before or within the three-year period after dissolution. Moreover, the existence of the Company will continue automatically even beyond the three year-period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed.

In order to ensure that its stockholders and directors are afforded certain protections under the DGCL, a dissolving corporation may opt to follow a court supervised dissolution procedure, pursuant to Section 280 of the DGCL, which requires the corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation and require those persons to submit their claims in accordance with the notice. The court supervised procedure under Section 280 of the DGCL also contemplates that the corporation will offer security to claimants with contingent or conditional claims. The corporation must petition the Delaware Court of Chancery to determine the amount of security for contingent and conditional claimants who have rejected the offered security, for claims that are the subject of pending litigation and for claims that have not been made known to the corporation but are likely to become known within 5 years of the date of dissolution.

The corporation may also dissolve pursuant to the non-court supervised procedure of Section 281(b) of the DGCL. The non-court supervised procedure also requires the corporation to pay or make reasonable provision for certain categories of claims, including contingent, conditional or unmatured contractual claims known to the corporation, claims that are the subject of pending litigation and claims that have not been made known to the corporation but are likely to become known within 10 years of the date of dissolution.

Our Intended Approach to Dissolution

We currently intend to dissolve pursuant to the non-court supervised procedure of Section 281(b) of the DGCL.

PRINCIPAL PROVISIONS OF THE PLAN OF DISSOLUTION

The following summarizes the material provisions of the proposed plan of dissolution. You should carefully read the full text of the plan of dissolution attached to this information statement as Annex A which qualifies this description and is incorporated by reference into this information statement.

Approval of the Plan of Dissolution and Authority of Officers and Directors

The Dissolution proposal must be approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock. The approval of the Dissolution proposal by the requisite vote of the stockholders will constitute adoption of the plan of dissolution and will grant full and complete authority to the Company’s Board and officers, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Company’s Board or officers deems necessary, appropriate or advisable, to implement the plan of dissolution and to proceed with our dissolution and liquidation in accordance with any applicable provision of the DGCL, sell, dispose, convey, transfer and deliver assets of the Company, establish a liquidating trust, satisfy or provide for the satisfaction of the Company’s obligations in accordance with any applicable provisions of the DGCL, and distribute all of the remaining funds of the Company and any unsold assets of the Company to its stockholders.

Dissolution and Liquidation

If the Dissolution proposal is approved by the requisite vote of the stockholders, the steps set forth below may be completed at such times as the Board, in its discretion and in accordance with the DGCL and the plan of dissolution, as adopted by the Board and the holder of common stock, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

•	The filing of a certificate of dissolution with the Secretary of State of the State of Delaware.
•	The cessation of all of our business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary to preserve the value of our assets, wind up our business affairs and distribute our assets in accordance with Section 278 of the DGCL.
•	The negotiation and consummation of sales of all of the assets and properties of the Company.
•	The establishment of a liquidating trust.
•	The payment, or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution.

•	The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders.
•	The dissolution of the corporation pursuant to Section 281(b) of the DGCL.
•	The taking of any and all other actions permitted or required by the DGCL, including but not limited to Sections 280 or 281(b) of the DGCL (as applicable), and any other applicable laws and regulations.

Sale of Remaining Assets

The plan of dissolution gives the Board the authority to dispose of all of our remaining non-cash property and assets, including but not limited to all tangible and intangible assets without further stockholder approval. We do not anticipate holding any non-cash property or assets after consummation of the Sale. Any such non-cash assets and properties may be sold in one transaction or in several transactions to one or more buyers. Additionally, the Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation.

Liquidating Trust

The Board currently intends to establish a liquidating trust and, after distributing an amount of the net proceeds from the Sale in the form of a liquidating distribution following consummation of the Sale and effectiveness of a certificate of dissolution filed with the Secretary of State of the State of Delaware, intends to transfer any remaining assets to such liquidating trust. The liquidating trust may be established by agreement with one or more trustees selected by the Board. If a liquidating trust is established by agreement with one or more trustees, the trust agreement establishing and governing the liquidating trust shall be in form and substance determined by the Board. To the fullest extent permitted by law, approval of the Dissolution by the requisite vote of the stockholders shall constitute the approval of the stockholders of the appointment of the trustees, any trust agreement and any transfer of assets by the Company to the liquidating trust. In the alternative, the Board may petition the Delaware Court of Chancery for the appointment of one more trustees to conduct the liquidation of the Company, subject to the supervision of such court. Whether appointed by an agreement or by the Delaware Court of Chancery, the trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

Professional Fees and Expenses

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of our directors and officers provided by the Company pursuant to our certificate of incorporation and by-laws or the DGCL or otherwise. In addition, in connection with and for the purpose of implementing and assuring completion of the plan of dissolution, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the plan of dissolution. Approval of the Dissolution by the requisite vote of the stockholders shall, to the fullest extent permitted by law, constitute approval of such payments by the stockholders of the Company.

Indemnification

We will continue to indemnify our directors, officers and agents in accordance with our certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with the plan of dissolution and the winding up of our business and affairs. The Board, in its sole and absolute discretion, is also authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s above mentioned indemnification obligations, including directors’ and officers’ liability coverage.

Liquidating Distributions

We will, as determined by the Board, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, (ii) make such provisions as will be reasonably likely to be sufficient to provide payment for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party and (iii) make such provision as will be reasonably likely to be sufficient to provide payment for claims that have not been made known to us or that have not arisen but that, based on facts known to us or our successor entity, are likely to arise or to become known within 10 years after the effective date of the dissolution of the Company. Any of our assets remaining after the payment or the provision for payment of claims against and obligations of the Company shall be distributed by us pro rata to our stockholders. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or trustee(s), if any, in their absolute discretion, may determine.

If any liquidating distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its stock certificates as may be required pursuant to the plan of dissolution, or for any other reason, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event will the proceeds of any such distribution revert to or become the Company’s property.

Liquidation Under Internal Revenue Code Sections 331 and 336

We intend that the plan of dissolution constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Internal Revenue Code, which plan of dissolution shall only go into effect upon the effective date of the certificate of dissolution and not prior to such date. The plan of dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Internal Revenue Code and the regulations promulgated thereunder, including the making of any elections thereunder, if applicable.

Filing of Tax Forms

The plan of dissolution authorizes and directs the Company’s officers to file an appropriate statement of corporate dissolution with the IRS after the effective date. The Company’s officers are also authorized to file any additional returns, forms and reports with the IRS, or other taxing authorities, including state and local taxing authorities, as may be necessary or appropriate in connection with the plan of dissolution and the actions contemplated thereby. The Company will be required to file tax returns so long as it holds any assets.

Estimated Liquidating Distributions

Many of the facts influencing the amount of cash distributed to stockholders as a liquidating distribution cannot currently be quantified with certainty and are subject to change. Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution when you vote on the Dissolution proposal. You may receive substantially less or more than the amount currently estimated.

The following projected liquidating distribution analysis assumes that the Sale is consummated in accordance with the Purchase and Sale Agreement and our stockholders approve the Dissolution proposal. If the Sale is consummated, the Company will discharge certain of its liabilities and obligations at closing, including but not limited to the total amount outstanding under its line of credit and legal and accounting fees, sales commissions and adjustments payable in connection with the Sale. We intend to sell our remaining non-cash assets, if any, for the best price available as soon as reasonably practicable after the effective date of the dissolution of the Company. We do not expect that our non-cash assets will result in material, incremental value. The amount available to be distributed to stockholders will be deducted by the amount necessary to satisfy the Company’s obligations to current and potential claimants pursuant to the applicable provisions of the DGCL. Based on the foregoing, if both Proposals are approved, we estimate that the aggregate amount of total cash distributions to our stockholders will be at least $92,500 per share of preferred stock (assuming the asset sale is consummated on the terms expected to be set forth in the Purchase and Sale Agreement). We do not expect any cash distributions to be made on the single share of common stock owned by FSP Corp. These amounts may be paid in one or more distributions, and we cannot predict the timing or amount of any such distributions, as uncertainties as to the precise net value of our remaining assets after the Sale, the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. If our stockholders do not approve the Dissolution proposal, no liquidating distributions will be made.

Pursuant to the plan of dissolution, we intend to liquidate all of our remaining non-cash assets, if any, and, after paying or making reasonable provision for the payment of claims against and obligations of the Company as required by law, and distribute any remaining cash to stockholders. We may defend suits and incur claims, liabilities and expenses (such as legal, accounting and consulting fees) following approval of the Dissolution and during the three years following the effective date of the dissolution of the Company. Satisfaction of these claims, liabilities and expenses will reduce the amount of cash available for ultimate distribution to stockholders. While we cannot predict the actual amount of our liabilities, other obligations and expenses and claims against us, we believe that available cash (assuming the Sale is completed) and any amounts received from the sale of our remaining non-cash assets, if any, will be adequate to provide for the satisfaction of our liabilities, other obligations and expenses and claims against us and that we will make one or more cash distributions to stockholders.

Conduct of the Company Following Dissolution

If the Dissolution is approved, we intend to file a certificate of dissolution with the Secretary of State of the State of Delaware when determined by the Board as soon as reasonably practicable after the closing of the Sale. Despite the anticipated timing, the Board may abandon the Dissolution if it determines, prior to the filing of the certificate of dissolution, that such course of action is necessary or advisable, in view of its fiduciary obligations. For avoidance of doubt, we do not anticipate abandoning the Dissolution if the Sale is approved by the requisite vote of the stockholders.

We intend to make a public announcement in advance of the anticipated effective date of the dissolution of the Company. After the effective date of the dissolution of the Company, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders. The Company also intends to establish a liquidating trust in connection with the dissolution and to transfer a portion of the Company’s assets to such trust during the Company’s three year wind-up period.

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the effective date of the dissolution of the Company, we will pay all expenses and other known liabilities and make reasonable provision for certain other claims and liabilities. We also may seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities. At this time, we are not able to provide a precise estimate of the amount of the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount necessary to satisfy the Company’s obligations to current and potential claimants may vary from time to time and will be based upon estimates and opinions of the Board, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including: legal and accounting fees; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. Our assets may not be sufficient to satisfy all of our obligations, expenses and liabilities, and if a distribution to stockholders is made in such circumstances, a creditor could bring a claim against our stockholders for the total amount distributed by us to such stockholders pursuant to the plan of dissolution.

Potential Liability of Stockholders

Under the DGCL, if the Board fails to make reasonable provision for the satisfaction of liabilities and claims, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the plan of dissolution. So long as we dispose of our claims in accordance with the DGCL, the potential for stockholder liability regarding a distribution continues for three years after the date of dissolution. Under the DGCL, our dissolution does not remove or impair any remedy available against the Company, its directors, officers or stockholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years (or any court extension thereof) after the date of dissolution.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the plan of dissolution. Any such action could delay and substantially diminish liquidating distributions to stockholders.

Reporting Requirements

Whether or not the Dissolution is approved, we will continue to have an obligation to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders, until the SEC provides relief from such reporting requirements or the Company is permitted to deregister its shares under the Exchange Act. In order to curtail the economically burdensome expenses that the Company would incur to continue to comply with Exchange Act reporting requirements, we intend to seek relief from the SEC to suspend our reporting obligations under the Exchange Act as soon as possible. We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Cessation of Transfers of Stock

Transfers of preferred stock and common stock shall be discontinued as of the date of the effectiveness of the certificate of dissolution with the Secretary of State of the State of Delaware. Thereafter, shares of our preferred stock and common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new shares of stock.

The total liquidating distributions to stockholders pursuant to the Company’s certificate of incorporation shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s preferred and common stock. After receipt of all liquidating distributions, each stockholder will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the plan of dissolution.

If the surrender of documentation evidencing proof of ownership of Company stock will be required following the dissolution, we will send you written instructions regarding such surrender. Any distributions otherwise payable by us to stockholders who have not surrendered such information, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such information (subject to escheat pursuant to the laws relating to unclaimed property).

NO APPRAISAL RIGHTS

Under the DGCL, the Company’s stockholders are not entitled to appraisal rights for their shares of preferred stock or common stock in connection with the Dissolution.

FEDERAL INCOME TAX CONSIDERATIONS

The discussion set forth below summarizes the material United States federal income tax consequences to stockholders of the Company in connection with the dissolution of the Company pursuant to the plan of dissolution. This discussion is based on the Internal Revenue Code, existing and proposed Treasury regulations thereunder and administrative rulings and court decisions, all as in effect on the date of this information statement and all of which are subject to change or differing interpretations (possibly with retroactive effect). Any such change or differing interpretation could alter the tax consequences to the Company and its stockholders described herein.

This discussion is not a complete description of all the United States federal income tax consequences that may be relevant to the Company’s dissolution. In addition, this discussion does not address all of the tax consequences that may be relevant to particular Company stockholders in light of their particular circumstances or to Company stockholders that are subject to special tax treatment under United States federal income tax laws, such as stockholders that are, for United States federal income tax purposes:

•	dealers or traders in securities;
•	persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	persons who are not United States persons;
•	entities treated as partnerships or other flow-through entities;
•	tax-exempt organizations;
•	financial institutions;
•	insurance companies;
•	persons who hold their shares as part of a hedge, straddle, wash sale, synthetic security, conversion or other risk-reduction or constructive sale transaction;
•	persons who acquired their shares in compensatory transactions; and
•	persons who do not hold their Company stock as a capital asset (generally, an asset held for investment).

In addition, the following discussion does not address the tax consequences of the dissolution under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the dissolution (whether or not any such transactions are undertaken in connection with the dissolution). The Company has not requested, nor will request, a ruling from the IRS with regard to any of the tax consequences of the dissolution.

Each stockholder is urged to consult its own tax advisors as to the specific tax consequences of the dissolution, including the applicable, federal, state, local and foreign tax consequences, in light of the particular circumstances of such holder.

Material United States Federal Income Tax Consequences to the Company and Company Stockholders of the Dissolution

The Board has adopted a plan of dissolution, which, subject to approval of the Company’s stockholders, provides for liquidation and distribution of the Company’s assets to its stockholders. In the dissolution, the Company will recognize gain or loss measured by the difference, if any, between the sale price (or the fair market value in the case of distributions of assets in kind) of the Company’s assets and their adjusted tax bases. In the dissolution, the principal assets of the Company will consist of cash and a limited amount of non-cash assets, if any. To the extent that the Company has net operating losses, it may be able to use some or all of such losses to offset any gain that is recognized in the dissolution.

Amounts received by Company stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their preferred and common stock. A stockholder’s gain or loss on such amounts received will be computed on a “per share” basis. If the Company makes more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The amount of cash and the fair market value of any other property received by a stockholder in each liquidating distribution will be applied against and reduce the stockholder’s adjusted tax basis in that stockholder’s shares of common stock. A stockholder will not recognize any gain with respect to a share until the stockholder has recovered the stockholder’s adjusted tax basis for that share. After the adjusted tax basis is recovered, all distributions in excess of such recovered basis will be recognized as taxable gain. Any loss will generally be recognized only when the final distribution from the Company has been received, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s adjusted tax basis for that share. This gain or loss will be long-term capital gain or loss if, as of the date of dissolution, the holding period for such stock is more than one year.

Upon any liquidating distribution of property (other than cash), the stockholder’s adjusted tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution.

For federal income tax purposes, payments made by a stockholder in satisfaction of our liabilities not covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations for income tax purposes.

If a liquidating trust is used, the distribution of assets and liabilities of the Company to the trust would be treated for United States federal income tax purposes as if the assets and liabilities had been distributed to the Company stockholders in a liquidating distribution (with the tax consequences described above) and then contributed by them to the trust. The Company stockholders would not be required to recognize any additional gain or loss on the deemed contribution of the assets and liabilities to the liquidating trust. The liquidating trust would be treated as a grantor trust for United States federal income tax purposes, and gains or losses realized by the trust in the course of its administration would be passed through to the stockholders, who would be taxed on their respective shares of such gains and losses on their own tax returns.

Material United States Federal Income Tax Consequences to the Company and Company Stockholders after the Asset Sale if there is no Dissolution

If the Company does not ultimately consummate the dissolution pursuant to the plan of dissolution, it may nevertheless distribute various assets to the Company’s stockholders in kind. If non-liquidating distributions of assets in kind are made, the Company may recognize gain (but not loss) on such distributions. For Company stockholders, non-liquidating distributions would be treated either in whole or in part as dividends taxable at ordinary income rates without regard to the recipients’ basis in the Company’s stock, or as partial liquidating distributions eligible for capital gain or loss treatment to Company stockholders, or as part of a series of liquidating distributions also eligible for capital gain or loss treatment for Company stockholders, depending on the particular circumstances of the distribution and each recipient stockholder. If any such distribution were treated as a dividend, the amount taxable as a dividend would not exceed the current and accumulated earnings and profits of the Company in the distribution year.

Federal Backup Withholding

A Company stockholder may be subject, under some circumstances, to backup withholding at a rate of 28% with respect to any amounts (including cash and the fair market value of other assets) received with respect to Company stock, unless such stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amount withheld from a payment to a stockholder under the backup withholding rules is not an additional tax and may be refunded or credited against the stockholder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISSOLUTION AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THIS DISCUSSION WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR AVOIDING PENALTIES THAT MAY BE IMPOSED. THIS DISCUSSION WAS WRITTEN TO SUPPORT THE SOLICITATION OF PROXIES FOR THE SPECIAL MEETING. COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE DISSOLUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND ANY PROPOSED TAX LAW CHANGES.

REGULATORY APPROVALS

We are not aware of any governmental or regulatory approvals required in connection with the Dissolution other than compliance with the DGCL and the applicable securities laws in connection with this information statement.

REQUIRED VOTE

The affirmative vote of a majority of the common stock is required to approve the Dissolution. The Company is soliciting the consent of our common stockholders in favor of the Dissolution. FSP Corp is the sole stockholder of our one share of common stock and, upon the

Company’s receipt of the requisite stockholder consent approving the Sale, currently intends to vote its share of common stock to approve the Dissolution. For avoidance of doubt, FSP Corp. will not vote its share of common stock to approve the Dissolution if the Company does not receive the requisite stockholder consent approving the Sale.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSALS

FSP Corp. will not receive any commissions or fees in connection with the Sale.

Barry Silverstein, a director of FSP Corp., beneficially owns five shares of preferred stock of the Company through various investment entities. Other than Mr. Silverstein, no director or officer of FSP Corp. owns shares of preferred stock; therefore, none of its directors or officers other than Mr. Silverstein will be entitled to any proceeds of a sale of the Property or from a dissolution of the Company in connection therewith. Mr. Silverstein will be entitled to his pro rata portion of distributions to holders of preferred stock in the Dissolution.

Because FSP Corp. holds the sole outstanding share of common stock of the Company, according to the terms of the certificate of incorporation of the Company, in the event the Company is dissolved, as the sole common stockholder, FSP Corp. would be entitled to receive a portion of the assets of the Company only after the payment of preferential amounts to the preferred stockholders of at least $100,000 per share, and then would be allocated the equivalent of one-tenth of a preferred share as part of a distribution to all stockholders, pro rata.

After the consummation of the Sale, FSP Corp. will no longer be entitled to receive any asset management fees from the Company.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Not applicable.

LEGAL PROCEEDINGS

There are no material legal proceedings to which the Company is a party. The Company from time to time may be involved in lawsuits including, but not limited to, lawsuits relating to the real property it owns for liability for slips and falls, damage to automobiles in the parking garage, minor theft or similar matters. The Company expects that most of these suits will be covered by insurance, subject to customary deductions. In addition, in the ordinary course of business, the Company may become involved in litigation to collect rents or other income due to it from tenants.

On March 19, 2014, a Minnesota limited liability company, 9s on the Mall, LLC (the “Plaintiff”), commenced an action against the Company in Hennepin County District Court, State of Minnesota (Case No. 27-CV-14-3873). The dispute relates to a skyway owned by the Company. In its complaint, the Plaintiff brought four causes of action. First, the Plaintiff is seeking declaratory relief that the construction and maintenance of the skyway is unlawful. Second, the Plaintiff alleges that our use of the skyway constitutes a trespass on the Plaintiff’s property rights. Third, the Plaintiff alleges that the existence of the skyway is a nuisance and has injured the Plaintiff in an unspecified manner. Finally, the Plaintiff seeks an order removing the skyway. We have entered into a settlement agreement with the Plaintiff with respect to this litigation, and the litigation was dismissed with prejudice. The lis pendens recorded against the Property has also been discharged.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

ADDITIONAL FINANCIAL INFORMATION ON THE COMPANY

Additional financial information about the Company required by Item 14(c)(2) of Schedule 14A, including the Company’s financial statements for fiscal 2013 and Management’s Discussion and Analysis for such period, are incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and from any other documents incorporated by reference into this Information Statement as permitted under Item 14(e) of Schedule 14A. See “Incorporation of Certain Documents by Reference” below. We also note that a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being sent to stockholders along with this information statement pursuant to Rule 14(a)-3 under the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the beneficial ownership of the Company’s common stock and preferred stock as of February 28, 2014 by each holder who beneficially owns more than five percent of the Company’s common stock or preferred stock, by each director, by each of the Company’s executive officers and by all current directors and executive officers as a group. To the Company’s knowledge, no person or group, other than as set forth below, beneficially owns more than five percent of the Company’s common stock or preferred stock.

The following tables set forth the beneficial ownership of the Company’s Common Stock and Preferred Stock as of February 28, 2014 by each holder who beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock, by each director, by each of the Company’s executive officers and by all current directors and executive officers as a group. To the Company’s knowledge, no person or group, other than as set forth below, beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock.

Common Stock	Number of Shares	Percentage of Outstanding
	Beneficially	Common
Name of Holder	Owned	Stock

Franklin Street Properties Corp. (1)	1	100%

George J. Carter(2)	—	0%

Barbara J. Fournier(2)	—	0%

Janet P. Notopoulos(2)	—	0%

Jeffrey B. Carter(2)	—	0%

All Directors and Executive Officers as a Group
(consisting of 4 persons)(2)	—	0%

Preferred Stock	Number of Shares	Percentage of Outstanding
	Beneficially	Preferred
Name of Holder	Owned	Stock

George J. Carter(2)	—	0%

Barbara J. Fournier(2)	—	0%

Janet P. Notopoulos(2)	—	0%

Jeffrey B. Carter(2)	—	0%

All Directors and Executive Officers as a Group
(consisting of 4 persons) (2)	—	0%
(1)	The address of Franklin Street Properties Corp. is 401 Edgewater Place, Wakefield, Massachusetts 01880.
(2)	Each of the Executive Officers is employed by Franklin Street Properties Corp. Franklin Street Properties Corp. owns 100% of the issued and outstanding Common Stock of the Company.

PREFERRED STOCK

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS OF
FSP 50 SOUTH TENTH STREET CORP. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of FSP 50 South Tenth Street Corp. (the “Company”). When properly executed and delivered to the Company, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to the Company with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposal referred to herein.

Receipt is hereby acknowledged of the Notice of Solicitation of Action by Stockholders by Written Consent In Lieu of Meeting of Stockholders and information statement dated July 31, 2014, which describe in detail the Proposal referred to herein.

(continued and to be signed and dated on reverse side)

_____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends consenting to approval of the following proposal.

Proposal: To approve the sale by the Company of the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in Minneapolis, Minnesota to Union Investment Real Estate GmbH, an unaffiliated third-party buyer for a gross sales price in the aggregate of at least $164,500,000 as further described in the information statement that accompanies this letter or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000. “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

(Please sign and date below)

Dated: ______________________.

Signature of Stockholder(s)

Signature of Stockholder(s)

Please sign exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

COMMON STOCK

IMPORTANT
PLEASE COMPLETE, SIGN AND DATE
YOUR WRITTEN CONSENT AND PROMPTLY
RETURN IT IN THE ENCLOSED PRE-ADDRESSED ENVELOPE

WRITTEN CONSENT OF THE STOCKHOLDERS OF
FSP 50 SOUTH TENTH STREET CORP. IN LIEU OF A STOCKHOLDERS’ MEETING

This consent is solicited by the Board of FSP 50 South Tenth Street Corp. (the “Company”). When properly executed and delivered to the Company, this consent will be acted upon as designated by the undersigned. If this consent is signed, dated, and delivered to the Company with no designation by the undersigned, this consent will constitute the stockholder’s consent to and approval of the Proposals referred to herein.

Receipt is hereby acknowledged of the Notice of Solicitation of Action by Stockholders by Written Consent In Lieu of Meeting of Stockholders and information statement dated July 31, 2014, which describe in detail the Proposals referred to herein.

(continued and to be signed and dated on reverse side)

_____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____ _____

PLEASE MARK YOUR ACTION IN BLUE OR BLACK INK AS SHOWN HERE: ☒

The Board of Directors recommends consenting to approval of the following proposals.

Proposal No. 1: To approve the sale by the Company of the twelve story multi-tenant office and retail building, containing approximately 498,768 rentable square feet of space in Minneapolis, Minnesota to Union Investment Real Estate GmBH, an unaffiliated third-party buyer for a gross sales price in the aggregate of at least $164,500,000 as further described in the information statement that accompanies this letter or, if that sale should not be consummated, to another unaffiliated third-party buyer for a gross sales price of at least $164,500,000 (the “Sale” of the Property). “Gross sales price” includes any and all consideration received or receivable, in whatever form, including but not limited to assumption or release of existing liabilities.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

Proposal No. 2: To approve the dissolution of the Company following the closing of the Sale in accordance with Proposal No. 1 and adoption of the plan of dissolution.

MARK ONLY ONE OF THE FOLLOWING THREE BOXES:

☐ CONSENT	☐ WITHHOLD CONSENT	☐ ABSTAIN

(Please sign and date below)

Dated: ______________________.

Signature of Stockholder(s)

Signature of Stockholder(s)

Please sign exactly as you hold your stock. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Annex A: Plan of Dissolution

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PLAN OF COMPLETE DISSOLUTION AND
LIQUIDATION OF FSP 50 SOUTH TENTH STREET CORP.

This Plan of Complete Dissolution and Liquidation (the “Plan”) is intended to accomplish the complete dissolution and liquidation of FSP 50 South Tenth Street Corp., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware (“DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), and constitutes a plan of dissolution and distribution under the DGCL.

1.     Approval and Adoption of Plan.

This Plan shall be effective when all of the following steps have been completed:

(a)     Resolutions of the Company’s Board of Directors.    The Company’s Board of Directors (the “Board”) shall have adopted a resolution or resolutions with respect to the following:

(i)     Complete Dissolution and Liquidation:    The Board shall deem it advisable for the Company to be dissolved and liquidated completely.

(ii)     Adoption of the Plan:    The Board shall approve this Plan as the appropriate means for carrying out the complete dissolution and liquidation of the Company.

(iii)     Sale of Assets:    The Board shall deem it expedient and in the best interests of the Company to sell all or substantially all of the Company’s property and assets in order to facilitate liquidation and distribution to the Company’s creditors and stockholders, as appropriate.

(b)     Adoption of this Plan by the Company’s Stockholders.    The holders of a majority of the outstanding voting power of the Company’s common stock, par value $.01 per share (the “Common Stock”) shall have approved the dissolution of the Company and the adoption of this Plan, including those provisions authorizing the Board to sell all or substantially all of the Company’s assets in connection therewith, at a special meeting of the stockholders of the Company called for such purpose by the Board or via a solicitation of written consent of stockholders.

(c)     Filing of the Certificate of Dissolution.    The filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the “Effective Date”).

Notwithstanding the authorization of the Board pursuant to Section 1(a) above or the approval of stockholders pursuant to Section 1(b) above, the Company may continue to pursue other business opportunities and transactions, and, if for any reason, including the pursuit of such opportunities or transactions, the Board determines that such action would be in the best interests of the Company, it may, prior to the Effective Date, abandon the proposed dissolution and the proposed Plan pursuant to Section 275(e) of the DGCL. Upon the abandonment of the proposed dissolution and the proposed Plan, the Plan shall be void.

2.     Dissolution and Liquidation Period.

After the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company’s assets upon liquidation:

(a)     The completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;

(b)     The cessation of all of the Company’s business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary to preserve the value of its assets, wind up its business affairs and distribute its assets pursuant to Section 278 of the DGCL;

(c)     The negotiation and consummation of sales of all of the assets and properties of the Company;

(d)     The payment, or the making of reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, the making of such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and the making of such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution; and

(e)     The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders.

Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 281(b) of the DGCL, and the adoption of the Plan by the holders of the Company’s Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 280 thereof.

3.     Authority of Officers and Directors.

The adoption of the Plan by the holders of the Company’s Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company’s obligations in accordance with Sections 280 and 281 of the DGCL; (iv) to satisfy any continuing obligations of the Company pursuant to any definitive purchase and sale agreement of substantially all assets of the Company and (v) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the holders of the Company’s preferred stock, par value $.01 per share (the “Preferred Stock”) and Common Stock.

4.     Sale of All or Substantially All of the Non-Cash Assets.

The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all or substantially all of its non-cash property and assets, including but not limited to all tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the best interests of the stockholders, without any further vote or action by the Company’s stockholders. The Company’s non-cash assets and properties may be sold in one transaction or in several transactions to one or more buyers. The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation.

5.     Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its certificate of incorporation and by-laws or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan. Approval of the adoption of the Plan by stockholders shall, to the fullest extent permitted by law, constitute approval of such payments by the stockholders of the Company.

6.     Indemnification.

The Company shall continue to indemnify its directors, officers and agents in accordance with its certificate of incorporation and by-laws and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company’s obligations hereunder, including without limitation directors’ and officers’ liability coverage.

7.     Liquidating Trust.

The Board may, but is not required to, establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees (the “Trustees”) selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. To the fullest extent permitted by law, adoption of the Plan by stockholders shall constitute the approval of the appointment of the Trustees, any trust agreement and any transfer of assets by the Company to the Trust. In the alternative, the Board may petition the Court for the appointment of one more Trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s property, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

8.     Liquidating Distributions.

Liquidating distributions, in cash or in kind, may be made from time to time to the holders of record of outstanding shares of Preferred Stock and Common Stock of the Company at the close of business on the Effective Date, as provided in Section 2 above, pro rata in accordance with the respective number of shares then held of record, and according to the Company’s certificate of incorporation; provided that, in the opinion of the Board, provision has been made for the payment of the obligations of the Company to the extent required by law. All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281 of the DGCL. As provided in Section 11 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.

9.     Amendment or Modification of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify the Plan and all action contemplated thereunder, notwithstanding stockholder approval of the Plan; provided, however, that the Company will not amend or modify the Plan under circumstances that would require additional stockholder approval under the federal securities laws without complying with the federal securities laws.

10.     Cancellation of Stock and Stock Certificates.

Following the Effective Date and subject to applicable law, the Company shall no longer permit or effect transfers of any of its stock. As a condition to receipt of any liquidating distribution, the Board, in its absolute discretion, may require the stockholders to (i) surrender evidence of ownership of the Preferred Stock and Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of any such evidence documenting ownership of the Preferred Stock and Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.

11.     Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code, which plan shall only go into effect upon the Effective Date, and not prior to such date. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of any elections thereunder, if applicable.

12.     Filing of Tax Forms.

The appropriate officers of the Company are authorized and directed, within thirty (30) days after the Effective Date, to execute and file United States Treasury Form 966 for the Company and any appropriate subsidiaries, pursuant to Section 6043 of the Code. The appropriate officers of the Company and its subsidiaries are also authorized to file any additional returns, forms and reports with the Internal Revenue Service, or other taxing authorities, including state and local taxing authorities, as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

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Annex B: Annual Report on Form 10-K For the Fiscal Year Ended
December 31, 2013

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

(Mark One)

☒     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2013

☐     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File No. 000-52551

FSP 50 South Tenth Street Corp.

(Exact name of registrant as specified in its charter)

Delaware	20-5530367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Edgewater Place, Wakefield, Massachusetts	01880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-1300

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Preferred Stock, $.01 par value per share

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐ No ☒ .

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act. Yes ☐  No ☒.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No ☐.

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐.

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes ☐   No ☒.

As of June 30, 2013, the aggregate fair market value of Common Stock held by non-affiliates of the registrant was $0.

The number of shares of Common Stock outstanding was 1 and the number of shares of Preferred Stock outstanding was 700, each as of February 28, 2014.

Documents incorporated by reference: None.

Item 1.     Business

History

Our company, FSP 50 South Tenth Street Corp., which individually or together with its subsidiary, we refer to as the “Company”, “we” or “our”, is a Delaware corporation formed to purchase, own and operate a twelve-story multi-tenant office and retail building containing approximately 498,768 square feet of rentable space located in downtown Minneapolis, Minnesota, which we refer to as the Property. The Company operates in a manner intended to qualify as a real estate investment trust, or REIT, for federal income tax purposes.

The Company was organized initially in September 2006 by FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street Properties Corp., which we refer to as Franklin Street (NYSE MKT: FSP). FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the organization of the Company, (b) the acquisition of the Property by the Company and (c) the sale of equity interests in the Company.

The Company purchased the Property from an unaffiliated third party for $127,000,000 on November 8, 2006. The purchase price, which was determined by arm’s-length negotiations, was financed entirely by a loan from Franklin Street collateralized by a first mortgage, which we refer to as the Acquisition Mortgage Loan.

Franklin Street holds the sole share of the Company’s common stock, $.01 par value per share, which we refer to as the Common Stock. Between November 2006 and January 2007, FSP Investments LLC completed the sale on a best efforts basis of 700 shares of preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. We sold the Preferred Stock for an aggregate consideration of $70,000,000 in a private placement offering to 627 “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Between November 13, 2006 and January 9, 2007, the Company held six investor closings, at each of which shares of Preferred Stock were sold and funds were received. Funds from each individual closing were used to repay a portion of the Acquisition Mortgage Loan from Franklin Street and associated fees as well as other expenses payable to Franklin Street’s wholly-owned subsidiary, FSP Investments LLC. On December 21, 2006, the Company obtained a permanent first mortgage loan in the original principal amount of $76,200,000 from Bank of America, N.A., which we refer to as the BofA Loan, which was repaid in its entirety on December 29, 2011. The Acquisition Mortgage Loan was repaid in its entirety on December 26, 2006 from the proceeds of the sale of equity interests in the Company and from the proceeds of the Permanent Mortgage Loan. Total interest and loan fees incurred on the Acquisition Mortgage Loan payable to Franklin Street were approximately $4,961,000 in 2006. The use of proceeds received from the offering of Preferred Stock and the Permanent Mortgage Loan and affiliates receiving payments therefrom are set forth in the table below:

Type	Affiliate paid	Amount
Operating/Capital Reserve (1)		$8,209,000
Organizational, Offering and
Other Expenditures for the Company(2)(6)	FSP Investments LLC	725,000
Selling Commissions(3)	FSP Investments LLC	5,600,000
Equity Portion of the Purchase Price
of the Property(4)	Franklin Street Properties Corp.	50,800,000
Loan Fee Paid to Franklin Street (5)	Franklin Street Properties Corp.	4,025,000
Acquisition Fee(6)	FSP Investments LLC	350,000
Permanent Mortgage Loan fee & expenses		291,000
Total Uses of Proceeds		70,000,000
Permanent Mortgage Loan		76,200,000
		$146,200,000

(1)	The Operating/Capital Reserve proceeds were retained by the Company for operating and capital uses.
(2)	Organizational, Offering and Other Expenditures were paid for various expenses, including legal, accounting, appraisal, engineering and organizational expenses allocable to the offering, incurred in connection with the organization and syndication of the Company.
(3)	Selling Commissions were paid to FSP Investments LLC, as Selling Agent.
(4)	The Purchase Price of the Property was $127,000,000 and was financed by the Acquisition Mortgage Loan, which was repaid from proceeds of the offering and the Permanent Mortgage Loan.
1

(5)	The Loan Fee Paid to Franklin Street was a fee (or points) of $4,025,000 paid to Franklin Street to obtain the Acquisition Mortgage Loan to purchase the Property. The Acquisition Mortgage Loan was in the original principal amount equal to the purchase price of the Property, had a term of two years, and was prepayable at any time without premium or penalty and carried an interest rate equal to the rate payable by Franklin Street on borrowings under its line of credit with its bank.

(6)	The Acquisition Fee was paid for services in connection with identifying and acquiring the Property.

Transactions between the Company and Franklin Street and/or its affiliates were entered into without the benefit of arm’s-length bargaining and involved conflicts of interest. Although Franklin Street has sponsored the syndication of other REITs similar to the Company and has in the past acquired some of those REITs, Franklin Street is under no obligation to acquire or to offer to acquire the Company or the outstanding shares of Preferred Stock, and any acquisition transaction would need to be approved by the Company’s stockholders and the boards of directors of Franklin Street and the Company. Please see “Part III, Item 13. Certain Relationships and Related Transactions, and Director Independence”.

Our Business

Our sole business is to own and operate the Property and we do not intend to invest in or purchase any additional properties. We derive rental revenue from income paid to us by the tenants of the Property. Asset, investor and property management services are provided by third parties.

FSP 50 South Tenth Street LLC, a wholly-owned subsidiary of the Company, leases a portion of the Property from the Company and is the lessor for tenants occupying the portion of the Property controlled by a master lease. This arrangement has no economic effect on the Company's operations and exists only because the Company acquired the Property with a master lease in place.

The Property was completed in 2001 and is currently leased to office and retail tenants with staggered lease expirations but, as described below, has a large office component that is effectively leased to Target Corporation (NYSE: TGT), which we refer to as Target, through March 31, 2030. The Property is located directly across the street from the designated world headquarters of Target and is connected to a corporately-owned two-level Target retail store and sits above an approximately 850-stall, three-level parking garage that is owned and managed by the City of Minneapolis.

The Property also has street level retail space and is part of a larger area that we refer to as the Project that covers a full city block in Minneapolis, Minnesota. The Project is comprised of our Property, the Target retail store and the parking garage. The three owners of the Project, the Company, Target and the City of Minneapolis, share expenses and responsibilities for maintenance of the Project under the terms of a Reciprocal Easement and Operation Agreement (REOA), which is administered by Ryan Companies US, Inc., which we refer to as Ryan. The three owners of the Project also share certain common areas and access to four skyway bridges that connect the Project to other buildings, including Target’s world headquarters across the street, and the greater Minneapolis skyway system. Ryan also serves as our property manager. For the year ended December 31, 2013, total expenses allocable to the three owners pursuant to the REOA were $650,000, of which $367,000, or 56.5%, was allocated to us as common area expenses. These common area expenses are typically recovered through tenant leases.

The Property primarily has office and retail space, which collectively was approximately 99.6% occupied as of December 31, 2013. There are approximately 449,233 rentable square feet, which we refer to as RSF, of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc., which we refer to as Oracle America, leases approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleases all of its office space to Target. In addition, Target directly leases approximately 130,908 RSF of office space through March 31, 2030.

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement, which we refer to as the Target Lease, whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Target Lease becomes part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Company provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and has or will become part of the leased premises pursuant to the following put arrangement:

2

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

Target also has the right to extend the term of the Target Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company was required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Company was required to pay brokerage fees relating to the consummation of the Target Lease in the amount of $6,688,000.

On February 29, 2012, the Company and Ryan entered into a Lease Termination Agreement, which we refer to as the Lease Termination Agreement, whereby the parties agreed to terminate Ryan’s lease with the Company effective March 31, 2012. Effective April 1, 2012, Target directly leased 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

FSP Property Management LLC, a wholly-owned subsidiary of Franklin Street, provides the Company with asset management and financial reporting services, which include but are not limited to, selecting and supervising a local property management company and local leasing brokers, approving lease transactions, managing debt compliance, evaluating performance of the asset, and recommending appropriate stockholder distributions to the Board of Directors of the Company. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by the Company without cause at any time, upon at least thirty (30) days written notice.

FSP Investments LLC, a wholly-owned subsidiary of Franklin Street, provides investor services to the holders of the Company’s Preferred Stock. The investor services agreement between the Company and FSP Investments LLC requires the Company to pay a monthly service fee of $500 and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses. The investor services agreement may be terminated by either party with thirty (30) days written notice or immediately upon the occurrence of certain events of default specified in the investor services agreement.

Ryan provides the Company with local, on-site property management and building maintenance services and periodic financial, operating and budget reports relating to the operation of the Property for review by FSP Property Management LLC. Ryan is a third-party service provider that is not related to or affiliated with Franklin Street. The management agreement between the Company and Ryan requires the Company to pay Ryan a monthly fee equal to three percent (3%) of the net operating receipts collected in the preceding month; provided, however, that commencing on April 1, 2014, with respect to any space at the Property directly leased by Target, the monthly fee shall equal two percent (2%) of the net operating receipts collected in the preceding month for such directly leased space. The management agreement between the Company and Ryan may be terminated by the Company without cause at any time, upon at least thirty (30) days written notice.

3

Investment Objectives

The Company’s objectives are to (i) obtain cash available to pay dividends through rental receipts from operations of the Property, (ii) have that cash increase over time as a result of rental rate step increases in existing leases, (iii) have our rental revenue potentially increase over time if rental rates increase for new leases, (iv) provide increased equity in the Property as a result of appreciation in market value, and (v) preserve and protect the capital invested by the holders of our Preferred Stock. We cannot be sure of meeting our objectives.

Our policy is not to make loans to other persons, not to invest in the securities of other issuers for the purpose of exercising control, not to underwrite the securities of other issuers, not to offer securities in exchange for property and not to purchase or otherwise reacquire our securities. These policies may be changed by our directors without a vote of the holders of our Preferred Stock.

We have issued 700 shares of Preferred Stock in the offering described above. The Company’s Amended and Restated Certificate of Incorporation, or charter, authorizes the Company to issue up to 1,540 shares of Preferred Stock. In the event that the Company elects, in its sole and absolute discretion, to reduce the principal amount of the Permanent Mortgage Loan, the Company will have the right, without the consent of any holder of shares of our Preferred Stock, to issue up to 840 additional shares of Preferred Stock. We expect that any such issuance would be in an offering exempt from registration under the Securities Act. No additional shares of Preferred Stock are authorized by our charter, and authorization of any increase in the number of authorized shares or the creation of any new series or class of stock would require the affirmative vote of the holders of 66.67% of the outstanding shares of Preferred Stock.

We intend to dispose of the Property at such time that our directors determine that we have achieved our investment objectives. We do not intend to reinvest the proceeds and would distribute cash proceeds to shareholders following such disposition. We also do not intend to list our shares of Preferred Stock on an exchange and therefore do not expect any trading market to develop in such shares.

Bridge Loan

On December 29, 2011, we executed and delivered a promissory note to Franklin Street that evidenced a loan for up to $106,200,000, which we refer to as the Bridge Loan. On July 27, 2012, we repaid the Bridge Loan in its entirety from the proceeds of the Term Loan (as defined below). The Bridge Loan included a term loan component, which we refer to as the Term Loan Component, in the amount of $76,200,000, all of which was funded on December 29, 2011 and used to repay the BofA Loan in the same amount in full. We paid Franklin Street a Term Loan Component fee in the amount of $762,000 on December 29, 2011. The Bridge Loan also included a revolving line of credit component that could not at any time exceed $30,000,000, which we refer to as the Revolving Line Component. The proceeds of the Revolving Line Component of the Bridge Loan were to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the Property.

The Bridge Loan was evidenced by a loan agreement dated December 29, 2011 by and between the Company and Franklin Street. Pursuant to the loan agreement, we could borrow, repay and reborrow Revolving Line Component funds in the form of revolving advances from time to time so long as no event of default existed and certain other customary conditions were satisfied, provided, however, that the aggregate principal amount of all revolving advances outstanding at any time could in no event exceed $30,000,000. On March 4, 2012, we requested and Franklin Street funded a revolving advance in the amount of $30,000,000. We were required to pay Franklin Street a fee in an amount equal to 1.00% of each revolving advance. As of December 31, 2012, the revolving advance fees paid to Franklin Street were $300,000.

As of December 31, 2012, costs and fees paid associated with the Bridge Loan, including the $762,000 Term Loan Component fee, the $300,000 Revolving Line Component fee and a $520,000 exit fee paid to Franklin Street, were $1,582,000 and have been fully amortized and are included in interest expense in the Company’s Consolidated Statement of Operations for the year ended December 31, 2012.

We were obligated to pay interest only on the outstanding principal amount of the Term Loan Component and any revolving advances under the Revolving Line Component at the fixed rate of 6.51% per annum. The outstanding principal amount of the Bridge Loan, together with any accrued but unpaid interest, was due and payable on December 31, 2013. The Bridge Loan could be prepaid in whole or in part at any time without premium or penalty. Any partial payment had to be in an amount at least equal to $100,000. At the time of any prepayment and upon payment of the unpaid principal balance on the maturity date, the Company was required to pay Franklin Street an exit fee in an amount equal to 0.49% of such prepayment or payment of the unpaid principal balance. Interest expense paid for the year ended December 31, 2012 was $3,647,000.

4

The promissory note and the loan agreement were secured by a combination mortgage, security agreement and fixture filing dated December 29, 2011 from the Company in favor of Franklin Street, an environmental indemnification agreement dated December 29, 2011 from the Company in favor of Franklin Street, and an assignment of leases and rents dated December 29, 2011 from the Company in favor of Franklin Street. The mortgage constituted a lien against the Property and was recorded in the Office of the Hennepin County Registrar of Titles. The loan documents that evidenced and secured the Bridge Loan contained customary representations and warranties, as well as customary events of default and affirmative and negative covenants. We were in compliance with Bridge Loan covenants on July 27, 2012, the date that the Bridge Loan was repaid in full.

Term Loan

On July 27, 2012, we entered into a new $106,200,000 secured credit facility, which we refer to as the Term Loan, providing for the extension of credit to the Company by Bank of America, N.A., which we refer to as BofA, and RBS Citizens, National Association, which we refer to as RBS Citizens. The Term Loan was structured as a purchase by BofA and RBS Citizens of the Bridge Loan from Franklin Street. Accordingly, in connection with the closing of the Term Loan, the loan documents evidencing and securing the Bridge Loan were amended and restated. More specifically, on July 27, 2012, we executed and delivered an Amended and Restated Promissory Note, which we refer to as the BofA Note, to BofA in the principal amount of $60,000,000 and an Amended and Restated Promissory Note, which we refer to as the RBS Citizens Note, to RBS Citizens in the principal amount of $46,200,000. All of the proceeds of the Term Loan were funded on July 27, 2012 and used to repay the Bridge Loan in its entirety. BofA is the Term Loan’s administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Term Loan’s sole lead arranger and sole book manager.

The Term Loan is evidenced by a Loan Agreement dated July 27, 2012 by and among the Company, BofA and RBS Citizens, which we refer to as the Loan Agreement. So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. The outstanding principal amount of the Term Loan, together with any accrued but unpaid interest, is due and payable on July 27, 2017. Subject to payment by the Company of certain yield maintenance and redeployment costs, the Term Loan may be prepaid in whole or in part at any time. Any partial payment must be in an amount at least equal to $100,000.

Although the interest rate on the Term Loan is variable, under the Loan Agreement the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with BofA. On July 27, 2012, the Company entered into an ISDA Master Agreement with BofA that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum. Total interest expense on the Term Loan for the years ended December 31, 2013 and 2012 was $3,094,000 and $1,336,000, respectively.

The BofA Note, the RBS Citizens Note and the Loan Agreement are secured by an Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, which we refer to as the Mortgage, an Environmental Indemnification and Release Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, a Collateral Assignment of Interest Rate Protection Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, and an Assignment and Subordination of Management Agreement dated July 27, 2012 by and among the Company, BofA as administrative agent for itself and other lenders and Ryan. The Mortgage constitutes a lien against the Property and has been recorded in the Office of the Hennepin County Registrar of Titles. The documents evidencing and securing the Term Loan contain customary representations and warranties, as well as customary events of default and affirmative and negative covenants. The Company was in compliance with the Term Loan covenants as of December 31, 2013.

Revolving Line of Credit

While a line of credit is not expected to be needed, the Company may, without the consent of any holder of shares of our Preferred Stock but subject to any required lender consents, obtain a revolving line of credit of up to $46,200,000 on commercially reasonable terms to be used for capital improvements, operating expenses, working capital requirements or to refinance the Company’s debt and fund other Company purposes, if needed. As of December 31, 2013, the Company had neither sought nor obtained a revolving line of credit.

5

Competition

The Property is located in the downtown area of Minneapolis, Minnesota. The Property may encounter substantial competition from the other office buildings which are or may become available in the general area in which the Property is located and which may be priced at rental levels lower than those for space in the Property or which may otherwise be more attractive to tenants. In order to maintain or increase rental revenues following the expiration of our leases, the Property must be competitive, in regard to cost and amenities, with other buildings of similar use near our location. Some of our competitors may have significantly more resources than we do and may be able to offer more attractive rental rates or services. On the other hand, some of our competitors may be smaller or have lower fixed overhead costs, less cash or other resources that make them willing or able to accept lower rents in order to maintain a certain occupancy level. If there is not currently significant existing property competition, our competitors may decide to enter the market and build new buildings to compete with our Property. Our competition is not only with other developers, but also with property users who choose to own their building. In addition, larger market forces beyond our control, such as general economic conditions, may increase competition among landlords for quality tenants and individual decisions beyond our control. We cannot predict which competitive factors will be relevant to prospective future tenants at this time.

Management believes that the position of the Property within Minneapolis’ office and retail markets is strong. In order to further improve the Property’s position in Minneapolis’ office and retail markets, throughout 2013, management evaluated the Property’s operations for both greater efficiency and for more active and proactive sustainability practices. The Property is Energy Star® certified and, on November 1, 2010, earned LEED® Gold certification from the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings: Operations and Maintenance.

Employees

We had no employees as of December 31, 2013.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission (SEC). This Annual Report on Form 10-K and other reports and other information we file can be inspected and copied at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10:00 am to 3:00 pm. Such reports, proxy and information statements, if any, and other information about issuers that file electronically with the SEC may also be obtained from the web site that the SEC maintains at http://www.sec.gov. Further information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

We will make available and voluntarily provide, free of charge upon written request at the address on the cover of this Annual Report on Form 10-K, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We do not maintain a website.

Item 1A.     Risk Factors

Not applicable.

Item 1B.     Unresolved Staff Comments

Not applicable.

Item 2.     Properties

6

Set forth below is information regarding the Property as of December 31, 2013 and such other date(s) as may be specified:

Percent
	Date of	Approx.	Leased as	Number
Property Location	Purchase	Square Feet	of 12/31/13	of Tenants	Name of Major Tenants (1)

50 South Tenth Street	11/08/06	498,768	99.6%	27	Oracle America, Inc. (2)
Minneapolis, MN 55403					Target Corporation

1.	Excludes subtenants.
2.	Oracle America leases approximately 242,107 square feet of space (approximately 50% of the Property’s rentable space) through March 2014. Oracle America subleases its office space to Target through March 2014.

We acquired the Property on November 8, 2006. In the opinion of our management, the Property is adequately covered by insurance. The Property is currently encumbered by the Term Loan described above in “Item 1. Business – Term Loan.” Other than normal tenant improvements or replacements of equipment in the ordinary course of ongoing operations, there are no present plans for the improvement or development of any portion of the Property. Below is certain information with respect to the Property’s significant tenants and leases.

The Property was completed in 2001 and is currently leased to office and retail tenants with staggered lease expirations but, as described below, has a large office component that is effectively leased to Target Corporation (NYSE: TGT), which we refer to as Target, through March 31, 2030. The Property is located directly across the street from the designated world headquarters of Target and is connected to a corporately-owned two-level Target retail store and sits above an approximately 850-stall, three-level parking garage that is owned and managed by the City of Minneapolis.

The Property also has street level retail space and is part of a larger area that we refer to as the Project that covers a full city block in Minneapolis, Minnesota. The Project is comprised of our Property, the Target retail store and the parking garage. The three owners of the Project, the Company, Target and the City of Minneapolis, share expenses and responsibilities for maintenance of the Project under the terms of a Reciprocal Easement and Operation Agreement (REOA), which is administered by Ryan Companies US, Inc., which we refer to as Ryan. The three owners of the Project also share certain common areas and access to four skyway bridges that connect the Project to other buildings, including Target’s world headquarters across the street, and the greater Minneapolis skyway system. Ryan also serves as our property manager. For the year ended December 31, 2013, total expenses allocable to the three owners pursuant to the REOA were $650,000, of which $367,000 or 56.5% was allocated to us as common area expenses. These common area expenses are typically recovered through tenant leases.

The Property primarily has office and retail space, which collectively was approximately 99.6% occupied as of December 31, 2013. There are approximately 449,233 rentable square feet, which we refer to as RSF, of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc., which we refer to as Oracle America, leases approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleases all of its office space to Target. In addition, Target directly leases approximately 130,908 RSF of office space through March 31, 2030.

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement, which we refer to as the Target Lease, whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Target Lease becomes part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Company provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and has or will become part of the leased premises pursuant to the following put arrangement:

7

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

Target also has the right to extend the term of the Target Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company was required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Company was required to pay brokerage fees relating to the consummation of the Target Lease in the amount of $6,688,000.

On February 29, 2012, the Company and Ryan entered into a Lease Termination Agreement, which we refer to as the Lease Termination Agreement, whereby the parties agreed to terminate Ryan’s lease with the Company effective March 31, 2012. Effective April 1, 2012, Target directly leased 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

8

Additional Operating Data

Additional information regarding the amount of the Property’s annual real estate taxes and insurance can be found in the Statements of Operations that are included with this Form 10-K. Additional information regarding the Property’s Federal tax basis, rate, method and life claimed for purposes of depreciation can be found in the Notes to Consolidated Financial Statements that are included with this Annual Report on Form 10-K.

Item 3.     Legal Proceedings

There are no material legal proceedings to which the Company is a party. The Company from time to time may be involved in lawsuits including, but not limited to, lawsuits relating to the real property it owns for liability for slips and falls, damage to automobiles in the parking garage, minor theft or similar matters. The Company expects that most of these suits will be covered by insurance, subject to customary deductions. In addition, in the ordinary course of business, the Company may become involved in litigation to collect rents or other income due to it from tenants.

Item 4.     Mine Safety Disclosures

Not applicable.

9

PART II

Item 5.     Market For Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

There is no established public trading market for the Company’s Common Stock or Preferred Stock.

As of February 28, 2013, Franklin Street was the sole holder of record of the Common Stock and there were 637 holders of record of the Preferred Stock. This computation is based upon the number of record holders reflected in our corporate records. The final sale of Preferred Stock occurred on January 9, 2007 and following that date no further distributions have been or will be declared on the Common Stock. The last Common Stock dividend was declared on December 27, 2006 and was paid in December 2006.

Set forth below are the distributions made to Preferred Stockholders in respect of each quarter from the last two fiscal years. Distributions are determined based on the Company’s Board of Directors’ review of cash available for distribution and distribution requirements necessary for the Company to continue to qualify as a real estate investment trust. We cannot guarantee the future payment of dividends or the amount of any such dividends. See the Notes to Consolidated Financial Statements that are included with this Annual Report on Form 10-K for additional information.

Distributions
paid to
Quarter	Preferred
Ended	Stockholders

March 31, 2012	$—
June 30, 2012	500,500
September 30, 2012	500,500
December 31, 2012	766,500

March 31, 2013	$903,000
June 30, 2013	903,000
September 30, 2013	903,000
December 31, 2013	903,000

The following schedule summarizes tax components of the distributions paid for the years ended December 31:

(dollars in thousands)	2013		2012
	Preferred	%	Preferred	%
Ordinary income	$1,291	36%	$—	0%
Return of Capital	2,321	64%	1,767	100%

Total	$3,612	100%	$1,767	100%

The Company does not have an equity compensation plan or any outstanding stock options or other securities convertible into the Company’s Common Stock.

Item 6.     Selected Financial Data

Not applicable.

10

Item 7.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated financial statements, including trends which might appear, should not be taken as necessarily indicative of future operations. The following discussion and other parts of this Annual Report on Form 10-K may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Investors are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, economic conditions in United States and in the market where we own the Property, disruptions in the debt markets, risks of a lessening of demand for the type of real estate owned by us, the financial performance of Target Corporation (NYSE: TGT), which we refer to as Target, changes in government regulations and regulatory uncertainty, uncertainty about government fiscal policy, geopolitical events, and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We may not update any of the forward-looking statements after the date this Annual Report on Form 10-K is filed to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.

Overview

FSP 50 South Tenth Street Corp., which we refer to as the Company, is a Delaware corporation formed to purchase, own and operate a twelve-story multi-tenant office and retail building containing approximately 498,768 square feet of rentable space located in downtown Minneapolis, Minnesota, which we refer to as the Property.

Franklin Street Properties Corp., which we refer to as Franklin Street, is the sole holder of our one share of common stock, $.01 par value per share, which we refer to as the Common Stock, that is issued and outstanding. Between November 2006 and January 2007, FSP Investments LLC (member FINRA and SIPC), a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 700 shares of our preferred stock, $.01 par value per share, which we refer to as the Preferred Stock. FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933. Since the completion of the placement of the Preferred Stock in January 2007, Franklin Street has not been entitled to share in any earnings or dividend related to the Common Stock.

We operate in one business segment, which is real estate operations, and own a single property. Our real estate operations involve real estate rental operations, leasing services and property management services. The main factor that affects our real estate operations is the broad economic market conditions in the United States and, more specifically, the economic conditions in Minneapolis, Minnesota. These market conditions affect the occupancy levels and the rent levels on both a national and local level. We have no influence on national or local market conditions.

Trends and Uncertainties

Economic Conditions

The economy in the United States is continuing to experience a period of limited economic growth, including relatively high levels of unemployment, which directly affects the demand for office space, our primary income producing asset. The broad economic conditions in the United States are affected by numerous factors, including but not limited to, inflation and employment levels, energy prices, slow economic growth and/or recessionary concerns, uncertainty about government fiscal and tax policy, changes in currency exchange rates, geopolitical events, the regulatory environment the availability of debt and interest rate fluctuations. However, we believe that unemployment rates have begun to trend lower. We also believe that the Federal Reserve Bank’s tapering program in December 2013 has been generally received as a harbinger of real improvement in the economy, which could bode well for our real estate operations. We could benefit from any further improved economic fundamentals and increasing levels of employment. We believe that the economy could be in the early stages of a cyclically-slower but prolonged broad-based upswing. However, future economic factors may negatively affect real estate values, occupancy levels and property income.

11

Potential Sale of the Property

On January 16, 2014, we sent a special communication to the holders of our Preferred Stock to inform them that our board of directors had made the decision to try to sell the Property. More specifically, we have retained CBRE, Inc. to facilitate a potential sale of the Property. We believe that the lease extension and expansion with Target, together with an improving and active Minneapolis office building investment climate, are combining to create a potentially advantageous sales opportunity for the holders of our Preferred Stock. Of course, any sale of the Property would be subject to a number of conditions, including approval by our board of directors, review of the consent solicitation documents by the U.S. Securities and Exchange Commission and approval by a majority of the holders of our Preferred Stock.

Real Estate Operations

The Property was completed in 2001 and is currently leased to office and retail tenants with staggered lease expirations but, as described below, has a large office component that is effectively leased to Target through March 31, 2030. The Property is located directly across the street from the designated world headquarters of Target and is connected to a corporately-owned two-level Target retail store and sits above an approximately 850-stall, three-level parking garage that is owned and managed by the City of Minneapolis.

The Property also has street level retail space and is part of a larger area that we refer to as the Project that covers a full city block in Minneapolis, Minnesota. The Project is comprised of our Property, the Target retail store and the parking garage. The three owners of the Project, the Company, Target and the City of Minneapolis, share expenses and responsibilities for maintenance of the Project under the terms of a Reciprocal Easement and Operation Agreement (REOA), which is administered by Ryan Companies US, Inc., which we refer to as Ryan. The three owners of the Project also share certain common areas and access to four skyway bridges that connect the Project to other buildings, including Target’s world headquarters across the street, and the greater Minneapolis skyway system. Ryan also serves as our property manager. These common area expenses are typically recovered through tenant leases.

The Property primarily has office and retail space, which collectively was approximately 99.6% occupied as of December 31, 2013. There are approximately 449,233 rentable square feet, which we refer to as RSF, of office space, approximately 36,415 RSF of retail space and approximately 13,120 RSF of storage space. Oracle America, Inc., which we refer to as Oracle America, leases approximately 242,107 RSF of office space through March 31, 2014. Oracle America subleases all of its office space to Target. In addition, Target directly leases approximately 130,908 RSF of office space through March 31, 2030.

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement, which we refer to as the Target Lease, whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space (449,233 RSF) through March 31, 2030 with no early termination rights. The office space that is subject to the Target Lease will become part of the leased premises at different times that are tied to the expiration dates of existing leases at the Property. However, in the event that any office space that is currently leased by an existing tenant becomes available prior to its scheduled expiration date, Target is required to accept delivery of such office space on the earlier of (i) the date three months after the Company provides written notice of the availability of such office space to Target or (ii) the originally scheduled commencement date for such office space. The initial leased premises contain an aggregate of 259,344 RSF, are located on floors 7-11 and a portion of floor 4 and have a commencement date of April 1, 2014. The balance of space contains an aggregate of 189,889 RSF and has or will become part of the leased premises pursuant to the following put arrangement:

Floor:	Put Premises RSF:	Space Components:	Put Premises Commencement Dates:
Floor 4	14,506 RSF	Suite 440 and 450	April 1, 2012
Floor 3	71,875 RSF	Suite 300	April 1, 2012
Floor 5	26,269 RSF	Suite 500	April 1, 2014
Floor 5	16,707 RSF	Suites 570, 560, 530 and 520	May 1, 2016
Floor 4	17,550 RSF	Suites 490, 470 and 460	July 1, 2016
Floor 6	26,911 RSF	Suites 680, 660, 620, 600 and 670	January 1, 2017
Floor 6	16,071 RSF	Suites 610, 640 and 650	March 1, 2017
Total:	189,889 RSF

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Target also has the right to extend the term of the Target Lease beyond March 31, 2030 for a minimum of 225,000 RSF for two consecutive additional periods of five years each at prevailing market rental rates upon delivery of prior written notice and satisfaction of certain other customary conditions.

Rent is comprised of base rent and Target’s share of basic operating costs. Base rent increases each year. There is no “free-rent” or reduced rent period. In lieu of any further tenant improvement allowance, abatement of rent or any other lease concessions, the Company was required to pay Target a tenant incentive payment in the amount of $23,950,000. In addition, the Company was required to pay brokerage fees relating to the consummation of the Target Lease in the amount of $6,688,000.

On February 29, 2012, the Company and Ryan entered into a Lease Termination Agreement, which we refer to as the Lease Termination Agreement, whereby the parties agreed to terminate Ryan’s lease with the Company effective March 31, 2012. Effective April 1, 2012, Target directly leased 100% of Ryan’s former space at the Property pursuant to the above-described put arrangement. Prior to execution of the Lease Termination Agreement, Ryan’s lease at the Property had been scheduled to terminate on July 31, 2015.

Management believes that the position of the Property within Minneapolis’ office and retail markets is strong. In order to further improve the Property’s position in Minneapolis’ office and retail markets, throughout 2012, management evaluated the Property’s operations for both greater efficiency and for more active and proactive sustainability practices. The Property is Energy Star® certified and, on November 1, 2010, earned LEED® Gold certification from the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings: Operations and Maintenance.

It is difficult for management to predict what will happen to occupancy or rents after the expiration or earlier termination of existing leases at our Property because the need for space and the price tenants are willing to pay are tied to both the local economy and to the larger trends in the national economy, such as job growth, interest rates, the availability of credit and corporate earnings, which in turn are tied to even larger macroeconomic and political factors, such as recessionary concerns, volatility in energy pricing and the risk of terrorism. In addition to the difficulty of predicting macroeconomic factors, it is difficult to predict how our local market or tenants will suffer or benefit from changes in the larger economy. In addition, because the Property is in a single geographical market, these macroeconomic trends may have a different effect on the Property and on its tenants, many of which operate on a national level. Although we cannot predict how long it would take to lease vacant space at the Property or what the terms and conditions of any new leases would be, we would expect to sign new leases at then current market rates, which may be below the expiring rates.

The potential for any of our tenants to default on its lease or to seek the protection of bankruptcy laws exists. If any of our tenants defaults on its lease, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. In addition, at any time, a tenant may seek the protection of bankruptcy laws, which could result in the rejection and termination of such tenant’s lease and thereby cause a reduction in cash available for distribution to our stockholders. Bankruptcy or a material adverse change in the financial condition of a material tenant would likely have a material adverse effect on our results of operations.

Bridge Loan

On December 29, 2011, we executed and delivered a promissory note to Franklin Street that evidenced a loan for up to $106,200,000, which we refer to as the Bridge Loan. On July 27, 2012, we repaid the Bridge Loan in its entirety from the proceeds of the Term Loan (as defined below). The Bridge Loan included a term loan component, which we refer to as the Term Loan Component, in the amount of $76,200,000, all of which was funded on December 29, 2011 and used to repay the BofA Loan in the same amount in full. We paid Franklin Street a Term Loan Component fee in the amount of $762,000 on December 29, 2011. The Bridge Loan also included a revolving line of credit component that could not at any time exceed $30,000,000, which we refer to as the Revolving Line Component. The proceeds of the Revolving Line Component of the Bridge Loan were to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the Property.

The Bridge Loan was evidenced by a loan agreement dated December 29, 2011 by and between the Company and Franklin Street. Pursuant to the loan agreement, we could borrow, repay and reborrow Revolving Line Component funds in the form of revolving advances from time to time so long as no event of default existed and certain other customary conditions were satisfied, provided, however, that the aggregate principal amount of all revolving advances outstanding at any time could in no event exceed $30,000,000. On March 4, 2012, we requested and Franklin Street funded a revolving advance in the amount of $30,000,000. We were required to pay Franklin Street a fee in an amount equal to 1.00% of each revolving advance. As of December 31, 2012, the revolving advance fees paid to Franklin Street were $300,000.

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As of December 31, 2012, costs and fees paid associated with the Bridge Loan, including the $762,000 Term Loan Component fee, the $300,000 Revolving Line Component fee and a $520,000 exit fee paid to Franklin Street, were $1,582,000 and have been fully amortized and are included in interest expense in the Company’s Consolidated Statement of Operations for the year ended December 31, 2012.

We were obligated to pay interest only on the outstanding principal amount of the Term Loan Component and any revolving advances under the Revolving Line Component at the fixed rate of 6.51% per annum. The outstanding principal amount of the Bridge Loan, together with any accrued but unpaid interest, was due and payable on December 31, 2013. The Bridge Loan could be prepaid in whole or in part at any time without premium or penalty. Any partial payment had to be in an amount at least equal to $100,000. At the time of any prepayment and upon payment of the unpaid principal balance on the maturity date, the Company was required to pay Franklin Street an exit fee in an amount equal to 0.49% of such prepayment or payment of the unpaid principal balance. Interest expense paid for the year ended December 31, 2012 was $3,647,000.

The promissory note and the loan agreement were secured by a combination mortgage, security agreement and fixture filing dated December 29, 2011 from the Company in favor of Franklin Street, an environmental indemnification agreement dated December 29, 2011 from the Company in favor of Franklin Street, and an assignment of leases and rents dated December 29, 2011 from the Company in favor of Franklin Street. The mortgage constituted a lien against the Property and was recorded in of the Office of the Hennepin County Registrar of Titles. The loan documents that evidenced and secured the Bridge Loan contained customary representations and warranties, as well as customary events of default and affirmative and negative covenants. We were in compliance with Bridge Loan covenants on July 27, 2012, the date that the Bridge Loan was repaid in full.

Term Loan

On July 27, 2012, we entered into a new $106,200,000 secured credit facility, which we refer to as the Term Loan, providing for the extension of credit to the Company by Bank of America, N.A., which we refer to as BofA, and RBS Citizens, National Association, which we refer to as RBS Citizens. The Term Loan was structured as a purchase by BofA and RBS Citizens of the Bridge Loan from Franklin Street. Accordingly, in connection with the closing of the Term Loan, the loan documents evidencing and securing the Bridge Loan were amended and restated. More specifically, on July 27, 2012, we executed and delivered an Amended and Restated Promissory Note, which we refer to as the BofA Note, to BofA in the principal amount of $60,000,000 and an Amended and Restated Promissory Note, which we refer to as the RBS Citizens Note, to RBS Citizens in the principal amount of $46,200,000. All of the proceeds of the Term Loan were funded on July 27, 2012 and used to repay the Bridge Loan in its entirety. BofA is the Term Loan’s administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Term Loan’s sole lead arranger and sole book manager.

The Term Loan is evidenced by a Loan Agreement dated July 27, 2012 by and among the Company, BofA and RBS Citizens, which we refer to as the Loan Agreement. So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. The outstanding principal amount of the Term Loan, together with any accrued but unpaid interest, is due and payable on July 27, 2017. Subject to payment by the Company of certain yield maintenance and redeployment costs, the Term Loan may be prepaid in whole or in part at any time. Any partial payment must be in an amount at least equal to $100,000.

Although the interest rate on the Term Loan is variable, under the Loan Agreement the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with BofA. On July 27, 2012, the Company entered into an ISDA Master Agreement with BofA that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum. Total interest expense on the Term Loan for the years ended December 31, 2013 and 2012 was $3,094,000 and $1,336,000, respectively.

The BofA Note, the RBS Citizens Note and the Loan Agreement are secured by an Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, which we refer to as the Mortgage, an Environmental Indemnification and Release Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, a Collateral Assignment of Interest Rate Protection Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, and an Assignment and Subordination of Management Agreement dated July 27, 2012 by and among the Company, BofA as administrative agent for itself and other lenders and Ryan. The Mortgage constitutes a lien against the Property and has been recorded in the Office of the Hennepin County Registrar of Titles. The documents evidencing and securing the Term Loan contain customary representations and warranties, as well as customary events of default and affirmative and negative covenants. The Company was in compliance with the Term Loan covenants as of December 31, 2013.

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Revolving Line of Credit

While a line of credit is not expected to be needed, we may, without the consent of any holder of shares of our Preferred Stock but subject to any required lender consents, obtain a revolving line of credit of up to $46,200,000 on commercially reasonable terms to be used for capital improvements, operating expenses, working capital requirements or to refinance the Company’s debt and fund other Company purposes, if needed. As of December 31, 2013, we had neither sought nor obtained a revolving line of credit.

Critical Accounting Policies and Estimates

We have certain critical accounting policies that are subject to judgments and estimates by our management and uncertainties of outcome that affect the application of these policies. We base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. The accounting policies that we believe are most critical to the understanding of our financial position and results of operations, and that require significant management estimates and judgments, are discussed below.

Critical accounting policies are those that have the most impact on the reporting of our financial condition and results of operations and those requiring significant judgments and estimates. We believe that our judgments and estimates are consistently applied and produce financial information that fairly presents our results of operations. These policies affect our:

•	recognition of rental income and depreciation and amortization expense;
•	assessment of the carrying values and impairments of long-lived assets; and
•	Classification of leases

Depreciation and Amortization

We compute depreciation expense using the straight-line method over estimated useful lives of up to 39 years for the building and improvements, and up to 15 years for personal property. The allocated cost of land is not depreciated. The value of above or below-market leases are amortized over the remaining non-cancelable periods of the lease as an adjustment to rental income. The value of in-place leases, exclusive of the value of above-market and below-market in-place leases, is also amortized over the remaining non-cancelable periods of the respective leases. If a lease is terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off. Inappropriate allocation of acquisition costs, or incorrect estimates of useful lives, could result in depreciation and amortization expenses which do not appropriately reflect the allocation of our capital expenditures over future periods, as is required by generally accepted accounting principles.

Impairment

We periodically evaluate the Property for impairment indicators. These indicators may include declining tenant occupancy, weak or declining tenant profitability, cash flow or liquidity, our decision to dispose of an asset before the end of its estimated useful life or legislative, economic or market changes that permanently reduce the value of our investment. If indicators of impairment are present, we evaluate the carrying value of the Property by comparing it to its expected future undiscounted cash flows. If the sum of these expected future cash flows is less than the carrying value, we reduce the net carrying value of the Property to the present value of these expected future cash flows. This analysis requires us to judge whether indicators of impairment exist and to estimate likely future cash flows. If we misjudge or estimate incorrectly or if future tenant profitability, market or industry factors differ from our expectations, we may record an impairment charge which is inappropriate or fail to record a charge when we should have done so, or the amount of such charges may be inaccurate.

Lease Classification

Each time we enter into a new lease or materially modify an existing lease we evaluate whether it is appropriately classified as a capital lease or as an operating lease. The classification of a lease as capital or operating affects the carrying value of a property, as well as our recognition of rental payments as revenue. These evaluations require us to make estimates of, among other things, the remaining useful life and market value of a property, discount rates and future cash flows. Incorrect assumptions or estimates may result in misclassification of our leases.

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Results of Operations

Comparison of the year ended December 31, 2013 to the year ended December 31, 2012

Revenue

Total revenue increased $0.4 million to $15.4 million for the year ended December 31, 2013, as compared to $15.0 million for the year ended December 31, 2012. This increase was primarily attributable to an increase in rental revenue of $0.1 million, a decrease in amortization of lease acquisition costs of $0.1 million, and an increase in recoverable revenue of $0.5 million, which was offset by an increase in the amortization of lease inducements of approximately $0.3 million.

Expenses

Total expenses decreased approximately $3.6 million to $14.7 million for the year ended December 31, 2013, as compared to $18.3 million for the year ended December 31, 2012. This decrease was primarily attributable to a decrease in interest expense of $3.7 million and a decrease in depreciation and amortization of $0.4 million. The decrease was partially offset by an increase in rental operating expenses of $0.3 million and an increase in real estate taxes and insurance of $0.2 million.

Liquidity and Capital Resources

Cash and cash equivalents increased approximately $1.7 million to $11.4 million at December 31, 2013, as compared to $9.7 million for the year ended December 31, 2012. The increase of $1.7 million is attributable to $5.4 million provided by operating activities and was offset by cash used for investing activities of $0.1 million and cash used for financing activities of $3.6 million.

As of December 31, 2013, the Term Loan was outstanding in the principal amount of $106.2 million.

Management believes that existing cash and cash equivalents as of December 31, 2013 of $11.4 million and cash anticipated to be generated internally by operations will be sufficient to meet working capital requirements, distributions and anticipated capital expenditures for at least the next 12 months.

Operating Activities

The cash provided by operating activities of $5.4 million for the year ended December 31, 2013 was primarily attributable to a net income of approximately $0.8 million plus non-cash items of $5.3 million consisting primarily of depreciation and amortization of $4.0 million and amortization of lease acquisition costs of $1.3 million, which was offset by uses arising from other current accounts of $0.7 million.

Investing Activities

The cash used for investing activities for the year ended December 31, 2013 of $0.1 million was attributable to the purchase of real estate assets.

Financing Activities

The cash used for financing activities of $3.6 million for the year ended December 31, 2013 was attributable to the dividend payments.

Sources and Uses of Funds

Our principal demands on liquidity are cash for operations, interest on debt payments and distributions to equity holders. As of December 31, 2013, we had approximately $2.4 million in accrued liabilities and $106.2 million in long-term debt in the form of the Term Loan. In the near term, liquidity is generated by cash from operations.

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Secured Debt

For descriptions of the Company’s past and current secured debt, please refer to (i) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties – Bridge Loan”, and (ii) Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties – Term Loan”.

Contingencies

We may be subject to various legal proceedings and claims that arise in the ordinary course of our business. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have a material adverse effect on our financial position or results of operations.

Related Party Transactions

Asset Management Agreement

We have in the past engaged in and currently engage in transactions with a related party, Franklin Street and its subsidiaries FSP Investments LLC and FSP Property Management LLC, which we collectively refer to as FSP. We expect to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of our stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice, effective at the end of the notice period. For the years ended December 31, 2013 and 2012, management fees paid were $161,000 and $160,000, respectively.

Bridge Loan

For a description of the Bridge Loan from Franklin Street to the Company, please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties – Bridge Loan”.

Investor Services Agreement

On August 14, 2012, we entered into an Investor Services Agreement, which we refer to as the FSPI Agreement, with FSP Investments LLC for the provision of investor services to holders of our Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of our one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) our organization, (b) our acquisition of the Property and (c) the sale of our equity interests. The FSPI Agreement requires us to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the year ended December 31, 2013 and 2012, investor services fees paid were approximately $16,000 and $3,000, respectively.

Ownership of Common Stock

Franklin Street is the sole holder of the Company’s one share of Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in January 2007, Franklin Street has not been entitled to share in any earnings or any dividend as a result of its ownership of the Common Stock of the Company.

17

Rental Income Commitments

Our commercial real estate operations consist of the leasing of the Property. Approximate future minimum rental income under non-cancelable operating leases as of December 31, 2013 is as follows:

Year Ending	Amount
December 31,	(in thousands)
2014	$8,266
2015	7,962
2016	8,080
2017	8,304
2018	8,385
Thereafter	102,298

$143,295

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Off-Balance Sheet Arrangements

The Company is not party to any off-balance sheet arrangements other than property management commitments. The Company is a party to a management agreement with Ryan, an unaffiliated third party management company, to provide property management services, and is party to an asset management agreement with an affiliate, FSP Property Management LLC, to provide asset management and financial reporting services. The management agreement between the Company and Ryan requires the Company to pay Ryan a monthly fee equal to three percent (3%) of the net operating receipts collected in the preceding month; provided, however, that commencing on April 1, 2014, with respect to any space at the Property directly leased by Target, the monthly fee shall equal two percent (2%) of the net operating receipts collected in the preceding month for such directly leased space. The management agreement between the Company and Ryan may be terminated by the Company without cause at any time, upon at least thirty (30) days written notice. The agreement with FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property.

Item 7A.     Quantitative and Qualitative Disclosure About Market Risk

Not applicable.

Item 8.      Financial Statements and Supplementary Data

The information required by this item is included elsewhere herein and incorporated herein by reference. Reference is made to the Index to Consolidated Financial Statements in Item 15 of Part IV.

Item 9.      Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 9A.      Controls and Procedures

Disclosure Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures as of December 31, 2013. The term “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, or the Exchange Act, means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, as appropriate to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures. Based on the evaluation of our disclosure controls and procedures as of December 31, 2013, our principal executive officer and principal financial officer concluded that, as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

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Management’s Annual Report on Internal Control Over Financial Reporting

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is defined in Rule 13a-15(f) or 15d-15(f) promulgated under the Securities Exchange Act of 1934 as a process designed by, or under the supervision of, the Company’s principal executive and principal financial officer and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that:

•    Pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company;

•    Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and

•    Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated 1992 Framework.

Based on our assessment, management concluded that, as of December 31, 2013, the Company’s internal control over financial reporting is effective based on those criteria.

This annual report is not required to include an attestation report of the Company's registered public accounting firm regarding internal control over financial reporting. This report shall not be deemed to be filed for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section.

Changes in Internal Control Over Financial Reporting

No change in our internal control over financial reporting occurred during the year ended December 31, 2013 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.      Information

Not applicable.

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PART III

Item 10.      Directors, Executive Officers and Corporate Governance

Directors and Executive Officers

Information regarding the executive officers and directors of the Company as of February 28, 2014 is set forth below. The biographies of each of the directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our Board of Directors to determine that the person should serve as a director of the Company. In addition, all of our directors bring to our Board executive leadership experience derived from their service as executives of a public company and specifically as an executive of Franklin Street, as well as other key attributes that are important to an effective board: integrity, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion. In addition, we have included information about each nominee’s specific experience, qualifications, attributes, or skills that led the board to conclude that he or she should serve as a director of the Company, in light of our business and structure.

George J. Carter, age 65, is President and a director of the Company. Since 1996 he has also been President and Chief Executive Officer and a director of Franklin Street and is responsible for all aspects of the business of Franklin Street and its affiliates, with special emphasis on the evaluation, acquisition and structuring of real estate investments. From 1992 through 1996 he was President of Boston Financial Securities, Inc., or Boston Financial. Prior to joining Boston Financial, Mr. Carter was owner and developer of Gloucester Dry Dock, a commercial shipyard in Gloucester, Massachusetts. From 1979 to 1988, Mr. Carter served as Managing Director in charge of marketing at First Winthrop Corporation, a national real estate and investment banking firm headquartered in Boston, Massachusetts. Prior to that, he held a number of positions in the brokerage industry including those with Merrill Lynch & Co. and Loeb Rhodes & Co. Mr. Carter is a graduate of the University of Miami (B.S.). Mr. Carter is a FINRA General Securities Principal (Series 24) and holds a FINRA Series 7 general securities license and a FINRA Series 79, Investment Banker Registration license.

Barbara J. Fournier, age 58, is the Vice President, Chief Operating Officer, Treasurer and Secretary and a director of the Company. Since 1996, she has also been Chief Operating Officer, Treasurer and Secretary and a director of Franklin Street. In 2008, Ms. Fournier became an Executive Vice President of Franklin Street. Ms. Fournier has as her primary responsibility, together with George J. Carter, the management of all operating business affairs of Franklin Street and its affiliates. From 1993 through 1996, she was Director of Operations for the private placement division of Boston Financial. Prior to joining Boston Financial, Ms. Fournier served as Director of Operations for Schuparra Securities Corp. and as the Sales Administrator for Weston Financial Group. From 1979 through 1986, Ms. Fournier worked at First Winthrop Corporation in administrative and management capacities, including Office Manager, Securities Operations and Partnership Administration. Ms. Fournier attended Northeastern University and the New York Institute of Finance. Ms. Fournier is a member of the NYSE MKT Listed Company Council. Ms. Fournier participates in corporate governance-related continuing education sessions offered by the NYSE affiliate, Corporate Board Member. Ms. Fournier is a FINRA General Securities Principal (Series 24). She also holds other FINRA supervisory licenses including Series 4 and Series 53, and a FINRA Series 7 general securities license, a FINRA Series 99, Operations Professional license and a FINRA Series 79, Investment Banker Registration license.

Janet Prier Notopoulos, age 66, is a Vice President and a director of the Company. In addition, she is President of FSP Property Management LLC and an Executive Vice President and a director of Franklin Street and has as her primary responsibility the oversight of the management of the real estate assets of Franklin Street and its affiliates. Prior to joining Franklin Street in 1997, Ms. Notopoulos was a real estate and marketing consultant for various clients. From 1975 to 1983, she was Vice President of North Coast Properties, Inc., a Boston real estate investment company. Between 1969 and 1973, she was a real estate paralegal at Goodwin, Procter & Hoar. Ms. Notopoulos is a graduate of Wellesley College (B.A.) and the Harvard School of Business Administration (M.B.A).

Jeffrey B. Carter, age 42, is a Vice President and a director of the Company. In addition, he is an Executive Vice President and Chief Investment Officer of Franklin Street. Prior to joining Franklin Street in 1998, Mr. Carter worked in Trust Administration for Northern Trust Bank in Miami, Florida. Mr. Carter is a graduate of Arizona State University (B.A.), The George Washington University (M.A.), and has completed all requirements for an M.B.A. from Cornell University, which will be officially conferred in May of 2014. Mr. Carter holds a FINRA Series 7 general securities license and a FINRA Series 79, Investment Banker Registration license.

21

Each of our directors holds office from the time of his or her election until the next annual meeting and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal. Each of the above persons has been associated with us in the positions described above since our inception in 2006. Each of them is an employee of Franklin Street, which is the sole owner of the Common Stock. Each of our officers serves in that capacity at the request of Franklin Street.

Each of our directors also serve as directors of FSP Galleria North Corp. and FSP 303 East Wacker Drive Corp., which are public reporting companies sponsored by Franklin Street. In their capacities as directors of FSP Galleria North Corp. and FSP 303 East Wacker Drive Corp., each holds office from the time of his or her election until the next annual meeting and until a successor is elected and qualified, or until such director's earlier death, resignation or removal.

Sections 16(a) Beneficial Ownership Reporting Compliance

Based solely on its review of copies of reports filed by the directors and executive officers of the Company pursuant to Section 16(a) of the Exchange Act, the Company believes that during 2013 all filings required to be made by its reporting persons were timely made in accordance with the requirements of the Exchange Act.

Corporate Governance

Our board of directors does not have standing compensation, nominating and corporate governance or audit committees. Our officers are compensated by Franklin Street in connection with their employment by Franklin Street and serve as our executive officers at Franklin Street’s request. Our directors are officers of Franklin Street and we do not consider it necessary to establish a nominating committee or a policy for reviewing nominees recommended by stockholders. We do not have a director who qualifies as an “audit committee financial expert” under the regulations of the SEC. We have not adopted a code of business conduct or code of ethics for our executive officers because all of our officers are officers of Franklin Street and are governed by Franklin Street’s code of business conduct and ethics.

Item 11.      Executive Compensation

Each of the executive officers of the Company is compensated by Franklin Street in connection with his or her employment by Franklin Street and serves as an executive officer of the Company at Franklin Street’s request without compensation. Franklin Street is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (SEC). Franklin Street’s common stock is traded on the NYSE MKT under the symbol “FSP”.

22

Item 12.      Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following tables set forth the beneficial ownership of the Company’s Common Stock and Preferred Stock as of February 28, 2014 by each holder who beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock, by each director, by each of the Company’s executive officers and by all current directors and executive officers as a group. To the Company’s knowledge, no person or group, other than as set forth below, beneficially owns more than five percent of the Company’s Common Stock or Preferred Stock.

Common Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Common Stock

Franklin Street Properties Corp. (1)	1	100%

George J. Carter(2)	-	0%

Barbara J. Fournier(2)	-	0%

Janet P. Notopoulos(2)	-	0%

Jeffrey B. Carter(2)	-	0%

All Directors and Executive Officers as a Group
(consisting of 4 persons)(2)	-	0%

Preferred Stock	Number of Shares	Percentage of
	Beneficially	Outstanding
Name of Holder	Owned	Preferred Stock

George J. Carter(2)	-	0%

Barbara J. Fournier(2)	-	0%

Janet P. Notopoulos(2)	-	0%

Jeffrey B. Carter(2)	-	0%
All Directors and Executive Officers as a Group
(consisting of 4 persons) (2)	-	0%

(1)	The address of Franklin Street Properties Corp. is 401 Edgewater Place, Wakefield, Massachusetts 01880.

(2)	Each of the Executive Officers is employed by Franklin Street Properties Corp. Franklin Street Properties Corp. owns 100% of the issued and outstanding Common Stock of the Company.

Equity Compensation Plan Information

The Company does not have any equity compensation plans.

23

Item 13.      Certain Relationships and Related Transactions, and Director Independence

Certain Relationships and Related Transactions

George J. Carter, Barbara J. Fournier, Janet P. Notopoulos and Jeffrey B. Carter, each of whom is an executive officer and a director of the Company, are executive officers of Franklin Street Properties Corp. (“Franklin Street”) and, except for Jeffrey B. Carter, are directors of Franklin Street. Jeffrey B. Carter is George J. Carter’s son. None of such persons received any remuneration from the Company for their services.

Asset Management Agreement

We have in the past engaged in and currently engage in transactions with a related party, Franklin Street and its subsidiaries FSP Investments LLC and FSP Property Management LLC (collectively “FSP”). We expect to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of our stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice, effective at the end of the notice period. For the years ended December 31, 2013 and 2012, management fees paid were $161,000 and $160,000, respectively.

Bridge Loan

For a description of the Bridge Loan from Franklin Street to the Company, please refer to Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Trends and Uncertainties – Bridge Loan”.

Investor Services Agreement

On August 14, 2012, we entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of our Preferred Stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of our one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) our organization, (b) our acquisition of the Property and (c) the sale of our equity interests. The FSPI Agreement requires us to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the years ended December 31, 2013 and 2012, investor services fees paid were approximately $16,000 and $3,000, respectively.

Ownership of Common Stock

Franklin Street is the sole holder of the Company’s one share of Common Stock that is issued and outstanding. Subsequent to the completion of the private placement of the Preferred Stock in January 2007, Franklin Street has not been entitled to share in any earnings or any dividend as a result of its ownership of the Common Stock of the Company.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system. None of our directors qualifies as “independent” under the standards of the NYSE MKT, where Franklin Street is listed.

24

Item 14.      Principal Accounting Fees and Services

Independent Auditor Fees and Other Matters

On January 10, 2014, the Company was informed by its former independent registered public accounting firm, Braver P.C. (“Braver”), that it had combined its practice (the “Transaction”) with Marcum LLP (“Marcum”) on January 10, 2014. As a result of the Transaction, Braver effectively resigned as the Company’s independent registered public accounting firm. On February 4, 2014, the Company engaged Marcum as the Company’s independent registered public accounting firm.

The following table summarizes the aggregate fees billed by the Company’s former independent registered public accounting firm, Braver, for audit services for each of the last two fiscal years and for other services rendered to the Company in each of the last two fiscal years.

	2013	2013	2012
Fee Category	Marcum	Braver	Braver
Audit Fees (1)	$49,875	$14,175	$64,050
Audit-Related Fees (2)	—	—	—
Tax Fees (3)	5,250	—	5,250
All Other Fees (4)	—	—	—
	$55,125	$14,175	$69,300

(1)	Audit fees consist of fees for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns, claims for refunds and tax payment-planning services, accounted for $5,250 of the total tax fees incurred in 2013 and 2012.

(4)	The Company was not billed by either independent registered public accounting firm in 2013 or 2012 for any other fees.

Pre-Approval Policy and Procedures

The Company has not adopted policies and procedures relating to the pre-approval of audit and non-audit services that are to be performed by the Company’s independent registered public accounting firm.

25

PART IV

Item 15.     Exhibits, Financial Statement Schedules

(a)	The following documents are filed as part of this report.

1.	Financial Statements: The Financial Statements listed in the accompanying Index to Consolidated Financial Statements are filed as part of this Annual Report on Form 10-K.

2.	Financial Statement Schedule: The Financial Statement Schedule listed on the accompanying Index to Consolidated Financial Statements is filed as part of this Annual Report on Form 10-K.

3.	Exhibits: The Exhibits listed in the Exhibit Index are filed as part of this Annual Report on Form 10-K.

26

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf as of March 7, 2014 by the undersigned, thereunto duly authorized.

FSP 50 South Tenth Street Corp.

By:    /s/ George J. Carter

George J. Carter

President

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George J. Carter George J. Carter	President and Director (Principal Executive Officer)	March 7, 2014

/s/ Barbara J. Fournier Barbara J. Fournier	Vice President, Chief Operating Officer, Treasurer, Secretary and Director (Principal Financial Officer and Principal Accounting Officer)	March 7, 2014

/s/ Janet P. Notopoulos Janet P. Notopoulos	Director, Vice President	March 7, 2014
/s/ Jeffrey B. Carter	Director, Vice President
Jeffrey B. Carter		March 7, 2014

27

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

3.2	By-Laws, incorporated herein by reference to Exhibit 3.2 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

10.1	Amended and Restated Promissory Note, dated July 27, 2012, from FSP 50 South Tenth Street Corp. in favor of Bank of America, N.A, incorporated herein by reference to Exhibit 10.1 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.2	Amended and Restated Promissory Note, dated July 27, 2012, from FSP 50 South Tenth Street Corp. in favor of RBS Citizens, National Association, incorporated herein by reference to Exhibit 10.2 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.3	Loan Agreement, dated July 27, 2012, among FSP 50 South Tenth Street Corp., Bank of America, N.A. and RBS Citizens, National Association, incorporated herein by reference to Exhibit 10.3 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.4	ISDA Master Agreement, dated July 27, 2012, between FSP 50 South Tenth Street Corp. and Bank of America, N.A., together with the schedule relating thereto, incorporated herein by reference to Exhibit 10.4 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.5	Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated July 27, 2012, from FSP 50 South Tenth Street Corp. in favor of Bank of America, N.A., as administrative agent for itself and other lenders, incorporated herein by reference to Exhibit 10.5 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.6	Environmental Indemnification and Release Agreement, dated July 27, 2012, from FSP 50 South Tenth Street Corp. in favor of Bank of America, N.A., as administrative agent for itself and other lenders, incorporated herein by reference to Exhibit 10.6 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.7	Collateral Assignment of Interest Rate Protection Agreement, dated July 27, 2012, from FSP 50 South Tenth Street Corp. in favor of Bank of America, N.A., as administrative agent for itself and other lenders, incorporated herein by reference to Exhibit 10.7 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.8	Assignment and Subordination of Management Agreement, dated July 27, 2012, among FSP 50 South Tenth Street Corp., Bank of America, N.A., as administrative agent for itself and other lenders, and Ryan Companies US, Inc. , incorporated herein by reference to Exhibit 10.8 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on July 27, 2012 (File No. 000-52551)

10.9	Office Lease Agreement between FSP 50 South Tenth Street Corp. and Target Corporation dated effective February 29, 2012, incorporated herein by reference to Exhibit 10.1 to FSP 50 South Tenth Street Corp.’s Current Report on Form 8-K filed on March 1, 2012 (File No. 000-52551)

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10.10	Oracle America Lease, as amended, incorporated herein by reference to Exhibit 10.2 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

10.11	Asset Management Agreement, incorporated herein by reference to Exhibit 10.3 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

10.12	Investor Services Agreement dated August 14, 2012 by and between FSP 50 South Tenth Street Corp. and FSP Investments LLC., incorporated herein by reference to Exhibit 10.1 to FSP 50 South Tenth Street Corp.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 14, 2012 (File No. 000-52551)

10.13	Management Agreement, incorporated herein by reference to Exhibit 10.4 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

10.14	Voting Agreement, incorporated herein by reference to Exhibit 10.5 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

21.1	Subsidiaries of the Registrant, incorporated herein by reference to Exhibit 21.1 to FSP 50 South Tenth Street Corp.’s Registration Statement on Form 10, as amended (File No. 000-52551)

31.1*	Certification of FSP 50 South Tenth Street Corp.'s principal executive officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2*	Certification of FSP 50 South Tenth Street Corp.'s principal financial officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1*	Certification of FSP 50 South Tenth Street Corp.'s principal executive officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2*	Certification of FSP 50 South Tenth Street Corp.'s principal financial officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

101**	The following materials from FSP 50 South Tenth Street Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013, formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets; (ii) the Consolidated Statements of Operations; (iii) Consolidated Statements of Other Comprehensive Income (Loss); (iv) the Consolidated Statements of Changes in Stockholders’ Equity; (v) the Consolidated Statements of Cash Flows; and (v) the Notes to Consolidated Financial Statements

*	Filed herewith.

**	XBRL (eXtensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these Sections.

29

FSP 50 South Tenth Street Corp.

Index to Consolidated Financial Statements

F-1

[LETTERHEAD OF MARCUM LLP]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

FSP 50 South Tenth Street Corp.

Wakefield, Massachusetts

We have audited the accompanying consolidated balance sheet of FSP 50 South Tenth Street Corp. (the “Company”) as of December 31, 2013, and the related consolidated statements of operations, other comprehensive income (loss), changes in stockholders’ equity and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15(a)(2). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FSP 50 South Tenth Street Corp., as of December 31, 2013, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Marcum llp

Needham, Massachusetts

March 7, 2014

F-2

[LETTERHEAD OF BRAVER PC]

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

FSP 50 South Tenth Street Corp.

Wakefield, Massachusetts

We have audited the accompanying consolidated balance sheet of FSP 50 South Tenth Street Corp. as of December 31, 2012, and the related consolidated statements of operations, other comprehensive income (loss), changes in stockholders’ equity and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 15(a)(2). These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FSP 50 South Tenth Street Corp. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Braver P.C.

Needham, Massachusetts

March 12, 2013

F-3

FSP 50 South Tenth Street Corp.
Consolidated Balance Sheets

	December 31,
(in thousands, except share and par value amounts)	2013	2012

Assets:
Real estate investments, at cost:
Land	$21,974	$21,974
Buildings and improvements	98,590	98,290
	120,564	120,264
Less accumulated depreciation	18,452	15,780
Real estate investments, net	102,112	104,484

Acquired real estate leases, net of accumulated amortization of $3,601 and $3,098, respectively	211	714
Acquired favorable real estate leases, net of accumulated amortization of $2,230 and $1,919, respectively	81	392
Cash and cash equivalents	11,445	9,682
Tenant rent receivable	217	56
Step rent receivable	1,294	986
Lease acquisition costs, net	21,622	22,952
Deferred leasing costs, net of accumulated amortization of $914 and $470, respectively	6,375	6,781
Deferred financing costs, net of accumulated amortization of $315 and $93, respectively	798	1,020
Prepaid expenses and other assets	61	24
Other assets: derivative asset	611	—
Total assets	$144,827	$147,091

Liabilities and Stockholders’ Equity:

Liabilities:
Accounts payable and accrued expenses	$2,430	$2,346
Tenant security deposits	88	84
Loan payable	106,200	106,200
Other liabilities: derivative termination value	—	1,024
Acquired unfavorable real estate leases, net of accumulated amortization of $1,006 and $865, respectively	210	351
Total liabilities	108,928	110,005

Commitments and Contingencies:	—	—

Stockholders’ Equity:
Preferred Stock, $.01 par value, 1,540 shares
authorized, 700 shares issued and outstanding
at December 31, 2013 and 2012, aggregate
liquidation preference $70,000	—	—

Common Stock, $.01 par value, 1 share
authorized, issued and outstanding	—	—
Additional paid-in capital	64,224	64,224
Accumulated other comprehensive gain (loss)	611	(1,024)
Retained earnings and distributions in excess of earnings	(28,936)	(26,114)
Total Stockholders’ Equity	35,899	37,086

Total Liabilities and Stockholders’ Equity	$144,827	$147,091
See accompanying notes to consolidated financial statements.

F-4

FSP 50 South Tenth Street Corp.
Consolidated Statements of Operations

	For the Year Ended December 31,
(in thousands, except share and per share amounts)	2013	2012

Revenues:
Rental	$15,432	$15,032

Total revenue	15,432	15,032

Expenses:

Rental operating expenses	4,713	4,428
Real estate taxes and insurance	2,986	2,844
Depreciation and amortization	3,636	4,001
Interest expense	3,316	7,030

Total expenses	14,651	18,303

Net income (loss) before interest income	781	(3,271)

Interest income	9	4

Net income (loss) attributable to preferred stockholders	$790	$(3,267)

Weighted average number of preferred shares outstanding,
basic and diluted	700	700

Net income (loss) per preferred share, basic and diluted	$1,129	$(4,667)
See accompanying notes to consolidated financial statements.

F-5

FSP 50 South Tenth Street Corp.
Consolidated Statements of Other Comprehensive Income (Loss)

	For the Year Ended December 31,
(in thousands)	2013	2012

Net income (loss)	$790	$(3,267)

Other comprehensive gain (loss):
Unrealized gain (loss) on derivative financial instrument	1,635	(1,024)
Total other comprehensive gain (loss)	1,635	(1,024)

Comprehensive income (loss)	$2,425	$(4,291)
See accompanying notes to consolidated financial statements.

F-6

FSP 50 South Tenth Street Corp.

Consolidated Statements of Changes in Stockholders' Equity

For the Years Ended December 31, 2012 and 2013

(in thousands, except per share amounts)	Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings and Distributions in Excess of Earnings	Total Stockholders' Equity

Balance, January 1, 2012	$—	$—	$64,224	$—	$(21,080)	$43,144

Comprehensive income	—	—	—	(1,024)	(3,267)	(4,291)

Distributions - preferred stockholders or $2,525 per preferred share	—	—	—	—	(1,767)	(1,767)

Balance, December 31, 2012	—	—	64,224	(1,024)	(26,114)	37,086

Comprehensive income	—	—	—	1,635	790	2,425

Distributions - preferred stockholders or $5,160 per preferred share	—	—	—	—	(3,612)	(3,612)

Balance, December 31, 2013	$—	$—	$64,224	$611	$(28,936)	$35,899

See accompanying notes to consolidated financial statements.

F-7

FSP 50 South Tenth Street Corp.
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
(in thousands)	2013	2012
Cash flows from operating activities:
Net income (loss)	$790	$(3,267)
Adjustments to reconcile net income (loss) to net cash
provided by (used for) operating activities:
Depreciation and amortization	3,858	5,528
Amortization of favorable real estate leases	311	432
Amortization of unfavorable real estate leases	(141)	(140)
Decrease in bad debt reserve	—	(51)
Changes in operating assets and liabilities:
Tenant rent receivable	(161)	10
Step rent receivable	1,022	783
Prepaid expenses and other assets	(37)	116
Accounts payable and accrued expenses	(140)	841
Tenant security deposits	4	(23)
Payment of lease acquisition costs	—	(23,950)
Payment of deferred leasing costs	(55)	(6,846)

Net cash provided by (used for) by operating activities	5,451	(26,567)
Cash flows from investing activities:
Purchase of real estate assets	(76)	(17)

Net cash used for investing activities	(76)	(17)
Cash flows from financing activities:
Distributions to stockholders	(3,612)	(1,767)
Proceeds from loan payable - affiliate	—	30,000
Proceeds from loan payable	—	106,200
Principal payments on loan payable - affiliate	—	(106,200)
Payments of deferred financing costs	—	(1,486)
Net cash provided by (used for) financing activities	(3,612)	26,747
Net increase in cash and cash equivalents	1,763	163
Cash and cash equivalents, beginning of year	9,682	9,519
Cash and cash equivalents, end of year	$11,445	$9,682
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,092	$5,246

Disclosure of non-cash investing activities:
Accrued costs for purchase of real estate assets	$224	$—

See accompanying notes to consolidated financial statements.
F-8

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

1.      Organization

FSP 50 South Tenth Street Corp. (the “Company”) was organized on September 12, 2006 as a corporation under the laws of the State of Delaware to purchase, own and operate a twelve-story multi-tenant office and retail building containing approximately 498,768 rentable square feet of space located in downtown Minneapolis, Minnesota (the “Property”). The Company acquired the Property on November 8, 2006. Franklin Street Properties Corp. (“Franklin Street”) (NYSE MKT: FSP) holds the sole share of the Company’s common stock, $.01 par value per share (the “Common Stock”). Between November 2006 and January 2007, FSP Investments LLC (member, FINRA and SIPC), a wholly-owned subsidiary of Franklin Street, completed the sale on a best efforts basis of 700 shares of the Company’s preferred stock, $.01 par value per share (the “Preferred Stock”). FSP Investments LLC sold the Preferred Stock in a private placement offering to “accredited investors” within the meaning of Regulation D under the Securities Act of 1933.

All references to the Company refer to FSP 50 South Tenth Street Corp. and its consolidated subsidiary, collectively, unless the context otherwise requires.

2.      Summary of Significant Accounting Policies

BASIS OF PRESENTATION

The accompanying consolidated financial statements include all of the accounts of the Company and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES AND ASSUMPTIONS

The Company prepares its consolidated financial statements and related notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”). These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE AND DEPRECIATION

Real estate assets are stated at the lower of cost or fair value, as appropriate, less accumulated depreciation.

Costs related to property acquisition and improvements are capitalized. Typical capital items include new roofs, site improvements, various exterior building improvements and major interior renovations.

Routine replacements and ordinary maintenance and repairs that do not extend the life of the asset are expensed as incurred. Funding for repairs and maintenance items typically is provided by cash flows from operating activities.

Depreciation is computed using the straight-line method over the assets' estimated useful lives as follows:

Category	Years
Building - Commercial	39
Building Improvements	15-39
Furniture and Fixtures	5-7

The Company reviews the Property to determine if the carrying amount will be recovered from future cash flows if certain indicators of impairment are identified at the Property. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results in future periods. When indicators of impairment are present and the sum of the undiscounted future cash flows is less than the carrying value of such asset, an impairment loss is recorded equal to the difference between the asset’s current carrying value and its fair value based on discounting its estimated future cash flows. At December 31, 2013 and 2012, no impairment charges were recorded.

Depreciation expense of $2,672,000 and $2,659,000 is included in Depreciation and Amortization in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, respectively.

F-9

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (continued)

ACQUIRED REAL ESTATE LEASES

The acquired real estate leases represent the estimated value of legal and leasing costs related to acquired leases that were included in the purchase price when the Company acquired the Property. The Company subsequently amortizes these costs on a straight-line basis over the remaining lives of the related leases. Amortization expense of $503,000 and $980,000 is included in Depreciation and Amortization in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, respectively.

Acquired real estate lease costs included in the purchase price of the Property were $6,447,000. Detail of the remaining acquired real estate leases is as follows:

	December 31,
(in thousands)	2013	2012
Cost	$3,812	$3,812
Accumulated amortization	(3,601)	(3,098)
Book value	$211	$714

The estimated annual amortization expense for the two years succeeding December 31, 2013 is as follows:

(in thousands)
2014	$177
2015	$34

ACQUIRED FAVORABLE REAL ESTATE LEASES

Acquired favorable real estate leases represent the value related to the leases when the lease payments due under a tenant’s lease exceed the market rate of the lease at the date the Property was acquired. The Company reports this value separately from its investment in real estate. The Company subsequently amortizes this amount on a straight-line basis over the remaining life of the tenant’s lease. Amortization of $311,000 and $432,000 is shown as a reduction of rental income in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, respectively.

The acquired favorable real estate leases included in the purchase price of the property were $3,198,000. Detail of the remaining acquired favorable real estate leases is as follows:

	December 31,
(in thousands)	2013	2012
Cost	$2,311	$2,311
Accumulated amortization	(2,230)	(1,919)
Book value	$81	$392

The estimated annual amortization expense for the year succeeding December 31, 2013 is as follows:

(in thousands)
2014	$81

F-10

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (continued)

ACQUIRED UNFAVORABLE REAL ESTATE LEASES

Acquired unfavorable real estate leases represent the value relating to leases with rents below the market rate at the time of property acquisition. Amortization is computed using the straight-line method over the lives of the leases assumed. Amortization of $141,000 and $140,000 is included with rental revenue in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, respectively.

The acquired unfavorable real estate leases included in the purchase price of the property were $1,482,000. Detail of the remaining acquired unfavorable real estate leases is as follows:

	December 31,
(in thousands)	2012	2012
Cost	$1,216	$1,216
Accumulated amortization	(1,006)	(865)
Book value	$210	$351

The estimated annual amortization expense for the two years succeeding December 31, 2013 is as follows:

(in thousands)
2014	$140
2015	$70

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid debt instruments with an initial maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISKS

Cash, cash equivalents and short-term investments are financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances and short-term investments principally in banks which the Company believes to be creditworthy. The Company periodically assesses the financial condition of these banks and believes that the risk of loss is minimal. Cash balances held with various financial institutions frequently exceed the insurance limit of $250,000 provided by the Federal Deposit Insurance Corporation.

For the years ended December 31, 2013 and 2012, rental income was derived from various tenants. As such, future receipts are dependent upon the financial strength of the lessees and their ability to perform under the lease agreements.

The following tenants represent greater than 10% of rental revenue as of December 31:

	2013	2012
Oracle America	52%	59%
Target	21%	24%

On February 29, 2012, the Company and Target entered into a new Office Lease Agreement (the “Target Lease”) whereby Target extended and expanded its lease of space at the Property, effectively leasing 100% of the Property’s office space through March 31, 2030 with no early termination rights.

F-11

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (continued)

FINANCIAL INSTRUMENTS

The Company estimates that the carrying value of cash and cash equivalents, and loan payable approximates their fair values based on their short-term maturity and prevailing interest rates.

STEP RENT RECEIVABLE

Certain leases provide for fixed rental increases over the life of the lease. Rental revenue is recognized on the straight-line basis over the related lease term; however, billings by the Company are based on required minimum rentals in accordance with the lease agreements. Step rent receivable, which is the cumulative revenue recognized in excess of amounts billed by the Company, is $1,294,000 and $986,000 at December 31, 2013 and 2012, respectively.

TENANT RENT RECEIVABLE

Tenant rent receivable is reported at the amount the Company expects to collect on balances outstanding at year-end. The Company provides an allowance for doubtful accounts based on its estimate of a tenants’ ability to make future rent payments. The computation of this allowance is based in part on the tenants’ payment history and current credit status. Management monitors outstanding balances and relationships and concluded that no allowance was necessary as of December 31, 2013 and 2012.

DEFERRED LEASING COSTS

Deferred leasing commissions represent direct and incremental external leasing costs incurred in the leasing of commercial space. These costs are capitalized and are amortized on a straight-line basis over the terms of the related lease agreements. Deferred leasing costs of $55,000 and $6,846,000 were incurred during the years ended December 31, 2013 and 2012, respectively. Amortization expense was $461,000 and $362,000 for the years ended December 31, 2013 and 2012, respectively.

LEASE ACQUISITION COSTS

The lease acquisition costs represent incentive payments made in the leasing of commercial space. On February 29, 2012, the Company and Target Corporation (“Target”) entered into a new Office Lease Agreement and in lieu of any tenant improvement allowance, abatement of rent or any other lease concessions, the Company paid Target a tenant incentive payment in the amount of $23,950,000. These costs are capitalized and amortized into revenue on a straight-line basis over the term of the lease agreement. Amortization of $1,330,000 and $998,000 is included as a reduction of rental income in the Company’s Consolidated Statements of Operations for the years ended December 31, 2013 and 2012, respectively.

REVENUE RECOGNITION

The Company has retained substantially all of the risks and benefits of ownership of the Company's commercial property and accounts for its leases as operating leases. Rental income from the leases, which may include rent concessions (including free rent) and scheduled increases in rental rates during the lease term, is recognized on a straight-line basis. Any lease incentives are recorded as deferred rent and amortized as reductions to rental income over the lease term on a straight-line basis. The Company does not have any percentage rent arrangements with its commercial property tenants. Reimbursable costs are included in rental income in the year earned.

F-12

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (continued)

REVENUE RECOGNITION (continued)

A schedule showing the components of rental revenue is shown below.

	Year Ended December 31,
(in thousands)	2013	2012
Income from leases	$9,256	$9,232
Straight-line rent adjustment	(1,022)	(783)
Reimbursable expenses	7,368	6,875
Amortization of favorable leases	(311)	(432)
Amortization of unfavorable leases	141	140

Total	$15,432	$15,032

INTEREST INCOME

Interest income is recognized when the earnings process is complete.

INCOME TAXES

The Company has elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended. As a REIT, the Company generally is entitled to a tax deduction for dividends paid to its stockholders, thereby effectively subjecting the distributed net income of the Company to taxation at the stockholder level only. The Company must comply with a variety of restrictions to maintain its status as a REIT. These restrictions include the type of income it can earn, the type of assets it can hold, the number of stockholders it can have and the concentration of their ownership, and the amount of the Company’s taxable income that must be distributed annually.

NET INCOME PER SHARE

Basic net income per share of Preferred Stock is computed by dividing net income by the weighted average number of shares of Preferred Stock outstanding during the period. Diluted net income per share of Preferred Stock reflects the potential dilution that could occur if securities or other contracts to issue shares were exercised or converted into shares. There were no potential dilutive shares outstanding at December 31, 2013 and 2012. Subsequent to the completion of the offering shares of Preferred Stock, the holders of Common Stock are not entitled to share in any income nor in any related dividend.

DERIVATIVE INSTRUMENTS

The Company recognizes derivatives on the Consolidated Balance Sheets at fair value. Derivatives that do not qualify, or are not designated as hedge relationships, must be adjusted to fair value through income. Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the Consolidated Balance Sheets as either an asset or liability. To the extent hedges are effective, a corresponding amount, adjusted for swap payments, is recorded in accumulated other comprehensive income (loss) within stockholders’ equity. Amounts are then reclassified from accumulated other comprehensive income (loss) to the Consolidated Statements of Operations in the period or periods the hedged forecasted transaction affects earnings. Ineffectiveness, if any, is recorded in the Consolidated Statements of Operations. The Company periodically reviews the effectiveness of each hedging transaction, which involves estimating future cash flows, at least quarterly. Derivative instruments designated in a hedge relationship to mitigate exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Fair values of derivatives are subject to significant variability based on changes in interest rates. The results of such variability could be a significant increase or decrease in our derivative assets, derivative liabilities, book equity, and/or earnings.

F-13

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

2.     Summary of Significant Accounting Policies (continued)

FAIR VALUE MEASUREMENTS

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There is also an established fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value. Financial assets and liabilities recorded on the Consolidated Balance Sheets at fair value are categorized based on the inputs to the valuation techniques as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access. Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, which is typically based on an entity’s own assumptions, as there is little, if any, related market activity or information. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability. These inputs were considered and applied to the Company’s outstanding derivative, and Level 2 inputs were used to value the interest rate swap.

RECENT ACCOUNTING STANDARDS

In February 2013, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. This update requires entities to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. This update was effective for interim and annual reporting periods beginning after December 15, 2012. The adoption of this update did not have a material impact on the disclosures in, or presentation of, our consolidated financial statements.

SUBSEQUENT EVENTS

In preparing these consolidated financial statements the Company evaluated events that occurred through the date of issuance of these financial statements for potential recognition or disclosure.

3.     Loans Payable

Bridge Loan

On December 29, 2011, the Company executed and delivered a promissory note to Franklin Street that evidenced a loan for up to $106,200,000 (the “Bridge Loan”). On July 27, 2012, the Company repaid the Bridge Loan in its entirety from the proceeds of the Term Loan (as defined below). Please refer to Note 7 below for a detailed description of the Bridge Loan.

F-14

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

3.     Loans Payable (continued)

Term Loan

On July 27, 2012, the Company entered into a new $106,200,000 secured credit facility (the “Term Loan”) providing for the extension of credit to the Company by Bank of America, N.A. (“BofA”) and RBS Citizens, National Association (“RBS Citizens”). The Term Loan was structured as a purchase by BofA and RBS Citizens of the Bridge Loan from Franklin Street. Accordingly, in connection with the closing of the Term Loan, the loan documents evidencing and securing the Bridge Loan were amended and restated. More specifically, on July 27, 2012, the Company executed and delivered an Amended and Restated Promissory Note (the “BofA Note”) to BofA in the principal amount of $60,000,000 and an Amended and Restated Promissory Note (the “RBS Citizens Note”) to RBS Citizens in the principal amount of $46,200,000. All of the proceeds of the Term Loan were funded on July 27, 2012 and used to repay the Bridge Loan in its entirety. BofA is the Term Loan’s administrative agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Term Loan’s sole lead arranger and sole book manager.

The Term Loan is evidenced by a Loan Agreement dated July 27, 2012 by and among the Company, BofA and RBS Citizens (the “Loan Agreement”). So long as there is no default, the Company is obligated to pay interest only on the outstanding principal amount of the Term Loan at a variable rate equal to 30-day LIBOR plus 2.00%. The outstanding principal amount of the Term Loan, together with any accrued but unpaid interest, is due and payable on July 27, 2017. Subject to payment by the Company of certain yield maintenance and redeployment costs, the Term Loan may be prepaid in whole or in part at any time. Any partial payment must be in an amount at least equal to $100,000.

Although the interest rate on the Term Loan is variable, under the Loan Agreement the Company was required to fix the 30-day LIBOR interest rate by entering into an interest rate swap agreement with BofA. On July 27, 2012, the Company entered into an ISDA Master Agreement with BofA that fixed the 30-day LIBOR interest rate on the Term Loan at 0.87% per annum for the term of the Term Loan. Accordingly, when combined with the required 2.00% spread over 30-day LIBOR interest rate, the all-in interest rate on the Term Loan is 2.87% per annum. Total interest expense on the Term Loan for the years ended December 31, 2013 and 2012 was $3,094,000 and $1,336,000, respectively.

The BofA Note, the RBS Citizens Note and the Loan Agreement are secured by an Amended and Restated Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders (the “Mortgage”), an Environmental Indemnification and Release Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, a Collateral Assignment of Interest Rate Protection Agreement dated July 27, 2012 from the Company in favor of BofA as administrative agent for itself and other lenders, and an Assignment and Subordination of Management Agreement dated July 27, 2012 by and among the Company, BofA as administrative agent for itself and other lenders and Ryan Companies US, Inc. The Mortgage constitutes a lien against the Property and has been recorded in the Office of the Hennepin County Registrar of Titles. The documents evidencing and securing the Term Loan contain customary representations and warranties, as well as customary events of default and affirmative and negative covenants. The Company was in compliance with the Term Loan covenants as of December 31, 2013.

4.     Financial Instruments: Derivatives and Hedging

On July 27, 2012, the Company fixed the 30-day LIBOR interest rate for the five year term of the Term Loan at 0.87% per annum pursuant to an interest rate swap agreement.

The interest swap agreement qualifies as a cash flow hedge and has been recognized on the Consolidated Balance Sheets at fair value. If a derivative qualifies as a hedge, depending on the nature of the hedge, changes in the fair value of the derivative will either be offset against the change in fair value of the hedged asset, liability, or firm commitment through earnings, or recognized in other comprehensive loss until the hedged item is recognized in earnings. The ineffective portion of a derivative’s change in fair value will be immediately recognized in earnings, which may increase or decrease reported net income (loss) and stockholders’ equity prospectively, depending on future levels of interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on cash flows.

F-15

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

4.     Financial Instruments: Derivatives and Hedging (continued)

The following table summarizes the notional and fair value of our derivative financial instrument at December 31, 2013. The notional value is an indication of the extent of our involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks (in thousands).

	Notional Value	Strike Rate	Effective Date	Expiration Date	Fair Value
Interest Rate Swap	$ 106,200	0.87%	7/2012	7/2017	$ 611

On December 31, 2013, the derivative instrument was reported as an asset at its fair value of approximately $611,000 and the 2012 derivative instrument was reported as a liability at its fair value of approximately $1,024,000. This is included in other assets: derivative asset and other liabilities: derivative termination value on the Consolidated Balance Sheets at December 31, 2013 and 2012, respectively. Offsetting adjustments are represented as deferred gains or losses on derivative financial instruments in accumulated other comprehensive income (loss) of $1,635,000 and $(1,024,000) for the years ended December 31, 2013 and 2012, respectively. During the year ended December 31, 2013, $728,000 was reclassified out of other comprehensive income and into interest expense.

Over time, the unrealized gains and losses held in accumulated other comprehensive income (loss) will be reclassified into earnings as an increase or reduction to interest expense in the same periods in which the hedged interest payments affect earnings. We estimate that approximately $171,000 of the current balance held in accumulated other comprehensive income (loss) will be reclassified into earnings within the next 12 months.

The Company was hedging exposure to variability in future cash flows for forecasted transactions in addition to anticipated future interest payments on existing debt.

The fair value of the Company’s derivative instrument is determined using the net discounted cash flows of the expected cash flows of the derivative based on the market based interest rate curve. This financial instrument was classified within Level 2 of the fair value hierarchy and was classified as an asset or liability on the Consolidated Balance Sheets.

5.     Income Taxes

The Company files as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended. In order to qualify as a REIT, the Company is required to distribute at least 90% of its taxable income to stockholders and to meet certain asset and income tests as well as certain other requirements. The Company will generally not be liable for federal income taxes, provided it satisfies these requirements. Even as a qualified REIT, the Company is subject to certain state and local taxes on its income and property.

The Company adopted an accounting pronouncement related to uncertainty in income taxes effective January 1, 2007, which did not result in recording a liability, nor was any accrued interest and penalties recognized with the adoption. Accrued interest and penalties will be recorded as income tax expense, if the Company records a liability in the future. The Company’s effective tax rate was not affected by the adoption. The Company files income tax returns in the U.S. federal jurisdiction and the State of Minnesota jurisdiction. The statute of limitations for the Company’s income tax returns is generally three years and as such, the Company’s returns that remain subject to examination would be from 2010 and thereafter.

For the period ended December 31, 2006 and for the year ended December 31, 2012, the Company incurred a net operating loss for income tax purposes of approximately $4,166,000 and $3,087,000 that can be carried forward until it expires in the year 2026 and 2032, respectively.

At December 31, 2013, the Company’s net tax basis of its real estate assets was $103,860,000.

F-16

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

5.     Income Taxes (continued)

The following schedule reconciles net income (loss) to taxable income (loss) subject to dividend requirements, which are calculated annually:

(in thousands)	2013	2012

Net income (loss)	$790	$(3,267)

Add: Book depreciation and amortization	3,858	5,528
Amortization of favorable real estate leases	311	432
Deferred rent	(26)	4
Less: Tax depreciation and amortization	(3,256)	(5,429)
Amortization of unfavorable real estate leases	(141)	(140)
Straight-line rents	(308)	(215)
Taxable income (loss)	$1,228	$(3,087)

The following schedule summarizes the tax components of the distributions paid for the year ended December 31,:

(dollars in thousands)	2013		2012
	Preferred	%	Preferred	%
Ordinary income	$1,291	36%	$—	0%
Return of Capital	2,321	64%	1,767	100%

Total	$3,612	100%	$1,767	100%

6.      Capital Stock

PREFERRED STOCK

Generally, each holder of shares of Preferred Stock is entitled to receive ratably all dividends, if any, declared by the Board of Directors out of funds legally available. The right to receive dividends is non-cumulative, and no right to dividends shall accrue by reason of the fact that no dividend has been declared in any prior year. Each holder of shares of Preferred Stock will be entitled to receive, to the extent that funds are available therefore, $100,000 per share of Preferred Stock, before any payment to the holder of Common Stock, out of distributions to stockholders upon liquidation, dissolution or the winding up of the Company; the balance of any such funds available for distribution will be distributed among the holders of shares of Preferred Stock and the holder of Common Stock, pro rata based on the number of shares held by each; provided, however, that for these purposes, one share of Common Stock will be deemed to equal one-tenth of a share of Preferred Stock.

In addition to certain rights to remove and replace directors, the holders of a majority of the then outstanding shares of Preferred Stock shall have the further right to approve or disapprove a proposed sale of the Property, the merger of the Company with any other entity and amendments to the corporate charter. A vote of the holders of not less than 66.67% of then outstanding shares of Preferred Stock is required for the issuance of any additional shares of capital stock other than the remaining 840 shares of authorized but unissued Preferred Stock. Holders of shares of Preferred Stock have no redemption or conversion rights.

COMMON STOCK

Franklin Street is the sole holder of the Company’s Common Stock. Franklin Street has the right to vote to elect the directors of the Company and to vote on all matters, subject to the voting rights of the Preferred Stock set forth above. Subsequent to the completion of the offering of the shares of Preferred Stock in January 2007, Franklin Street, as the holder of Common Stock, was not entitled to share in any earnings nor any related dividend.

F-17

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

7.       Related Party Transactions

Asset Management Agreement

The Company has in the past engaged in and currently engages in transactions with a related party, Franklin Street, and its subsidiaries FSP Investments LLC and FSP Property Management LLC (collectively “FSP”). The Company expects to continue to have related party transactions with FSP in the form of management fees paid to FSP to manage the Company on behalf of its stockholders. FSP Property Management LLC currently provides the Company with asset management and financial reporting services. The asset management agreement between the Company and FSP Property Management LLC requires the Company to pay FSP Property Management LLC a monthly fee equal to one percent (1%) of the gross revenues of the Property. The asset management agreement between the Company and FSP Property Management LLC may be terminated by either party without cause at any time, upon at least thirty (30) days written notice, effective at the end of the notice period. For the years ended December 31, 2013 and 2012, management fees paid were $161,000 and $160,000, respectively.

Bridge Loan

On December 29, 2011, the Company executed and delivered a promissory note to Franklin Street that evidenced a loan for up to $106,200,000 (the “Bridge Loan”). On July 27, 2012, the Company repaid the Bridge Loan in its entirety from the proceeds of the Term Loan. The Bridge Loan included a term loan component (the “Term Loan Component”) in the amount of $76,200,000, all of which was funded on December 29, 2011 and used to repay the BofA Loan in the same amount in full. The Company paid Franklin Street a Term Loan Component fee in the amount of $762,000 on December 29, 2011. The Bridge Loan also included a revolving line of credit component that could not at any time exceed $30,000,000 (the “Revolving Line Component”). The proceeds of the Revolving Line Component of the Bridge Loan were to be used for lender-approved tenant improvement costs, leasing commissions and other incentives necessary to lease space at the Property.

The Bridge Loan was evidenced by a loan agreement dated December 29, 2011 by and between the Company and Franklin Street. Pursuant to the loan agreement, the Company could borrow, repay and reborrow Revolving Line Component funds in the form of revolving advances from time to time so long as no event of default existed and certain other customary conditions were satisfied, provided, however, that the aggregate principal amount of all revolving advances outstanding at any time could in no event exceed $30,000,000. On March 4, 2012, the Company requested and Franklin Street funded a revolving advance in the amount of $30,000,000. The Company was required to pay Franklin Street a fee in an amount equal to 1.00% of each revolving advance. As of December 31, 2012, the revolving advance fees paid to Franklin Street were $300,000.

As of December 31, 2012, costs and fees paid associated with the Bridge Loan, including the $762,000 Term Loan Component fee, the $300,000 Revolving Line Component fee and a $520,000 exit fee paid to Franklin Street, were $1,582,000 and had been fully amortized and included in interest expense in the Company’s Statement of Operations for the year ended December 31, 2012.

The Company was obligated to pay interest only on the outstanding principal amount of the Term Loan Component and any revolving advances under the Revolving Line Component at the fixed rate of 6.51% per annum. The outstanding principal amount of the Bridge Loan, together with any accrued but unpaid interest, was due and payable on December 31, 2013. The Bridge Loan could be prepaid in whole or in part at any time without premium or penalty. Any partial payment had to be in an amount at least equal to $100,000. At the time of any prepayment and upon payment of the unpaid principal balance on the maturity date, the Company was required to pay Franklin Street an exit fee in an amount equal to 0.49% of such prepayment or payment of the unpaid principal balance. Interest expense paid for the year ended December 31, 2012 was $3,647,000.

The promissory note and the loan agreement were secured by a combination mortgage, security agreement and fixture filing dated December 29, 2011 from the Company in favor of Franklin Street, an environmental indemnification agreement dated December 29, 2011 from the Company in favor of Franklin Street, and an assignment of leases and rents dated December 29, 2011 from the Company in favor of Franklin Street. The mortgage constituted a lien against the Property and was recorded in the Office of the Hennepin County Registrar of Titles. The loan documents that evidenced and secured the Bridge Loan contained customary representations and warranties, as well as customary events of default and affirmative and negative covenants. The Company was in compliance with the Bridge Loan covenants on July 27, 2012, the date that the Bridge Loan was repaid in full.

F-18

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

7.       Related Party Transactions (continued)

Investor Services Agreement

On August 14, 2012, the Company entered into an Investor Services Agreement (the “FSPI Agreement”) with FSP Investments LLC for the provision of investor services to holders of the Company’s preferred stock. FSP Investments LLC is a wholly-owned subsidiary of Franklin Street, which is the sole holder of the Company’s one share of Common Stock that is issued and outstanding. FSP Investments LLC acted as a real estate investment firm and broker/dealer with respect to (a) the Company’s organization, (b) the Company’s acquisition of the Property and (c) the sale of the Company’s equity interests. The FSPI Agreement requires the Company to pay a monthly service fee of $500 for services performed under the FSPI Agreement, and to reimburse FSP Investments LLC for its reasonable out-of-pocket expenses incurred in connection with the FSPI Agreement. The FSPI Agreement may be terminated by either party with thirty days written notice or immediately upon certain events of default set forth in the FSPI Agreement. For the years ended December 31, 2013 and 2012, investor services fees and expenses paid were approximately $16,000 and $3,000, respectively.

Ownership of Common Stock

Franklin Street is the sole holder of the Company’s one share of Common Stock that is issued and outstanding. Subsequent to the completion of the placement of the Preferred Stock in January 2007, Franklin Street has not been entitled to share in earnings or any dividend related to the Common Stock.

8.       Commitments and Contingencies

The Company, as lessor, has minimum future rentals due under non-cancelable operating leases as follows:

	Year Ending
(in thousands)	December 31,	Amount
	2014	$ 8,266
	2015	7,962
	2016	8,080
	2017	8,304
	2018	8,385
	Thereafter	102,298

		$ 143,295

In addition, the lessees are liable for real estate taxes and certain operating expenses of the Property.

Upon acquiring the commercial rental property on November 8, 2006, the Company was assigned the lease agreements between the seller of the Property and the existing tenants.

9.       Segment Reporting

The Company operates in one industry segment – real estate ownership of commercial property. As of December 31, 2013 and 2012, the Company owned and operated a twelve-story multi-tenant office and retail building in that one segment.

F-19

FSP 50 South Tenth Street Corp.

Notes to Consolidated Financial Statements

10.     Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the components shown below:

	December 31,
(in thousands)	2013	2012

Deferred rental income	$1,383	$1,377
Accrued operating expenses	262	257
Accrued interest expense	260	258
Due to tenants	50	229
Accounts payable and other accrued expenses	251	225
Accrued capital expenditures	224	—

Total	$2,430	$2,346

11.     Subsequent Event

The Company’s board of directors declared a cash distribution of $1,290 per preferred share on January 24, 2014 to the holders of record of the Preferred Stock on February 7, 2014, payable on February 14, 2014.

F-20

SCHEDULE III

FSP 50 South Tenth Street Corp.

Real Estate and Accumulated Depreciation

December 31, 2013

		Initial Cost			Historical Costs
Description	Encumbrances	Land	Buildings Improvements and Equipment	Costs Capitalized (Disposals) Subsequent to Acquisition	Land	Buildings Improvements and Equipment	Total (1)	Accumulated Depreciation	Total Costs, Net of Accumulated Depreciation	Depreciable Life (Years)	Date of Acquisition
		(in thousands)
50 South Tenth Street, Minneapolis, MN	$106,200	$21,974	$97,321	$1,269	$21,974	$98,590	$120,564	$18,452	$102,112	15-39	2006

(1)	The aggregate cost for Federal Income Tax purposes is $128,727.

F-21

FSP 50 South Tenth Street Corp.

The following table summarizes the changes in the Company’s real estate investments and accumulated depreciation:

	December 31,	December 31,
(in thousands)	2013	2012

Real estate investments, at cost:
Balance, beginning of year	$120,264	$120,250
Improvements	300	14
Dispositions	—	—

Balance, end of year	$120,564	$120,264

Accumulated depreciation:
Balance, beginning of year	$15,780	$13,121
Depreciation	2,672	2,659
Dispositions	—	—

Balance, end of year	$18,452	$15,780

F-22

Exhibit 31.1

CERTIFICATIONS

I, George J. Carter, certify that:

1.	I have reviewed this Annual Report on Form 10-K of FSP 50 South Tenth Street Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 7, 2014	/s/ George J. Carter
George J. Carter
President (Principal Executive Officer)

Exhibit 31.2

CERTIFICATIONS

I, Barbara J. Fournier, certify that:

1.	I have reviewed this Annual Report on Form 10-K of FSP 50 South Tenth Street Corp.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: March 7, 2014	/s/ Barbara J. Fournier
Barbara J. Fournier
Chief Operating Officer (Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of FSP 50 South Tenth Street Corp. (the "Company") for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, George J. Carter, President and principal executive officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that, to his knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 7, 2014	/s/ George J. Carter
George J. Carter
President (Principal Executive Officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Annual Report on Form 10-K of FSP 50 South Tenth Street Corp. (the "Company") for the year ended December 31, 2013 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, Barbara J. Fournier, Chief Operating Officer and principal financial officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that, to her knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 7, 2014	/s/ Barbara J. Fournier
Barbara J. Fournier
Chief Operating Officer (Principal Financial Officer)

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Annex C: PURCHASE AND SALE AGREEMENT

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PURCHASE AND SALE AGREEMENT

Between

FSP 50 SOUTH TENTH STREET CORP.,

SELLER

And

UNION INVESTMENT REAL ESTATE GMBH, ACTING IN ITS OWN NAME AND FOR THE ACCOUNT OF THE FUND (Sondervermögen) [UniImmo: Europa],

BUYER

Premises:

50 South Tenth Street

Minneapolis, Minnesota

June 25, 2014

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 25th day of June, 2014 (the “Effective Date”), by and between FSP 50 SOUTH TENTH STREET CORP., a Delaware corporation (“Seller”) and UNION INVESTMENT REAL ESTATE GmbH, a German limited liability capital investment company, acting in its own name and for the account of the fund (Sondervermögen) [UniImmo: Europa] (“Buyer”). FIRST AMERICAN TITLE INSURANCE COMPANY (the “Escrow Agent”) joins in this Agreement for the limited purposes set forth in Section 15.

BACKGROUND

A.      This Agreement is made with reference to all of Seller’s interest in and to the following real and personal property (collectively, the “Property”):

(1)      All that land which is located in City of Minneapolis, Hennepin County, Minnesota and known as 50 South Tenth Street, as more particularly described in Exhibit A hereto, together with all easements, rights, privileges and benefits appurtenant thereto (the “Land”);

(2)      The building (the “Building”), together with all improvements, structures, and fixtures located on the Land, if any, and appurtenant thereto (the Building and such improvements, structures and fixtures being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(3)      The tenant leases relating to the Improvements, and other occupancy agreements with tenants occupying or using all or any portion of the Real Property together with all amendments thereto (collectively, the “Leases”), and any guaranties applicable thereto and all security deposits, letters of credit, advance rental, or like payments (collectively, the “Security Deposits”), if any, held by Seller or Master Lease Tenant (as defined below) in connection with the Leases, being the leases referred to on the Rent Roll (as defined in Section 3.3 below);

(4)      All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, owned by Seller and located within the Real Property but expressly excluding any of the foregoing owned or leased by any tenant and any personal property owned by a third party and leased to Seller (the “Personalty”), including the Personalty referred to on the list attached hereto as Schedule A.4; and

(5)      All intangible rights and property used or useful in connection with the foregoing, including, without limitation, all development rights, contract rights, guarantees, licenses, plans, certificates of occupancy, authorizations, drawings, permits, entitlements and warranties and all of Seller’s rights, title and interest, if any, in and to any service marks, logos or any trade names but not including any reference to “FSP” (the “Intangible Property”).

B.      Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the Purchase Price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

1.      Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and on and subject to the other terms and conditions set forth in this Agreement.

2.      Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be $164,500,000.00, which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1      Initial Deposit. Within two (2) business days following the Effective Date, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, a cash deposit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (together with any interest earned thereon, the “Initial Deposit”).

2.2      Additional Deposit. Within two (2) business days following the expiration of the Inspection Period (as defined below), Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow and delivered in accordance with this Agreement, an additional cash deposit in the amount of Five Million and 00/100 Dollars ($5,000,000.00) (together with any interest earned thereon, the “Additional Deposit”). The Initial Deposit and the Additional Deposit are referred to herein as the “Deposit.”

2.3      Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the Deposit. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.

2.4      Independent Consideration. Seller and Buyer acknowledge and agree that One Hundred Dollars ($100.00) of the Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”), in addition to any other rights Seller may have hereunder. Moreover, Seller and Buyer acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement.

3.      Representations and Warranties of Seller. Subject to all matters disclosed in such Property Materials as are delivered, or made available to Buyer prior to the expiration of the Inspection Period, and subject to any other information of which Buyer has actual knowledge (all such matters being referred to herein as “Exception Matters”), Seller represents and warrants to Buyer as follows:

3.1.      Authority. Seller is a corporation organized under the laws of the State of Delaware, and, except as set forth in Section 17.16 below, has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

3.2.      No Conflict. To Seller’s actual knowledge, except as set forth in Section 17.16 below, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing.

3.3.      Rent Roll and Leases. Seller has delivered to Buyer a true and correct copy of the current rent roll for the Property (the “Rent Roll”) and true, correct and complete copies of all the Leases (including any material license agreements or other material occupancy agreements) and all amendments and modifications thereto and with respect to each Lease there are no understandings, oral or written, between the parties to the Lease that in any manner vary the obligations or rights of either party as set forth in the Lease.

3.3.1.      There are no Leases, licenses or occupancy agreements currently in effect that affect the Property other than those listed on the Rent Roll.

3.3.2.      Exhibit B contains a true, correct and complete list of all unpaid leasing commissions (including, but not limited to, any agents’ and broker’s commissions) and unfunded tenant improvement costs, and future rent abatements, with respect to the Leases.

3.3.3.      Seller has not received any written notice that Seller is in default of any material obligations of Seller under any Lease, which default has not been cured.

3.3.4.      Seller has not delivered written notice to any Tenant under any Lease of a default on the part of such Tenant that has not been cured.

3.3.5.      There is no money or letters of credit deposited by any tenant with Seller under any Lease, other than as set forth on the Rent Roll.

3.4.      No Condemnation. To Seller’s actual knowledge, Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

3.5.      Contracts. Seller has delivered to Buyer true, correct and complete copies of all of the construction, management, leasing, service, equipment, supply, maintenance or concession agreements (collectively, the “Contracts”) in effect with respect to the Real Property or the Personalty. There are no Contracts in effect with respect to the Real Property or the Personalty, except as set forth in Schedule 3.5. Seller has not received any written notice that Seller is in default of any material obligations of Seller under the Contracts, which default has not been cured.

3.6.      Compliance. Seller has not received written notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

3.7.      Litigation. Except for the matter disclosed in the summons and complaint attached hereto as Schedule 3.7 (the “Skyway Litigation”), there is no material action, suit or proceeding in court or arbitration which is pending or, to Seller’s actual knowledge, threatened against or affecting the Property or arising out of the ownership, management or operation of the Real Property.

3.8.      FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.9.      No Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition of Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing it inability to pay its debts as they come due or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.10.      No Other Options. Other than this Agreement or as set forth in this Agreement, the Property is not subject to any outstanding agreement(s) of sale or options, rights of first refusal or other rights of purchase.

3.11.      Patriot Act. Seller is not, and will not be, a person or entity with whom Buyer is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

3.12.      Environmental. Except as set forth in any environmental reports or materials delivered as part of the Property Materials, or as otherwise disclosed in writing to Buyer, to Seller’s actual knowledge, Seller has received no written notification from any governmental or quasi-governmental authority that any such authority has alleged or determined that there are violations of any laws relating to Hazardous Materials at the Property, nor, to Seller's actual knowledge, do any such violations exist.

3.13.      Wells. Seller does not know of any “wells” on the described Real Property within the meaning of Minn. Stat. § 103I. This representation is intended to satisfy the requirements of that statute.

3.14.       Storage Tanks. No “above ground storage tanks” or “underground tanks” (within the meaning of Minn. Stat. §116.46) are located in or about the Real Property, or have been located under, in or about the Real Property and have subsequently been removed or filled.

3.15.      Individual Sewage Treatment Systems. Solely for purposes of satisfying the requirements of Minn. Stat. § 115.55, Seller certifies there is no “individual sewage treatment system” (within the meaning of that statute) on or serving the Real Property. Seller certifies that sewage generated on the Real Property goes to a facility permitted by the Minnesota Pollution Control Agency.

3.16.      Methamphetamine Production. For the purposes of satisfying any applicable requirements of Minn. Stat. § 152.0275, Seller discloses and certifies that, to its knowledge, methamphetamine production has not occurred on the Real Property.

3.17.      Employees. Seller has no employees.

3.18.      Tax Assessment Appeals. There are no pending challenges or filed appeals of the assessed valuation of the Property for ad valorem tax purposes.

3.19.      REOA. The “REOA” is that certain Reciprocal Easement and Operation Agreement described in Item 4 of Schedule B of Seller’s Title Policy. Seller has not received any written notice that Seller is in default of any material obligations of Seller under the REOA, which default has not been cured. Seller has not delivered written notice to any other party under the REOA of a default on the part of such party that has not been cured.

3.20.      Skyway Bridge Agreements. The “Skyway Bridge Agreements” are, collectively, the Agreements for Skyway Construction, Operation, Maintenance, and Easements Agreements described in Items 5, 6, 7 and 8 of Schedule B of Seller’s Title Policy. Seller has not received any written notice that Seller is in default of any material obligations of Seller under any of the Skyway Bridge Agreements, which default has not been cured. Seller has not delivered written notice to any other party under any Skyway Bridge Agreement of a default on the part of such party that has not been cured.

3.21.      Right of First Offer – Parking Garage. The “Parking ROFO” is that certain Parking Garage Parcel Right of First Offer Agreement described in Item 11 of Schedule B of Seller’s Title Policy. Seller has not received any written notice that Seller is in default of any material obligations of Seller under the Parking ROFO, which default has not been cured.

Seller has not delivered written notice to any other party under the Parking ROFO of a default on the part of such party that has not been cured.

3.22.      Public Parking Garage Parking Agreement. The “Public Parking Agreement” is that certain Public Parking Garage Parking Agreement, described in Item 9 of Schedule B of Seller’s Title Policy. Seller has not received any written notice that Seller is in default of any material obligations of Seller under the Public Parking Agreement, which default has not been cured. Seller has not delivered written notice to any other party under the Public Parking Agreement of a default on the part of such party that has not been cured.

3A.      Limitations Regarding Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s actual knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of William S. Friend, Vice President—Regional Director of FSP Property Management LLC (the “Seller Knowledge Party”), without any obligation on such individual's part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. The Seller Knowledge Party is the representative of Seller who has primary asset management responsibilities for the Property on behalf of Seller.

Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. If Buyer obtains knowledge of any Exception Matters before the Closing, Buyer shall consummate the acquisition of the Property subject thereto, subject to the provisions of Article 4 below; provided, however, if Buyer first obtains knowledge of any Exception Matters between the end of the Inspection Period and the Closing, which Exception Matters materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement, Buyer may as its exclusive remedy terminate this Agreement and receive a refund of the Deposit upon written notice given within five (5) business days after Buyer obtains such knowledge of any Exception Matters. Upon any such termination of this Agreement, neither party shall have any further rights nor obligations hereunder except as expressly provided for herein. Buyer agrees to inform Seller promptly in writing if it obtains knowledge that any representation or warranty of Seller is inaccurate in any material respect.

4.      Conditions Precedent to Buyer’s Obligations. All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1.      Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date, except as the same may be modified as a result of matters permitted or contemplated by the terms of this Agreement or otherwise as a result of matters outside of the reasonable control of Seller.

4.2.      Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.3.      Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered at Closing and shall be in form and substance consistent with the requirements herein.

4.4.      Inspection Period; Access; Purchase “As Is”. Seller has delivered to Buyer, without representation or warranty except as expressly set forth herein, the documents and materials as are listed on Schedule 4.4 attached hereto (such items hereafter referred to as the “Property Materials”), except for any materials which are confidential, privileged or proprietary in nature, such as (but not limited to) internal memoranda and analyses, appraisals, financial projections, income tax returns, client and investor correspondence and other similar materials. Buyer acknowledges that the Property Materials have been made available to Buyer via Seller’s broker’s secure web site (the “Electronic Data Room”), and Buyer confirms that, as of the date hereof, Buyer has access to the Electronic Data Room. Seller, or Seller’s broker, shall make available to Buyer an e-mail notification or similar system as a means of notifying Buyer that additional Property Materials have been made available in the Electronic Data Room. Buyer hereby acknowledges and agrees that (a) Seller has not independently verified the accuracy or completeness of any of the Property Materials; (b) Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the Property Materials; and (c) Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Materials. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller, or destroy, all of the documents, material or information regarding the Property supplied to Buyer by Seller, together with any additional documents, material or information regarding the Property, regardless of whether supplied by Seller and without representation or warranty and only so long as Seller reimburses Buyer for the cost of such documents, material or information not supplied by Seller, except to the extent the same are proprietary to Buyer, subject to the attorney-client privilege or are valuations or market studies.

4.4.1.      During the Inspection Period (as defined below) and thereafter, Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time (as coordinated through Seller’s property manager), including all leased areas (subject to the tenant's rights under the Leases), upon reasonable prior notice to Seller. In addition, during the Inspection Period, Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time (as coordinated through Seller’s property manager), including all leased areas (subject to the tenant's rights under the Leases), upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as agreed to by Seller and Buyer pursuant to that certain Access and Confidentiality Agreement by and between Seller and Buyer, dated as of April 22, 2014.

Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller’s operations at the Property or to unreasonably interfere with any Tenant’s operations at the Property, and the scheduling of any inspections and interviews shall take into account the timing and availability of access to Tenants’ premises, subject to Tenants’ rights under the Leases or otherwise. Seller shall have the right to have a representative of Seller present at any tenant interviews or inspections, or any of Buyer’s interviews with the parties under the REOA, the Skyway Bridge Agreements, the Parking ROFO or the Public Parking Agreement, it being understood that Seller shall cause its representatives to be reasonably available in connection with such interviews or inspections. If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, which will involve sampling, or which will involve testing of subsurface soils or groundwater, Buyer shall obtain Seller’s prior consent thereto, which may be withheld by Seller in its sole and absolute subjective discretion. Without limiting the generality of the foregoing, Seller’s written approval, not to be unreasonably withheld, conditioned or delayed, shall be required prior to any invasive or other testing or sampling of surface or subsurface soils, surface water, groundwater or any materials in or about the Improvements in connection with Buyer’s environmental due diligence and due diligence with respect to Hazardous Materials. Without limiting the foregoing, Buyer will not enter any Tenant premises, or contact any Tenants of the Property, without first obtaining the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify, defend and hold harmless Seller from any and all liabilities, claims, losses, suits, demands, costs and expenses resulting therefrom. The foregoing indemnification shall survive Closing or the termination of this Agreement.

4.4.2.      The term “Inspection Period,” as used herein, shall mean the period commencing on the date of this Agreement and ending at 5:00 p.m. Eastern Time on July 18th, 2014, it being understood that Buyer may, upon written notice to Seller given in Buyer’s reasonable discretion, extend the Inspection Period by no more than an additional two (2) business days in the event that additional Property Materials are first delivered to Buyer during the final two (2) business days of the Inspection Period. Unless Buyer delivers a written notice to Seller on or before the expiration of the Inspection Period that Buyer has elected, in Buyer’s sole and absolute discretion, to proceed with the transactions evidenced by this Agreement (the “Proceed Notice”), then (a) this Agreement shall be automatically deemed terminated and of no further force or effect and, except for the provisions expressly stated to survive the termination of this Agreement, neither party shall have any rights or obligations against or to the other, (b) the Initial Deposit shall be returned forthwith to Buyer and (c) Buyer shall deliver to Seller, without representation or warranty and only so long as Seller reimburses Buyer for the cost of such documents, copies of all surveys, title commitments, engineering reports, environmental assessment and audits, and other third party studies and reports generated by or for Buyer in connection with the Property, provided that Buyer shall not be required to deliver any materials that are proprietary to Buyer, subject to the attorney-client privilege or are valuations or market studies, and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. If Buyer timely delivers the Proceed Notice to Seller, then, subject to Section 2.2, (i) this Agreement shall remain in full force and effect and Buyer shall have no further right to cancel this Agreement under this Section 4.4.2, and (ii) Buyer shall deliver the Additional Deposit as provided in Section 2.2

4.4.3.      EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS EXECUTED AND DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING (THE “CLOSING DOCUMENTS”), IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY MARKETING OR OFFERING MATERIALS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND ANY OF THE CLOSING DOCUMENTS, UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS,

EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

4.4.4.      Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, then Buyer waives any rights it may have against Seller, except as otherwise expressly set forth in this Agreement, in connection therewith including, without limitation, under CERCLA (as defined below), and Buyer agrees that it shall not (i) implead Seller, (ii) bring a contribution action or similar action against Seller or (iii) attempt in any way to hold Seller responsible with respect to any such matter. The provisions of this Section 4.4.4 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities, concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”), the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., or similar state or local laws or regulations adopted thereunder.

4.5.      Title and Survey Matters.

4.5.1.      Seller’s current title policy is attached hereto as Exhibit C (“Seller’s Title Policy”). Within three (3) business days following the Effective Date of this Agreement, Buyer shall, at Seller’s sole cost and expense, obtain a title commitment issued by the Escrow Agent (the “Title Commitment”) with respect to the Real Property (with copies of all instruments listed as exceptions to title), and Seller shall deliver a copy of Seller’s most recent existing survey of the Real Property to Buyer. Buyer may elect, at Buyer’s sole cost and expense (subject to Section 8.2), to obtain an updated survey of the Real Property. Buyer shall have until the date that is seven (7) days before the expiration of the Inspection Period to object, in its discretion, to any exceptions to the Title Commitment or matters shown on the updated survey, indicating in reasonable detail the nature and reasons for Buyer’s objection; and failure to give such notice of disapproval shall constitute Buyer’s approval of all such matters. In the event Buyer so notifies Seller of Buyer’s disapproval of the Title Commitment or survey matters, Seller may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or five (5) business days after such matter is cured. Within five (5) business days after receiving Buyer’s notice (the “Seller’s Title Notice Period”) (but in any event, prior to the expiration of the Inspection Period), Seller shall notify Buyer if Seller intends to attempt to effectuate such cure; provided that Seller shall be obligated to remove, pay and/or satisfy prior to or at Closing any liens against the Property granted or caused by Seller. Notwithstanding the foregoing, Seller shall not be obligated to satisfy at Closing any liens against the Property for a liquidated amount that are in excess of $50,000 other than any mortgages, judgments, mechanic’s liens, materialman’s liens or tax liens on the Property which were created by Seller and which shall be paid in full from the proceeds of the sale unless, with the consent of Buyer, the mortgage is assumed or transferred to Buyer. In the event that, prior to the expiration of the Seller’s Title Notice Period, Seller fails to give such notice of its intention to attempt to effectuate such cure, Buyer may, prior to the expiration of the Inspection Period, terminate this Agreement by failing to deliver the Proceed Notice as set forth in Section 4.4.2 in which event the Deposit shall be returned to Buyer, provided if Buyer does deliver the Proceed Notice prior to the expiration of the Inspection Period, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure within the Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement prior to Closing, in which event the Deposit shall be returned to Buyer; provided if Buyer does not so terminate this Agreement prior to Closing, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price. Buyer shall not be entitled to object to, and shall be deemed to have approved, any liens, encumbrances or other title matters (A) over which the Title Company is willing to insure (without additional cost to Buyer or where Seller pays such cost for Buyer), or (B) which will be extinguished upon the transfer of the Property, or (C) which are the responsibility of any tenant under the Leases to cure, correct or remove.

4.5.2.      It shall be a condition to Buyer’s obligation to proceed with Closing that between the expiration of the Inspection Period and the date of Closing, no new survey or title matter not approved or deemed approved by Buyer pursuant to this Section 4.5 shall have arisen and which materially adversely affects the title to the Property or the use thereof, unless the same is discharged or endorsed over to Buyer’s reasonable satisfaction in Buyer’s title policy at Closing. Buyer shall notify Seller within three (3) business days after Buyer becomes aware of any such new title or survey matter to which Buyer objects (and the Closing Date will, if necessary, be extended for up to three (3) business days to allow Buyer to notify Seller of such objection), and if Buyer does not notify Seller of any objection within such three (3) business day period, Buyer shall be deemed to have waived any such objection and shall proceed to Closing without any credit or reduction in the Purchase Price as a result of such title or survey matters. If Buyer timely notifies Seller of the existence of one or more objections to a new title or survey matter, then Seller may, at its option, within five (5) business days after receipt of Buyer’s notice, notify Buyer of its intention to remove the objectionable title or survey matter, or commit to remove the same at or prior to Closing. If Seller elects to remove the objectionable title or survey matter, Seller shall have a reasonable period of time, not to exceed thirty (30) days, to do so and the Closing Date shall be extended, if necessary, to the date such objectionable title or survey matters are removed. If the objectionable title or survey matters are not removed within the foregoing time period, then Buyer may either: (a) terminate this Agreement, in which event (i) the Deposit shall be promptly returned to Buyer, (ii) Buyer shall return to Seller all documents and information required to be returned to Seller, as provided in Section 4.4, and (iii) except as expressly provided for in this Agreement, neither Seller nor Buyer shall have any further liability or obligation to the other under this Agreement, or (b) proceed to Closing under this Agreement and take title to the Property subject to such objectionable title or survey matters not removed by Seller without any reduction in the Purchase Price.

4.5.3.      In addition to any other conditions to Closing set forth in this Agreement, it shall be a condition to Buyer’s obligation to proceed with Closing under this Agreement that the Escrow Agent shall be committed, subject only to the payment by Buyer of the costs and fees related thereto, to issue an owner’s title insurance policy consistent with the provisions of Section 4.5.

4.6.      Estoppel Certificates.

4.6.1.      Tenant Estoppels. Seller shall request from each of the tenants at the Property and promptly deliver to Buyer estoppel certificates (a) in the form of Exhibit D attached hereto or (b) in such form as is permitted by any tenant Lease (in either case, an “Estoppel Certificate” or “Estoppel Certificates”). Within five (5) business days after the Effective Date, Seller shall deliver to Buyer copies of such Estoppel Certificates with all blank spaces completed for Buyer’s review and approval. Thereafter, Seller shall use good faith commercially reasonable efforts to obtain Confirming Estoppels (as defined below) from all tenants. In exercising commercially reasonable efforts, Seller shall request execution by transmitting correspondence to tenants, and Seller or its property manager shall follow up by telephone from time to time as appropriate, but Seller shall not be required to institute any legal action of any kind. Promptly following Seller’s receipt of any Confirming Estoppel, but in no event longer than two (2) business days following Seller’s receipt, Seller shall deliver to Buyer a true, correct and complete copy of the Confirming Estoppel, which delivery may be effected by electronic mail to Buyer’s legal counsel. Any such fully executed Estoppel Certificate that does not allege any default by Seller or such Tenant, does not contain any other changes from the form approved by Buyer and is not dated more than forty-five (45) days prior to the Closing Date is referred to herein as a “Confirming Estoppel.” Except with respect to the “Required Tenant Estoppels,” Seller’s inability to obtain any one or more Estoppel Certificates under this Section 4.6.1 is not a condition to Closing, is not a Seller default, and does not permit Buyer to terminate this Agreement. For purposes of this Agreement, the Required Tenant Estoppels shall include Estoppel Certificates from each of the following tenants: Target Corporation and The NewsRoom.

4.6.2.      Other Estoppels. In addition, Seller shall use good faith, commercially reasonable efforts to deliver to Buyer an estoppel certificate from all parties (other than Seller) under the REOA, in the form of Exhibit O attached hereto, the Skyway Bridge

Agreements, in the form of Exhibit P attached hereto, the Parking ROFO, in the form of Exhibit Q attached hereto, and the Public Parking Agreement, in the form of Exhibit R attached hereto. Seller’s inability to obtain any or more estoppels under this Section 4.6.2 is not a condition to Closing, is not a Seller default, and does not permit Buyer to terminate this Agreement.

4.6.3.      Seller shall not be obligated to commence a lawsuit, arbitration or other similar proceeding to obtain any Estoppel certificate or estoppel contemplated by this Section 4.6.

4.7.      Dismissal of Skyway Litigation. On or before the Closing Date, the Skyway Litigation shall be dismissed with prejudice and an unconditional release of the lis pendens shall be recorded against the Property releasing the Property from the lis pendens that was recorded against the Property in connection with the Skyway Litigation. In addition, Seller shall execute and deliver, and Seller shall cause the plaintiff under the Skyway Litigation (the “Plaintiff”) and the applicable parties under the Nicollet Mall Skyway Bridge Agreement to execute and deliver, an amendment to the Nicollet Mall Skyway Bridge Agreement in a form that is reasonably acceptable to both Seller and Buyer (the “Nicollet Skyway Amendment”). Full execution and delivery of the Nicollet Skyway Amendment shall constitute a condition to Closing and Buyer shall have no liability in connection with the settlement of the Skyway Litigation or the execution and delivery of the Nicollet Skyway Amendment. In the event that Seller shall fail to satisfy the Condition Precedent to Buyer’s Obligation set forth in this Section 4.7, and Buyer shall thereafter decline to proceed to Closing pursuant to its termination right under Section 5, then, in addition to promptly returning the Deposit to Buyer, Seller shall promptly reimburse Buyer for all documented direct, third party costs and expenses incurred by Buyer in connection with Buyer’s inspection of the Property and negotiations of the transaction contemplated by this Agreement, in an amount not to exceed $200,000.00.

5.      Failure of Conditions. In the event that Seller has not satisfied any of the Conditions Precedent to Buyer’s Obligations set forth in Article 4, and in any such case Buyer has performed and is not in breach or default hereunder, then Buyer shall give notice to Seller of the condition or conditions that Buyer asserts are not satisfied (the “Unsatisfied Conditions”). If the Unsatisfied Conditions specified in such notice are not satisfied within fifteen (15) business days after receipt of such notice (the “Cure Period”), then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing (which, as applicable, shall be extended to the date that is two (2) business days following the expiration of the Cure Period, or such earlier date as otherwise mutually agreeable to Buyer and Seller), of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, and subject to Section 4.7, Section 10.2 and Section 17.16, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer.

6.      Pre-Closing Matters. From and after the date of this Agreement and until the Closing or earlier termination of the Agreement:

6.1.      Leasing Matters. From and after the Effective Date, Seller shall provide Buyer with copies of any new, amended, extended, terminated or otherwise modified Lease. In addition, during such time, Seller shall keep Buyer reasonably apprised regarding leasing activities and offers to lease portions of the Real Property received or solicited by Seller and shall provide to Buyer copies of any offers to lease, term sheets and letters of interest or intent in that regard, as well as drafts of any proposed Lease amendments and new leases being negotiated by Seller with existing and potential Tenants. From and after the date that is one (1) business day prior to the expiration of the Inspection Period, Seller shall not, without the written consent of Buyer, in Buyer’s sole discretion, (i) effect any material change in any Lease, (ii) renew or extend the term of any Lease, unless the same is an extension or expansion permitted pursuant to the terms of an existing Lease, or (iii) enter into any new Lease or cancel or terminate any Lease. When seeking consent to a new or modified Lease, Seller shall provide notice of the identity of the tenant, a term sheet or letter of intent containing material business terms (including, without limitation, rent, expense base, concessions, tenant improvement allowances, brokerage commissions, and expansion and extension options) and whatever credit and background information with respect to such tenant as Seller customarily obtains in connection with similar leases of the Property. Buyer shall be deemed to have rejected any proposed Lease or Lease modification if it has not responded to Seller within three (3) business days after receipt of such information. Seller shall deliver to Buyer copies of executed versions of any such documents within three (3) business days after the full execution and delivery thereof. In no event whatsoever shall Seller at any time materially amend, materially modify, alter or terminate the Target Corporation’s Lease without Buyer’s consent, which may be withheld in Buyer’s sole discretion.

6.2.      Adjustment of New Leasing Expenses. Any tenant improvement costs, rent abatements, rent concessions or commissions under Leases or renewals entered into after the Effective Date in accordance with the terms of this Agreement shall be apportioned between Seller and Buyer as of the Closing Date, but only to the extent that such tenant improvement costs, rent abatements, rent concessions or commissions have been approved by Buyer under Section 6.1 above. Seller shall be responsible for the share of such costs attributable to the portion, if any, of the term of the Lease or renewal occurring prior to the Closing, and Buyer shall be responsible for the share of such costs attributable to the portion of the term of the Lease or renewal occurring after the Closing, with the cost of any tenant improvement, rent abatements, rent concessions or commissions under said Leases being amortized over the term of the Lease or renewal on a straight line basis. To the extent that said costs are the responsibility of Buyer, they shall be credited to Seller at Closing, if paid by Seller prior to Closing, or paid by Buyer, if due after Closing. To the extent that said costs are the responsibility of Seller, they shall be credited to Buyer at Closing, if not paid as of Closing, or paid by Seller prior to Closing.

6.3.      Adjustments of Leasing Expenses. Any tenant improvement costs, rent abatements, concessions or commissions under Leases or renewals entered into prior to the Effective Date, whether payable prior to or after Closing, shall be Seller’s responsibility and credited to Buyer at Closing if not paid by Seller prior to Closing. To the extent that any tenant terminates its Lease and pays a termination penalty pursuant to the terms of its Lease, the termination penalty shall be prorated between Buyer and Seller in proportion to the length of the Lease term occurring prior to and from and after Closing, as appropriate.

6.4.      Termination for Default. From the Effective Date until the date that is one (1) business day prior to the expiration of the Inspection Period, Seller may cancel or terminate any Lease or commence collection, unlawful detainer or other remedial action against any tenant without Buyer’s consent upon the occurrence of a default by the tenant under said Lease. Seller shall deliver to Buyer copies of all default notices and correspondence delivered to or received from any of the tenants in connection with the Leases after the Effective Date of this Agreement.

6.5.      Operation of Property. Seller shall operate, maintain and manage the Property in the same manner as Seller has in the past, including continuing repair and preventative maintenance and maintenance of adequate insurance with respect thereto.

6.6.      Contracts. Buyer shall give notice to Seller on or before the expiration of the Inspection Period of the Contracts which are terminable but which Buyer elects to not continue after Closing, and Seller shall take such steps as are necessary to terminate such Contracts (to the extent terminable), with the Buyer being obligated to pay (and to indemnify Seller from) any termination fees or other charges resulting from such termination. All Contracts not so terminated (collectively, the “Assigned Contracts”) shall be assigned to and assumed by Buyer at Closing. Notwithstanding the foregoing, Seller shall, at its expense and by the time of Closing, terminate its contracts with Seller’s property management company. From and after the Effective Date of this Agreement, Seller shall provide Buyer with copies of any new Contracts. From and after the Effective Date, Seller shall not enter into any new Contracts which are not terminable (without penalty) with thirty (30) days or less prior notice without Buyer’s consent. From and after the expiration of the Inspection Period, Seller shall not enter into any new Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall be deemed to have rejected any proposed new Contract if Buyer has not responded within three (3) business days after Seller's request for consent thereto.

6.7.      Performance under REOA and Skyway Bridge Agreements. Seller shall continue to perform all of its obligations under the REOA and the Skyway Bridge Agreements. Further, from and after the date that is one (1) business day prior to the expiration of the Inspection Period, Seller shall not, without the written consent of Buyer, in Buyer’s sole discretion, amend, or effect any material change in, the REOA or any of the Skyway Bridge Agreements or otherwise terminate the REOA or Skyway Bridge Agreements; provided, however, that Buyer hereby consents to the Nicollet Skyway Amendment.

6.8.      Negative Covenants.

6.8.1.      No Contracting for Sale of Property. Seller shall not enter into any contract or other written agreement for sale of the Property with any other party.

6.8.2.      No Liens on Property. Seller shall not grant any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

6.8.3.      Following the expiration of the Inspection Period, Seller shall not make or permit to be made any material alterations to or upon the Real Property or any part of the Real Property except as provided for in the Leases, as required by applicable mortgage loan documents, as required under applicable law or court order or as required under any other contractual obligations pursuant to any document recorded against the Property and shown as an exception to title on the Title Commitment, to the extent Buyer has approved or been deemed to approve such exception.

6.8.4.      No Removal of Personalty. Seller shall not remove or permit the removal from the Real Property of any fixtures, mechanical equipment, or any other item included in the Real Property except as provided for in the Leases or any of the documents recorded against the Property and shown as an exception to title on the Title Commitment, to the extent Buyer has approved or been deemed to approve such exception

6.8.5.      Assignment of Parking ROFO. From and after the Effective Date, Seller shall notify Buyer in the event that the City of Minneapolis (the “City”) notifies Seller that Seller is entitled to exercise its right of first offer under the Parking ROFO. In addition, Seller shall exercise commercially reasonable efforts to cause the City to consent to and execute the Assignment of Parking ROFO (as defined below) (or otherwise evidence its consent in writing in a manner satisfactory to Buyer) on or before the date of Closing. Seller’s inability to obtain the City’s consent to the assignment of the Parking ROFO is not a condition to Closing, is not a Seller default, and does not permit Buyer to terminate this Agreement.

7.      Closing; Deliveries.

7.1.      Time of Closing. The “Closing Date” is September 2, 2014. The Closing shall take place on the Closing Date (subject, however, to extension pursuant to Sections 4.5, 5 and 17.16) through an escrow closing with the Escrow Agent, unless otherwise agreed to in writing by both Seller and Buyer. If any date on which the Closing would occur by operation of this Agreement is not a business day, the Closing shall occur on the next business day. As used in this Agreement, “business day” shall mean any day which is not a Saturday, Sunday or legal holiday in Boston, Massachusetts or Minneapolis, Minnesota or in Hamburg or Frankfurt am Main, Germany.

7.2.      Seller Deliveries. On or prior to the Closing Date, Seller shall deliver to Escrow Agent the following:

7.2.1.      A limited warranty deed (the "Deed") to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit E.

7.2.2.      A bill of sale for the Personalty from Seller, substantially in the form attached hereto as Exhibit F, duly executed by Seller.

7.2.3.      An assignment and assumption of Leases, Contracts and Security Deposits (the "Assignment and Assumption of Leases, Contracts and Security Deposits") from Seller, substantially in the form attached hereto as Exhibit G, duly executed by Seller.

7.2.4.      An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit H, duly executed by Seller.

7.2.5.      A notice to tenants (the “Tenant Notice Letter”) from Seller and Master Lease Tenant advising of the sale of the Property and directing that rent and other payments thereafter be sent to Buyer at the address provided by Buyer at Closing, substantially in the form attached hereto as Exhibit I, duly executed by Seller. The “Master Lease” is that certain November 9, 2006 Amended and Restated Master Lease Agreement by and between Seller, as landlord, and FSP South Tenth Street LLC, as tenant (“Master Lease Tenant”).

7.2.6.      An owner's affidavit sufficient for the Buyer’s title insurer to issue, without extra charge, an owner’s policy of title insurance free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed by Seller (but not any tenants) prior to Closing, or for rights of parties in possession other than pursuant to the Leases.

7.2.7.      A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit J, duly executed by Seller.

7.2.8.      A certification by Seller substantially in the form attached hereto as Exhibit K that all representations and warranties made by Seller in Article 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.2.9.      Keys or combinations to all locks at the Property, to the extent in Seller’s possession. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.9 available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.10.      Originals of the Leases and copies of lease files at the Real Property, originals of any Assigned Contracts (except the Proprietary Materials), and as-built plans and specifications for the Property and related Real Property materials and information, in each case to the extent in Seller’s possession. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.10. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.11.      The Required Tenant Estoppels and, to the extent received by Seller, Estoppel Certificates received from each of the other tenants at the Property.

7.2.12.      To the extent received, estoppel certificates from all parties (other than Seller) under each of the Skyway Bridge Agreements and, to the extent received by Seller, estoppel certificates from all parties (other than Seller) under each of the REOA, the Parking ROFO and the Public Parking Agreement.

7.2.13.      An Assignment and Assumption of the Parking ROFO (the “Assignment of Parking ROFO”), in the form of Exhibit M attached hereto, duly executed by Seller and, if executed by the City pursuant to Section 6.8.5, the City.

7.2.14.      A notice to the Approving Owners (as defined in the REOA) under the REOA from Seller advising of the sale of the Property and notifying the Approving Owners thereunder that Seller’s status as Approving Owner of the Office Tower Parcel and the

Additional Retail Parcel has been transferred to Buyer, substantially in the form attached hereto as Exhibit N, duly executed by Seller.

7.2.15.      The Surviving Escrow Agreement (as defined below), duly executed by Seller.

7.2.16.      The Closing Statement (as defined below), duly executed by Seller.

7.2.17.      The Nicollet Skyway Amendment, duly executed and acknowledged by Seller, the Plaintiff, and all parties required to make the Nicollet Skyway Amendment effective.

7.2.18.      Original letters of credit along with appropriate transfer forms and any fees associated therewith.

7.2.19.      All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.2.20.      Either a fully-executed termination of the Master Lease, or an assignment and assumption of the Master Lease, pursuant to which Seller assumes all rights and obligations of Master Lease Tenant in, to and under both the Master Lease and all Leases derivative therefrom so that Seller can assign those derivative Leases to Buyer as required by Section 7.2.3 above.

7.3.      Buyer Deliveries. On or prior to the Closing Date, Buyer shall deliver to Escrow Agent the following:

7.3.1.      In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.3 hereof (subject to the adjustments provided for in this Agreement).

7.3.2.      A certification by Buyer substantially in the form attached hereto as Exhibit K that all representations and warranties made by Buyer in Article 16 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

7.3.3.      The Assignment and Assumption of Leases, Contracts and Security Deposits, duly executed by Buyer.

7.3.4.      The Assignment of Intangible Property, duly executed by Buyer.

7.3.5.      The Surviving Escrow Agreement, duly executed by Buyer.

7.3.6.      The Assignment of Parking ROFO, duly executed by Buyer.

7.3.7.      The Closing Statement, duly executed by Buyer.

7.3.8.      All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.      Apportionments; Taxes; Expenses.

8.1.      Apportionments.

8.1.1.      Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property payable in the calendar year of the date of Closing (“Taxes”), all charges for water, electricity, sewer rental, gas, telephone, fuel oil and all other utilities (“Utilities Charges”), to the extent not paid directly by tenants, and all operating expenses billed to tenants on an estimated basis (“Operating Expenses”) shall be prorated on a per diem basis as of the date of Closing. Buyer shall be entitled to all income and responsible for all expenses attributable to the Property for the period beginning at 12:01 a.m. (Central Time Zone (U.S.A.)) on the date of Closing, except as set forth herein. If any statement for Taxes for the calendar year of the date of Closing is not available as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued statement therefor. If any Utility Charges or Operating Expenses cannot conclusively be determined as of the date of Closing, then the same shall be adjusted at Closing based upon the most recently issued bills thus far, and readjusted within 120 days after the end of the calendar year in which the Closing occurs or as soon thereafter as final adjustment figures are available. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general, subject to proration on a per diem basis as of the date of Closing.

If Seller is currently prosecuting tax appeal proceedings, Seller shall not settle, compromise, withdraw or terminate any real estate tax appeal or proceeding affecting the Property other than any relating solely to periods including the tax assessment year of January 2, 2012 for taxes payable in 2013 and prior (the “Prior Tax Year Appeals”). Notwithstanding the foregoing to the contrary, if Seller’s actions with respect to any Prior Tax Year Appeals are reasonably likely to affect the tax assessment year of January 2, 2013 for taxes payable in 2014 (the “2014 Tax Year”) or any future tax year, then Seller shall obtain Buyer’s prior written consent to such actions, not to be unreasonably withheld, conditioned or delayed. As to any tax appeal relating to the 2014 Tax Year or any future tax year, Buyer shall have the sole right from and after Closing to control the progress of, to settle or compromise and to otherwise make all decisions with respect to, any such appeal. After the Closing, Seller shall be entitled to continue to prosecute Prior Tax Year Appeals, and shall be entitled to its pro rata share of any such appeal proceeds. Buyer agrees after the Closing, to the extent reasonably necessary for Seller to continue to prosecute such proceedings, to reasonably cooperate with Seller and also agrees to promptly endorse or pay over to Seller any refund amounts related to Prior Tax Year Appeals received by Buyer, less applicable costs and expenses incurred by Buyer in cooperating with Seller. To the extent that such refunds are paid to Seller and are due to tenants, Seller shall upon receipt of such refund amounts, reimburse tenants for their applicable share of such refunds.

Notwithstanding anything to the contrary contained herein, all reimbursable expenses shall be reconciled at Closing, such that if Seller has collected sums in excess of its reimbursable expenses under the Leases, Seller shall pay such excess to Buyer. In the event that such reconciliation shows that Seller has collected less than its incurred reimbursable expenses under the Leases, Buyer shall remit the shortfall to Seller, when and to the extent actually collected from tenants (with such collections applied first to amounts due with respect to the month in which Closing occurs, and then to any amounts due Buyer with respect to the period of time following the Closing, and then to Seller with respect to any amounts due to Seller with respect to the period of time prior to the Closing) not later than the expiration of one hundred twenty (120) days after the calendar year in which the Closing occurs with respect to the budgeting of such expenses under the Leases.

8.1.2.      Rents. Except for delinquent rent, all rent under the Leases shall be prorated to the date of Closing on a collected basis. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied first to rents then due for the current period and then to amounts owed to Buyer with respect to periods following the Closing, and then to rents delinquent as of the date of Closing. Buyer shall use commercially reasonable efforts to collect delinquent rents for the benefit of Seller for a period of sixty (60) days following Closing, and shall cooperate with Seller, at no cost to Buyer, in the collection of any delinquent amounts (for the period prior to Closing), but shall not be required to institute any legal action of any kind, send default notices, terminate any Leases or evict any tenants.

8.1.3.      Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of Closing.

8.1.4.      Security Deposits. The Security Deposits (together with any accrued interest thereon as may be required by law or contract) shall be credited to Buyer as of the date of Closing, and to the extent Seller has any Security Deposits held in the form of a letter of credit, such letters of credit shall, at Seller’s expense (to the extent not the responsibility of the tenant under the applicable Lease), be assigned to Buyer as of Closing. If as of Closing any letter of credit has not been validly assigned or transferred, Seller shall continue to cooperate with Buyer, from and after Closing, to cause such letter of credit to be validly transferred, and if requested by Buyer prior to the transfer of any letter of credit, Seller shall present a draft for payment of any letter of credit and Seller shall remit the proceeds thereof to Buyer.

8.1.5.      Bankruptcy Distributions. Any portion of bankruptcy distributions (whether or not Seller has filed its proof of claim as of the date hereof) or payments pursuant to (i) settlement agreements (whether prepared by Seller’s in-house counsel or outside counsel), (ii) arrearage payment plans by letters signed by Seller or its agent, (iii) lease termination agreements, (iv) promissory notes, or (v) judgments (whether already obtained by Seller or which result from lawsuits or proceedings filed prior to the Closing) providing for the payment of specified sums, either in a lump sum or in installments, in all cases which are applicable to the time period prior to the date of Closing but payable after the date of Closing and actually received by Buyer, shall be payable to Seller.

8.1.6.      Insurance Policies. Premiums on Seller’s own insurance policies will not be adjusted or apportioned at Closing; whereas, insurance premiums paid by Seller under the REOA will be prorated as of the Closing Date.

8.1.7.      Closing Statement; Survival. Not later than four (4) business days prior to the Closing, Seller shall instruct Escrow Agent to prepare, and promptly thereafter, Seller and Buyer shall jointly agree upon, Escrow Agent’s standard closing statement (the “Closing Statement”) that will show the net amount due either to Seller or to Buyer as the result of the adjustments and prorations provided for in this Agreement, and such net due amount shall be added to or subtracted from the cash balance of the Purchase Price, as applicable. The provisions of this Section 8.1 shall survive the Closing to the extent any monies may be payable pursuant to this Section 8.1 to either party subsequent to the transfer of title to the Property to Buyer, it being understood that not later than the date that is one hundred eighty (180) days after the Closing Date (“Reconciliation Date”), Seller and Buyer shall jointly prepare a final closing statement reasonably satisfactory to Seller and Buyer in form and substance (the “Final Closing Statement”) setting forth the final determination of the adjustments and prorations provided for herein and setting forth any items that are not capable of being determined at such time (and the manner in which such items shall be determined and paid). The net amount due Seller or Buyer, if any, by reason of adjustments to the Closing Statement as shown in the Final Closing Statement, shall be paid in cash by the party obligated therefor within thirty (30) days following that party’s receipt of the approved Final Closing Statement.

Following the Reconciliation Date, any reimbursements payable by any tenant under the terms of any Lease affecting the Property as of the date of Closing, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses incurred with respect to the Property at any time prior to the Closing, shall, to the extent not capable of being prorated at Closing, be prorated upon Buyer’s actual receipt of any such reimbursements, on the basis of the respective share of such costs or expenses paid by Seller and Buyer during the period in respect of which such reimbursements are payable; and Buyer agrees to pay to Seller, Seller’s pro rata portion of such reimbursements within thirty (30) days after Buyer’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Buyer’s demand therefor, pay to Buyer any amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. It is agreed that adjustment billings to tenants for operating expenses, taxes or insurance premiums for the accounting year in which the Closing occurs shall be billed by Buyer and shall be adjusted between Seller and Buyer based upon the respective percentages of the total related expenses paid by each of Buyer and Seller for such accounting year. To satisfy Buyer’s foregoing obligation to bill tenants for the full calendar year 2014, within thirty (30) days following Closing, Seller shall provide Buyer with (i) general ledgers for calendar year 2014 through the date of Closing and (ii) the 2014 monthly estimate letters previously sent by Seller to tenants and pursuant to which tenants were billed.

8.2.      Closing Costs. Seller shall pay the state deed tax payable with respect to the Deed. Buyer shall pay (i) any recording costs imposed upon recordation of the Deed and (ii) the premium for Buyer’s owner’s title insurance policy (specifically including any charges related to deleting standard exceptions or issuing any endorsements thereto). Buyer shall also pay all title insurance premiums for the title insurance premiums for any lender title insurance policy, if applicable, all costs of the updated survey, the costs of its due diligence studies and reports and any recording costs excluding those related to the release of any mortgage or liens created by Seller, which shall be paid in full by Seller. If applicable, Buyer shall also pay any mortgage registry tax related to any mortgage Buyer places of record at Closing. Costs and fees of the Escrow Agent shall be divided equally between Seller and Buyer in an amount not to exceed $1,500.00. Seller and Buyer shall each pay the costs of its own counsel.

8.3.      Escrow Holdback. At the Closing, Seller shall deliver to Escrow Agent an amount equal to One Million Six Hundred Forty-Five Thousand Dollars ($1,645,000.00) in cash (the “Holdback Amount”) or instruct Escrow Agent to retain the Holdback Amount from the sale proceeds which would otherwise be disbursed to Seller (such cash, the “Holdback”). The Holdback shall be security for any claims made by Buyer with respect to Seller’s liability after the Closing Date for breaches of any Seller representations. The Holdback shall be held and disbursed by Escrow Agent pursuant to the terms of an escrow agreement in form attached as Exhibit L hereto (the “Surviving Escrow Agreement”). Seller, Buyer and Escrow Agent shall execute and deliver the Surviving Escrow Agreement at the Closing. Following the Closing and the funding of the Holdback Amount, Seller shall have the right to assign all of its right, title and interest in and to the Surviving Escrow Agreement in accordance with the terms thereof. Following final determination or settlement of the amount of any costs, liabilities, damages or expenses for which Seller is liable pursuant to Section 10.2 of this Agreement, Escrow Agent shall be authorized to disburse the remaining Holdback funds pursuant to the Surviving Escrow Agreement. From time to time, the Escrow Agent will disburse funds from the Holdback to Buyer or Seller or its designee, as applicable, as Escrow Agent may be directed in joint written instructions of Seller and Buyer, as directed by court order or as otherwise set forth in the Surviving Escrow Agreement. In the event that there have been no claims asserted by Buyer prior to the last day of the Survival Period (as defined below) (time being of the essence as to such date), Escrow Agent shall automatically disburse the Holdback as directed by Seller on the first business day after the expiration of the Survival Period.  In the event that there have been claims asserted by Buyer prior to the end of the Survival Period which in the aggregate (together with the amount of any previously resolved post-closing claims) are equal to or greater than the Floor (as defined below) but are less than or equal to the amount of the Holdback, then, upon the expiration of the Survival Period, Escrow Agent shall continue to hold an amount of the Holdback equal to the aggregate amount so claimed by Buyer, and, the balance shall be disbursed as directed by Seller. The provisions of this Section 8.3 shall survive the Closing.

9.      Damage or Destruction; Condemnation; Insurance.

If at any time prior to the date of Closing there is damage or destruction to the Property and either (i) the cost for repair of which exceeds two percent (2%) of the amount of the Purchase Price and the Property cannot be restored to its original condition prior to Closing, or if more than two percent (2%) of the rentable area of the Building is condemned or taken by eminent domain proceedings by any public authority, or (ii) such damage or destruction to the Property (or a condemnation or taking by eminent domain proceedings by any public authority) entitles Target Corporation to terminate its Lease, then, at Buyer’s option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

If there is any damage or destruction or condemnation or taking, regardless of the cost of any repair, and if Buyer elects not to terminate this Agreement as herein provided (to the extent Buyer is entitled to do so), then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing, and Seller shall be paid at Closing for the reasonable expenses actually incurred by Seller in connection with such taking; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any reasonable costs of collection and any sums expended in restoration, and Seller’s deductible shall be a credit to Buyer against the Purchase Price, and the parties shall proceed with the Closing without any reduction in the Purchase Price payable to Seller.

10.      Remedies.

10.1.      Buyer Default. In the event Buyer breaches or fails, without legal excuse to complete the purchase of the Property, and all conditions to Closing have been satisfied (and Seller is ready, willing and able to close), then Seller shall, as its exclusive remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages.

10.2.      Seller Default.  In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, and all other conditions to Closing have been satisfied (and Buyer is ready, willing and able to close) and such failure continues for five (5) business days after notice to Seller, Buyer may, as its sole remedy therefor, subject to the next paragraph of this Section 10.2, either (i) enforce specific performance of this Agreement against Seller, provided that any action for specific performance shall be commenced within sixty (60) days after such default, or (ii) terminate this Agreement and receive a return of the Deposit and be reimbursed by Seller for its actual and substantiated out-of-pocket costs and expenses in an amount not to exceed $300,000, it being understood that if Buyer fails to commence an action for specific performance within sixty (60) days after such default, Buyer’s sole remedy shall be to receive a return of the Deposit (together with any interest earned thereon) and be reimbursed by Seller for its actual and substantiated out-of-pocket costs and expenses in an amount not to exceed $300,000.  Following the termination of this Agreement pursuant to clause (ii) above, if requested by Seller in writing, Buyer shall deliver to Seller, without representation or warranty, copies of all surveys, title commitments, engineering reports, environmental audits and other third party studies and reports generated by or for Buyer in connection with the Property except to the extent the same are proprietary to Buyer.

10.2.1.      Notwithstanding anything to the contrary contained in this Agreement, Buyer agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be strictly limited to Seller’s interest in the Property, and that in no event shall Buyer seek or obtain any recovery or judgment against any of Seller’s other assets (if any) or against any of Seller’s partners (or their constituent partners) or any member, director, officer, employee, beneficiary or shareholder of any of the foregoing.  Buyer agrees that Seller shall have no liability to Buyer for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction unless the valid claims for all such breaches collectively aggregate more than Thirty Thousand Dollars ($30,000.00) (but in the event such claim exceeds such amount, such liability waiver shall not apply and Seller shall be liable from the first dollar of loss) (the “Floor”), in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence.  Further, Buyer agrees that any recovery against Seller for any breach of Seller’s covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Buyer, or under any law applicable to the Property or this transaction, shall be limited to Buyer’s actual damages, up to (but not exceeding) the Holdback Amount; that and Buyer shall look solely to the Holdback for payment of such damages; and that in no event shall Buyer be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.

11.      Confidentiality. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation, any environmental site assessment reports or materials furnished to Buyer except to Buyer’s consultants on a “need to know” basis, and Buyer agrees to be responsible for damages to Seller caused by any breach of this provision by such consultant. In addition, prior to the Closing, neither Buyer nor Seller shall disclose the existence of this Agreement or of any of the terms hereof, or issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the other party. Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law, including but not limited to the securities laws and laws relating to financial reporting and the laws of the Federal Republic of Germany. Buyer specifically acknowledges that Seller is a public reporting company with the United States Securities and Exchange Commission. Buyer acknowledges that it is aware that the United States and other applicable securities laws prohibit any person who is in possession of material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities on the basis of such material, non-public information. Each Buyer and Seller agrees to indemnify and hold harmless the other party from and against any and all reasonable and actual losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising directly out of Buyer’s or Seller’s breach of this Article 11, as applicable. The provisions of this Article 11 shall survive the Closing or earlier termination of this Agreement.

12.      Possession. Possession of the Property shall be surrendered to Buyer at Closing, subject to the rights of tenants under the Leases and to the other matters permitted pursuant to this Agreement.

13.      Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1.      If to Seller:

c/o Franklin Street Properties Corp.
401 Edgewater Place
Wakefield, Massachusetts 01880
Attention: Scott H. Carter, Esq.
Email: scarter@franklinstreetproperties.com

With a copy to:

Dorsey & Whitney LLP
50 South Sixth Street
Suite 1500
Minneapolis, Minnesota 55402
Attention: Mark E. Hamel
Email: hamel.mark@dorsey.com
Attention: Robert J. Olson
Email: olson.robert@dorsey.com

If to Buyer:

Union Investment Real Estate GmbH
Valentinskamp 70 / EMPORIO
D-20355 Hamburg
Germany
Attention: Martin Brühl
Fax: +49 (0) 40 349 19-5401
Email: martin.bruehl@union-investment.de

With a copy to:

Union Investment Real Estate GmbH
Valentinskamp 70 / EMPORIO
D-20355 Hamburg
Germany
Attention: Kai Hofmann, Asset Manager
Fax: +49 (0) 40 349 19-224
Email: Kai.Hofmann@union-investment.de

and a copy to:

Union Investment Real Estate GmbH
609 Fifth Avenue, 8th Floor
New York, New York 10017

Attention: Tal Peri
Fax: (212) 745-1731
Email: tal.peri@union-investment.de

and a copy to:

METZLER
One Buckhead Plaza, Suite 1010
3060 Peachtree Road
Atlanta, Georgia 30305
Attention: Zeb Bradford
Fax: (404) 521-4253
Email: zbradford@metzlerna.com

and a copy to:

DLA Piper LLP (US)
500 Eighth Street, NW
Washington, DC 20004
Attention: Frederick L. Klein
Fax: (202) 799-5101
Email: frederick.klein@dlapiper.com

If to the Escrow Agent to:

First American Title Insurance Company
633 Third Avenue
New York, NY 10017
Attention: Jill Siegel
Fax: (212) 331-1411
Email: Jsiegel@firstam.com

With a copy to:

First American Title Insurance Company
801 Nicollet Mall, Suite 1900
Minneapolis, MN 55402
Attention: James L. Erickson
Fax: (612) 305-2001
Email: jerickson@firstam.com

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by e-mail (provided that such e-mail delivery is confirmed by the sender by delivery service or by mail in the manner previously described within 24 hours after such transmission is sent). Any such notice or communication shall be effective when delivered or when delivery is refused. Notices intended for any party in the Federal Republic of Germany may not be dispatched by registered or certified mail.

14.      Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than CBRE, Inc. (“Broker”) to whom Seller shall pay a commission to Broker pursuant to a separate agreement, if, as and when the Closing and funding occur, but not otherwise. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15.      Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

15.1.      Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

15.2.      Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement. Upon receipt by Escrow Agent from either Buyer or Seller (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within seven (7) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved.

15.3.      Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

15.4.      Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5.      Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

15.6.      Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of Seller.

16.      Representations of Buyer. Buyer represents and warrants that:

16.1.      Authority. Buyer is a limited liability capital investment company organized under the laws of Germany, and, as of the Closing Date, will be duly qualified to transact business in the State of Minnesota. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2.      No Conflict. To Buyer’s actual knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3.      Source of Funds. Buyer and its affiliates have available unrestricted funds which they may use in their sole discretion to pay the full Purchase Price and otherwise comply with the provisions of this Agreement. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

16.4.      OFAC Compliance. Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or executive orders are collectively referred to herein as the “Orders”).

Neither Buyer nor, to Buyer’s knowledge, any beneficial owner of Buyer:

a)      is listed on the Specifically Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (collectively, the “Lists”);

b)      is a person who has been determined by competent authority to be subject to the prohibitions contained in the Orders;

c)      is owned or controlled by, or acts for or on behalf of, any person or entity that is, to Buyer’s actual knowledge, listed on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

d)      shall transfer or permit the transfer of any interest in Buyer or any beneficial owner in Buyer to any person or entity who is, or any of whose beneficial owners are, listed on the Lists.

As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Buyer to Seller, the phrase “to Buyer’s actual knowledge,” “to the best of Buyer’s knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Tal Peri (the “Buyer Knowledge Party”), without any obligation on such individual’s part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. In no event shall Seller be entitled to assert any cause of action against the Buyer Knowledge Party nor shall the Buyer Knowledge Party have any personal liability whatsoever for any matter under or related to this Agreement.

17.      Miscellaneous.

17.1.      Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without first obtaining the prior written consent of Seller. However, Buyer may, without the consent of Seller but after written notice to Seller at least five (5) days prior to Closing, (i) direct that the Deed be granted to an entity under common control with Buyer, or (ii) assign its rights under this

Agreement to an entity under common control with Buyer. No assignment or transfer by Buyer will be permitted if such assignment or transfer would, in Seller’s opinion, cause this transaction to violate any provision of applicable law.

17.2.      Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of Minnesota and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3.      Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public land record. A violation of this prohibition shall constitute a material breach entitling the non-breaching party to terminate this Agreement.

17.4.      Time of the Essence. Time is of the essence of this Agreement.

17.5.      Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6.      Counterparts; Electronic Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile and electronically transmitted signatures shall for all purposes be treated as originals.

17.7.      Schedules and Exhibits. All Schedules and Exhibits that are referred to herein and that are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.8.      Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the Deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for the breach of any of the representations or warranties set forth herein must be commenced within nine (9) months after the Closing (the “Survival Period”) or any claim based thereon shall be deemed irrevocably waived. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing.

17.9.      Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.10.      Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.11.      Entire Agreement; Amendments. This Agreement and the Schedules and Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.12.      Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.

17.13.      Waiver of Jury Trial. Each party to this Agreement hereby expressly waives any right to trial by jury of any claim, demand, action or cause of action (each, an “Action”) (a) arising out of this Agreement, including any present or future amendment thereof or (b) in any way connected with or related or incidental to the dealings of the parties or any of them with respect to this Agreement (as hereafter amended) or any other instrument, document or agreement executed or delivered in connection herewith, or the transactions related hereto or thereto, in each case whether such Action is now existing or hereafter arising, and whether sounding in contract or tort or otherwise and regardless of which party asserts such Action; and each party hereby agrees and consents that any such Action shall be decided by court trial without a jury, and that any party to this Agreement may file an original counterpart or a copy of this Section 17.13 with any court as written evidence of the consent of the parties to the waiver of any right they might otherwise have to trial by jury.

17.14.      No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, nor shall a waiver in any instance constitute a waiver in any subsequent instance. No waiver shall be binding unless executed in writing by the party making the waiver.

17.15.      Rules of Construction. Article and Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. All references to “Article” or “Sections” without reference to a document other than this Agreement, are intended to designate articles and sections of this Agreement, and the words “herein,” “hereof,” “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section, unless specifically designated otherwise. The use of the term “including” shall mean in all cases “including but not limited to,” unless specifically designated otherwise. No rules of construction against the drafter of this Agreement shall apply in any interpretation or enforcement of this Agreement, any documents or certificates executed pursuant hereto, or any provisions of any of the foregoing.

17.16.      Required Seller Approvals. It is acknowledged and agreed that the consummation by Seller of the transactions contemplated by this Agreement requires that Seller shall have received the consent of a majority of the shareholders of Seller (such approvals, the “Required Seller Approvals”). Seller shall determine in its sole discretion the timing of seeking the Required Seller Approvals, provided that Seller seeks the Required Seller Approvals prior to the Closing Date. In the event Seller is unable to obtain such Required Seller Approvals prior to the scheduled Closing, Seller shall have the right to extend the date of Closing for up to thirty (30) days in order to obtain the Required Seller Approvals. In the event following such extension Seller is still unable to obtain the Required Seller Approvals prior to the Closing, then Seller shall have the right to terminate this Agreement, in which case the Deposit shall be returned to Buyer and neither party shall have any further obligations hereunder, except to the extent the same expressly survive the termination of this Agreement. In the event of such termination, Seller shall reimburse Buyer for all documented direct, third party costs and expenses incurred by Buyer in connection with Buyer’s inspection of the Property and negotiations of the transaction contemplated by this Agreement, in an amount not to exceed $300,000.00. Seller shall advise Buyer promptly upon Seller’s receipt of the Required Seller Approvals. If Seller so terminates this Agreement, Buyer shall deliver to Seller, without representation or warranty, copies of all surveys, title commitments, engineering reports, environmental audits and other third party studies and reports generated by or for Buyer in connection with the Property except to the extent the same are proprietary to Buyer.

17.17.      Limitation on Liability. Notwithstanding anything appearing to the contrary in this Agreement, no direct or indirect partner, member or shareholder of a party hereto (or any officer, director, agent, member, manager, personal representative, trustee or employee of any such direct or indirect partner, member or shareholder) shall be personally liable for the performance of the obligations of, or in respect of any claims against such party arising under this Agreement. No personal judgment shall be sought or obtained against any of the foregoing in connection with this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

FSP 50 SOUTH TENTH STREET CORP., a Delaware corporation

By: /s/ George J. Carter

Name: George J. Carter

Title: President

S-1

BUYER:

UNION INVESTMENT REAL ESTATE GmbH,
a German limited liability capital investment company,
acting in its own name and for the account of the
fund (Sondervermögen) [UniImmo: Europa]

By:	/s/ Dr. Frank Billand
Name:	Dr. Frank Billand
Title:	Member of the Management Board

By:	/s/ Dr. Reinhard Kutscher
Name:	Dr. Reinhard Kutscher
Title:	Chairman of the Management Board

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Jill Siegel
Name:	Jill Siegel
Title:	Underwriting Counsel